Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF March 8, 2026

AMONG

ONDAS INC.,

Project Cyclone Merger Sub Inc.,

MISTRAL, INC.

AND

SHOSHANA BANAI

i

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A – Form of Certificate of Merger

Exhibit B – Company Written Consent

Exhibit C – Form of Restrictive Covenant Agreement

Exhibit D – Form of Registration Rights Agreement

Exhibit E – Form of Employment Agreement

Exhibit F – Form of Escrow Agreement

Exhibit G – Form of Release Agreement

Exhibit H – Accounting Principles

Exhibit I – Company Net Working Capital Schedule

SCHEDULES

Schedule 6.11(b) – Merger Consideration Payment Schedule

Schedule 8.01(g) – Special Indemnity Matters

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER dated as of March 8, 2026 (this “Agreement”), is entered into by and among Ondas Inc., a Nevada corporation (“Parent”), Project Cyclone Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Mistral, Inc., a Delaware corporation (the “Company”), and Shoshana Banai (the “Stockholder”, and together with Parent, Merger Sub and the Company, the “Parties”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in ARTICLE XI.

WHEREAS, as of the date hereof, Merger Sub is a wholly-owned subsidiary of Parent and has been formed for the sole purpose of effecting the Merger (as defined below);

WHEREAS, the Stockholder owns one hundred percent of the issued and outstanding shares of the Company;

WHEREAS, the Parties intend that, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company, with the Company surviving such merger as a wholly-owned subsidiary of Parent (the “Merger”):

WHEREAS, the board of directors of the Company (the “Board”) has (i) approved this Agreement and the transactions contemplated hereby and (ii) recommended acceptance of the Merger and approval of this Agreement by the Stockholder in accordance with the Delaware General Corporation Law (the “DGCL”) and the Charter Documents of the Company;

WHEREAS, the boards of directors of each of Parent and the Merger Sub have approved this Agreement and deem it advisable and in the best interests of their respective stockholders to consummate the transactions contemplated hereby on the terms and conditions set forth herein; and

WHEREAS, simultaneous with the delivery of this Agreement, the Stockholder provided to Parent a fully completed accredited investor questionnaire.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.01 The Merger. At the Effective Time (as defined below), Merger Sub shall be merged with and into the Company in accordance with the DGCL and upon the terms set forth in this Agreement, whereupon the separate existence of Merger Sub, shall cease and the Company (the “Surviving Entity”) shall be the surviving entity in the Merger. As a result of the Merger, the Company shall become a wholly-owned Subsidiary of Parent.

Section 1.02 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) shall take place shall take place at 10:00 a.m. Eastern Time, no later than two Business Days after the last of the conditions to Closing set forth in ARTICLE VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as the Stockholder and Parent may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 1.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, Company, Parent and the Merger Sub, shall cause the certificate of merger in the form of Exhibit A (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Stockholder and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.04 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, all property (including real property), rights, privileges, immunities, powers, franchises, licenses, authority and every other interest of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, Liabilities, obligations, restrictions, rights of creditors and duties of the Company and Merger Sub shall become the debts, Liabilities, obligations, restrictions, rights of creditors and duties of the Surviving Entity.

Section 1.05 Governing Documents. At the Effective Time, (a) the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Entity until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (ii) the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Entity until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Entity of the Merger or as provided by applicable Law.

Section 1.06 Directors and Officers of the Surviving Entity; Management. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law and the bylaws of the Surviving Entity, or until their earlier death, resignation or removal, (i) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Entity and (ii) the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Entity. Notwithstanding the foregoing, from and after the Effective Time, Eyal Banai (“Mr. Banai”) shall be employed as the Chief Executive Officer of the Surviving Entity on the terms and conditions set forth in Mr. Banai’s Employment Agreement (as defined in Section 6.08(g)).

ARTICLE II
EFFECT ON THE CAPITAL OF THE
CONSTITUENT COMPANY

Section 2.01 Effect of the Merger. At the Effective Time, as a result of such Merger and without any action on the part of Parent, Merger Sub, or the Stockholder:

(a) Each share of Company Stock (the “Shares”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) the Merger Consideration, minus the Escrow Amount; (ii) subject to the terms and provisions hereof, upon release, the Escrow Amount; and (iii) subject to the terms and provisions hereof, the Deferred Payment Shares.

(b) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Entity.

Section 2.02 General Effects.

(a) Notwithstanding any other provision in this Agreement, no fraction of a share of Parent Common Stock shall be issued in connection with the transactions contemplated hereunder, and there shall not be any cash payments made under this Agreement in lieu of fractional shares; the aggregate number of shares of Parent Common Stock issuable hereunder shall be rounded down to the nearest whole share after aggregating all fractional Parent Payment Shares payable to the Stockholder on the Closing Date or the payment date of any Deferred Payment.

(b) Each certificate (or book entry) issued in respect of Parent Payment Shares shall bear the legend set forth below, or a legend substantially equivalent thereto, together with any other legends that may be required by any securities Laws at the time of the issuance of the Parent Payment Shares.

THE SHARES OF COMPANY COMMON STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR (II) THE ISSUER OF THE SHARES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER COMPANY THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

IN ADDITION, THE RIGHT TO SELL THE SHARES OF COMPANY COMMON STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO A REGISTRATION RIGHTS AGREEMENT, A COPY OF WHICH IS ON FILE AT THE ISSUER’S COMPANY’S PRINCIPAL PLACE OF BUSINESS.

Section 2.03 Surrender and Payment.

(a) Immediately prior to the Closing, the Stockholder shall surrender the certificate representing such Shares (the “Certificate”) in exchange for the Merger Consideration.

(b) All Merger Consideration delivered to the Stockholder or deposited into the Escrow Account upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by the Certificate, and from and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books or similar records of the Surviving Entity.

(c) At the Closing, a portion of the Merger Consideration otherwise owed to the Stockholder equal to the Escrow Amount shall not be delivered to the Stockholder, but shall instead be deposited by Parent with the Escrow Agent in seven equal (7) installments over a 20 Business Day period in accordance with the installment schedule set forth on Schedule 6.11(b) attached hereto (with such Escrow Amount installments being set forth under the heading “Value of Escrow Amount Shares” on such schedule), such that at the end of such 20 Business Day period the entire Escrow Amount shall have been issued to the Stockholder and deposited with the Escrow Agent to be further deposited into a separate escrow account (the “Escrow Account”) for the purpose of securing the obligations of the Stockholder to satisfy (i) any Final Adjustment, if any and (ii) any indemnification obligation set forth in Section 8.01. The Stockholder may at any time in its sole and absolute discretion direct the Escrow Agent to liquidate any or all of the Parent Payment Shares in the Escrow Account, subject to the terms of the Registration Rights Agreement and the Escrow Agreement, and such cash shall be held in the Escrow Account in place of the liquidated Parent Payment Shares and shall be subject to the terms and conditions of the Escrow Agreement. All interest earned on the Escrow Amount shall belong to the Stockholder and shall be released to the Stockholder with the Escrow Amount according to the terms of this Agreement and the Escrow Agreement. All Parent Payment Shares to be issued under this Agreement shall be issued in the name of Stockholder on the day on which such Parent Payment Shares are required to be issued and a transfer journal reflecting the issuance of the Parent Payment Shares shall be provided to the Stockholder no later than 10:00 am Eastern Time on such date.

Section 2.04 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

Section 2.05 Further Assurances. At and after the Effective Time, the officers and directors of Parent and the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Entity any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger.

Section 2.06 Closing Spreadsheet.

(a) At least five Business Days before the Closing, as of the Closing Date and immediately prior to the Effective Time, the Company shall prepare and deliver to Parent a spreadsheet (the “Closing Spreadsheet”), certified by the Chief Executive Officer of the Company, which shall set forth the following:

(i) the calculation of (A) the Company Net Working Capital (including: (1) the Company’s balance sheet as of the Closing prepared on a consistent basis with the Company Balance Sheet, (2) an itemized list of each element of the Company’s consolidated current assets and (3) an itemized list of each element of the Company’s consolidated total current Liabilities), (B) Company Cash, (C) any Transaction Expenses and the Person to whom such Transaction Expense is owed, together with invoices, wire instructions and all other available supporting documentation, (D) an itemized list of each item of Company Debt and the Person to whom such Company Debt is owed, and (E) the Closing Net Working Capital Adjustment; and

(ii) a funds flow memorandum setting forth applicable wire transfer instructions and other information reasonably requested by Parent.

(b) The Parties agree that Parent and the Merger Sub shall be entitled to rely on the Closing Spreadsheet in making payments under this ARTICLE II and Parent and the Merger Sub shall not be responsible for the calculations or the determinations regarding such calculations in such Closing Spreadsheet.

Section 2.07 Purchase Price Adjustment.

(a) Within 120 days after the Closing, Parent may object to the calculation of Company Cash, Company Debt, Transaction Expenses or Closing Net Working Capital Adjustment included in the Closing Spreadsheet (collectively, the “Calculations”), by delivering to the Stockholder a notice (the “Parent Notice”) setting forth Parent’s calculation of Company Cash, Company Debt, Transaction Expenses and the Closing Net Working Capital Adjustment and the amount by which Company Cash, Company Debt, Transaction Expenses or Company Net Working Capital as calculated by Parent is more or less than Estimated Company Cash, Estimated Company Debt, Estimated Transaction Expenses or the Estimated Closing Net Working Capital Adjustment, in each case together with supporting documentation, information and calculations.

(b) The Stockholder, after receiving any relevant information which it may reasonably request, may object to the calculation of Company Cash, Company Debt, Transaction Expenses or Closing Net Working Capital Adjustment set forth in the Parent Notice by providing written notice of such objection to Parent within 30 days after Parent’s delivery of the Parent Notice (the “Notice of Objection”), together with supporting documentation, information and calculations. Any matters not expressly set forth in the Notice of Objection shall be deemed to have been accepted by the Stockholder on behalf of the Stockholder.

(c) If the Stockholder timely provides the Notice of Objection, then Parent and the Stockholder shall confer in good faith for a period of up to 30 days following delivery of the Notice of Objection in an attempt to resolve any disputed matter set forth in the Notice of Objection, and any resolution by them shall be in writing and shall be final and binding on the Parties.

(d) If, after the 30 day period set forth in Section 2.07(c), Parent and the Stockholder cannot resolve any matter set forth in the Notice of Objection, then Parent and the Stockholder shall engage Grant Thornton LLP, or, if such firm is not able or willing to so act, another nationally recognized auditing firm acceptable to both Parent and the Stockholder and independent of both the Company and Parent (the “Reviewing Accountant”) to review only the matters in the Notice of Objection that are still disputed by Parent and the Stockholder. The Reviewing Accountant shall base its review solely on the presentations and supporting material provided by the Parties and not on an independent review. After its review, the Reviewing Accountant shall promptly (and in any event within 60 days following its engagement) determine the resolution of such remaining disputed matters, which determination shall be final and binding on the Parties, and the Reviewing Accountant shall provide Parent and the Stockholder with a calculation of Company Cash, Company Debt, Transaction Expenses and Closing Net Working Capital Adjustment in accordance with such determination.

(e) If the Final Amount is less than the Closing Amount, then within two Business Days following the final determination of the Final Adjustment, and provided there is no dispute between the Parties, the Parties shall jointly instruct the Escrow Agent to immediately release to Parent, as directed by Stockholder in Stockholder’s sole discretion, one of the following (or a combination thereof): (i) a number of Parent Payment Shares equal in value to the amount of the Final Adjustment, (ii) an amount in cash equal to the Final Adjustment (provided there is sufficient cash in the Escrow Account), or (iii) a combination of Parent Payment Shares and cash, in each case totaling the amount of the Final Adjustment. For purposes of this Section 2.07(e), the number of Parent Payment Shares to be released to Parent shall be calculated using the Parent Trading Price.

(f) If the Final Amount is greater than the Closing Amount, then within ten Business Days following the final determination of the Final Adjustment, and provided there is no dispute between the Parties, Parent shall pay the amount of the Final Adjustment in Parent Payment Shares to the Stockholder; provided, however, that if such payment would exceed 19.99% of the outstanding Parent Common Stock on the date of payment or if Parent is otherwise unable to issue all of the Parent Payment Shares required to be issued under this Agreement, the portion of the Parent Payment Shares exceeding 19.99% or such portion that Parent is otherwise unable to issue shall instead be paid in cash by wire transfer of immediately available funds to the account designated by the Stockholder.

(g) If the Final Amount is neither greater than nor less than the Closing Amount, then there will be no additional adjustments, and the Final Adjustment will be deemed to be $0.

(h) The fees, costs and expenses, if any, of the Reviewing Accountant shall be paid pro rata by Parent on the one hand and by the Stockholder on the other hand on behalf of the Stockholder from the Stockholder Expense Account based on the inverse of the percentage that the Reviewing Accountant’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Reviewing Accountant.

(i) The Final Adjustment shall be treated as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by applicable Law.

Section 2.08 Deferred Payment Shares.

(a) Parent Payment Shares having an aggregate value of $52,500,000 (the “Deferred Payment Shares”) shall be issued to the Stockholder in seven (7) equal installments over a 20 Business Day period in accordance with Schedule 6.11(b) attached hereto (with such Deferred Payment Shares installments being set forth under the heading “Value of Deferred Payment Shares”) (each, a “Deferred Payment Shares Installment”), such that at the end of such 20 Business Day period all Deferred Payment Shares shall have been issued to the Stockholder and deposited into the Escrow Account. Each Deferred Payment Shares Installment shall be issued to the Stockholder at the Parent Trading Price and released from the Escrow Account in accordance with the terms of this Agreement and the Escrow Agreement.

(b) On each of the first three anniversaries of the Closing Date (each, a “Deferred Payment Date”), Parent and Stockholder shall instruct the Escrow Agent to immediately release the following portions of the Deferred Payment Shares held in the Escrow Account to the Stockholder:

(i) fifty percent (50%) of the Deferred Payment Shares on the first Deferred Payment Date (the “First Deferred Payment”) less any amounts;

(ii) twenty-five percent (25%) of the Deferred Payment Shares on the second Deferred Payment Date (the “Second Deferred Payment”); and

(iii) the remaining twenty-five percent (25%) of the Deferred Payment Shares on the third Deferred Payment Date (the “Third Deferred Payment” and, together with the First Deferred Payment and Second Deferred Payment, the “Deferred Payments” and each, individually, a “Deferred Payment”).

(c) All payments made under this Section 2.08 are intended to be additional consideration paid for the Shares on the Closing Date for U.S. federal and applicable state and local income Tax purposes (subject to any portion thereof required to be treated as interest for such purposes), and the Parties shall file all Tax Returns in a manner consistent with such intent, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code, following an audit defended in good faith.

Section 2.09 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Parent and the Company shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as they reasonably determine are required to be deducted or withheld under applicable Tax Law; provided, however, that except in the case of a failure to deliver IRS Form W-9 pursuant to Section 6.08(j) or with respect to any payments that the Parties have agreed to treat as compensation for tax purposes, Parent shall use commercially reasonable efforts to: (a) provide written notice to the applicable payee upon becoming aware of any such required deduction or withholding and the legal basis therefor, and (b) provide the applicable payee a reasonable opportunity to furnish any information, documentation, or certifications that may mitigate or eliminate such deduction or withholding. To the extent that any such amounts are deducted or withheld and remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the applicable section or sections noted below of the disclosure schedule delivered by the Stockholder and Company to Parent prior to the execution of this Agreement (the “Disclosure Schedule”), the Stockholder and the Company, jointly and severally, represent and warrant to Parent and Merger Sub as follows.

Section 3.01 Organization. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as currently conducted and to execute, deliver and perform its obligations under this Agreement and the other Transaction Agreements to which it is or will be a party and to consummate the transactions contemplated hereunder and thereunder. The Company is duly qualified or registered as a foreign company to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration. True, correct and complete copies of the Charter Documents and the minute books of the Company have been made available to Parent, each as amended to date. The Company is not in violation of its Charter Documents.

Section 3.02 Authority; Enforceability; Boards Recommendations.

(a) The Company has all requisite entity power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which such entity is, or will be, a party and, and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of the Stockholder (“Company Stockholder Vote”) to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which the Company is, or will be a party, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions and no other corporate action is necessary to authorize the execution and delivery of this Agreement or the Transaction Agreements or to consummate the transactions contemplated hereby or thereby subject only, in the case of consummation of the Merger, to the receipt of the Company Stockholder Vote. The Company has duly executed and delivered this Agreement, and prior to or as of the Closing will have duly executed and delivered each other agreement and instrument contemplated hereby to which it is, or will be, a party, and (assuming the due authorization, execution and delivery by the Parties other than the Company) this Agreement constitutes, and each other agreement and instrument contemplated hereby to which it is, or will be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a Proceeding at law or in equity.

(b) The Board, by resolutions duly adopted by unanimous written consent, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and the Stockholder, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Stockholder for adoption, and (iv) resolved to recommend that the Stockholder adopt the “agreement of merger” set forth in this Agreement (the “Board Recommendation”) and directed that such matter be submitted for consideration of the Stockholder.

Section 3.03 No Conflicts; Consents.

(a) Except as set forth on Section 3.03(a) of the Disclosure Schedule, the execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) contravene, conflict with or result in any violation or breach of any provision of such entity’s Charter Documents, subject to, in the case of the Merger, obtaining the Company Stockholder Vote, (ii) contravene, conflict with or result in a violation or breach of any applicable Law or Order by which the Company or any of its respective assets or properties is bound, subject to, in the case of the Merger, obtaining the Company Stockholder Vote, (iii) (A) require any Consent under, (B) result in any breach of or any loss of any benefit under, (C) constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or (D) give to others any right of termination, vesting, amendment, acceleration or cancellation of, any right or obligation under any Material Contract or Permit; or (iv) result in the creation of a Lien on any property or asset of the Company or any of its Affiliates.

(b) Performance by the Stockholder and Company of this Agreement requires no action by or in respect of, or filing with, any Governmental Authority, other than (i) compliance with any applicable requirements of the HSR Act, other Competition Laws and any other applicable United States or foreign merger control or investment laws or laws that provide for review of national security or defense matters (collectively, “Investment Laws”); (ii) the filing of applications and notices with, and receipt of approvals, license or consents of, the Governmental Authorities set forth in Section 3.03(b) of the Disclosure Schedule; and (iii) compliance with applicable securities Laws.

(c) The execution and delivery of this Agreement and all other instruments and agreements to be delivered by the Stockholder as contemplated hereby do not, and the consummation of the transactions contemplated hereby will not, (i) create any Lien upon any of the properties or assets of the Stockholder (including the Shares), (ii) conflict with or result in a breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under, any Contract to which the Stockholder is a party or by which any of its properties or assets are bound or (iii) contravene any Law or any Order applicable to the Stockholder, or by which any of the properties or assets of the Stockholder are bound other than applicable Investment Laws for which approval will be obtained by the Parties prior to Closing.

Section 3.04 Capital Structure.

(a) The authorized capital stock of the Company consists of 10,000 Shares, of which 5,000 Shares are issued and outstanding as of the close of business on the date of this Agreement.

(b) The Stockholder is the sole owner of all issued and outstanding Shares.

(c) No subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, and there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any Shares or equity interests of the Company.

(d) All issued and outstanding Shares and equity interests of the Company are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Charter Documents of the Company, or any agreement to which the Company is a party; and (iii) free of any encumbrances created the Company in respect thereof. All issued and outstanding Shares and equity interests of the Company were issued in compliance with applicable Law.

(e) No outstanding Shares or equity interests of the Company are subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company or any of its securities.

(f) All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Company were undertaken in compliance with the applicable Charter Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

(g) Assuming the accuracy of the “accredited investor” questionnaire (in the form provided by Parent) completed and delivered by the Stockholder on or prior to the date of this Agreement, the Company reasonably believes that the Parent Payment Shares and any shares issued pursuant to Section 2.08, will be issued only to Persons who meet the definition of “accredited investor” set forth in Rule 501 of the Regulation D under the Securities Act (an “Accredited Investor”).

Section 3.05 Subsidiaries. Except as set forth on Section 3.05 of the Disclosure Schedule, the Company does not own or have any ownership interest in any other Person.

Section 3.06 Financial Statements.

(a) Section 3.06(a)(i) of the Disclosure Schedule sets forth true, correct and complete copies of the unaudited balance sheets of the Company as of December 31, 2025, 2024 and 2023 and the related unaudited statements of operations, changes in stockholders (deficit) equity and cash flows of the Company for the twelve month periods then ended (the “Company Financial Statements”). Except as set forth on Section 3.06(a)(ii) of the Disclosure Schedule, the Company Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company, (ii) fairly present in all material respects the financial condition, results of operations, stockholders’ (deficit) equity and cash flows of the Company as of the dates thereof or for the periods covered thereby, and (iii) have been prepared in accordance with GAAP applied on a consistent basis with respect to the Company Financial Statements as of December 31, 2025 and December 31, 2024.

(b) The Company maintains systems of internal accounting controls sufficient to provide reasonable assurances, in all material respects, that: (i) the transactions are executed in accordance with management’s general or specific authorization, (ii) the transactions are recorded as necessary to permit the preparation of the Company Financial Statements in conformity with GAAP (consistently applied as of December 31, 2025 and December 31, 2024) and maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and in conformity with GAAP (consistently applied as of December 31, 2025 and December 31, 2024) and appropriate action is taken with respect to any differences. Since January 1, 2022, there has been no change in the Company’s accounting policies or methods of making accounting estimates or changes in estimates that are material to the Company Financial Statements, except as may be required under applicable Law.

Section 3.07 Certain Assets and Undisclosed Liabilities. Except for (a) those Liabilities that are appropriately reflected or reserved for on the face of the Company Financial Statements, (b) Liabilities incurred since the date of the Company Financial Statements in the Ordinary Course of Business (none of which relate to breach of contract, breach of warranty, tort, infringement, violation of or Liability under any Law or any Proceeding, none of which are material individually or in the aggregate), (c) Liabilities incurred pursuant to the transactions contemplated by this Agreement and the other Transaction Agreements, (d) Liabilities under the executory portion of any Contract by which the Company is bound, none of which arise from a breach or default thereunder and (e) Liabilities set forth on Section 3.07 of the Disclosure Schedule , the Company does not have any Liabilities and there is no basis for any Proceeding with respect to any such Liabilities or obligations. The Company does not maintain any “off-balance sheet arrangement” within the meaning of Item 303(a)(4)(ii) of Regulation S-K of the SEC.

Section 3.08 Absence of Certain Changes. Except as set forth on Section 3.08 of the Disclosure Schedule, since December 31, 2025, (a) the Company has conducted its businesses only in the Ordinary Course of Business, (b) there has not been any event, change or development that, individually or in the aggregate has resulted in or would reasonably be expected to result in a Material Adverse Effect, and (c) there has not been any action or event, nor any authorization, commitment or agreement by the Company with respect to any action or event that, if taken or if it occurred after the date hereof, would be prohibited by Section 5.01.

Section 3.09 Real Property.

(a) The Company does not currently own and has not at any time in the past owned any Owned Real Property.

(b) Section 3.09(b) of the Disclosure Schedule contains an complete and accurate listing of all of the Real Property leased by the Company (the “Leased Real Property”) and all Real Property Leases to which the Company is a party (as lessee, sublessee, lessor or sublessor) and, with respect to each Real Property Lease, sets forth (i) the role of the Company as lessee, sublessee, lessor or sublessor, as the case may be, (ii) the address of the Leased Real Property, (iii) the rental amount and length of the term (including the commencement date, expiration date and any extension options), and (iv) whether the lessor under such Real Property Lease is a Related Party to the Company.

(c) The Real Property (i) constitutes all of the land, improvements, fixtures or other real property in which the Company has a leasehold, sub-leasehold, license, concession or other right or interest (ii) and comprises all Real Property used in the conduct of the Company’s business, as currently conducted.

(d) The Company has a valid and binding leasehold interest in all Leased Real Property, free and clear of all Liens, except for Permitted Liens. The Company is in possession of the Real Property and the Company has not subleased, licensed or otherwise granted anyone the right to use or occupy any such Real Property or any portion thereof except for any rights arising out of or evidenced by any Permitted Liens.

(e) All Leased Real Property is held under leases or subleases (together with all amendments, modifications, extensions, estoppels, subordination and non-disturbance agreements relating thereto, the “Real Property Leases”) that are, in all material respects, valid and binding instruments, enforceable in accordance with their respective terms, except as limited by the General Enforceability Exceptions, and not terminated or repudiated by any party thereto. There is no current default or breach by the Company or, to the Company’s Knowledge, any other party, in the timely performance of any obligation to be performed or paid under any such Real Property Lease or any other material provision thereof.

(f) The Company is not party to any option to purchase, right of first refusal, right of first offer or other agreement granting the Company a right or obligation to acquire, lease, sublease or use any Real Property or interest therein. All of the covenants to be performed by the Company under any Real Property Lease have been fully performed in all material respects. To the Company’s Knowledge, all of the covenants to be performed by any other party under any such Real Property Lease have been fully performed in all material respects by such Person. The Company has valid leasehold interests in all Leased Real Property described in the applicable Real Property Lease, free and clear of any and all Liens and Orders, except for Permitted Liens. The Company has been in peaceable possession since the commencement of the original term of such Real Property Lease and is not in default thereunder and there exists no default or event, occurrence, condition or act in respect of or on the part of the Company which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default under any such Real Property Lease.

(g) No condemnation proceeding is pending or, to the Company’s Knowledge, threatened which would preclude or impair the use of any of the Real Property by the Company for the purposes for which it is currently used. To the Company’s Knowledge, no Governmental Authority is planning or intends to alter the zoning Laws in a manner that could reasonably be expected to materially adversely affect the Real Property Leases or the Real Property. The Company has not received any written notice of any non-compliance or violation of applicable building, zoning, subdivision and other land use Laws pertaining to the current use or occupancy of the Real Property or of any non-compliance or violation of any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement that is binding on the Company and applicable to the Real Property Leases or to the Real Property, or both.

(h) No security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach or default under any Real Property Lease which has not been redeposited in full. The Company does not owe any outstanding brokerage commissions or finder’s fees with respect to any Real Property. There are no unsatisfied capital expenditure requirements or remodeling obligations of the Company with respect to any of the Leased Real Property, other than ordinary maintenance and repair obligations.

(i) The Real Property complies in all material respects with all applicable Laws. Each portion of the buildings, structures and appurtenances, fixtures and building systems constituting any of the Real Property (i) is in good operating condition (ordinary wear and tear excepted), and (ii) is adequate and suitable for the purposes for which it is presently being used and has adequate rights of ingress and egress and consists of sufficient parking for operation of the Company’s business in the Ordinary Course of Business, (iii) has received all certificates of occupancy, permits, licenses, franchises, authorizations and other approvals of Governmental Authorities required in connection with the ownership or operation thereof and (iv) in the case of the Leased Real Property, is being maintained by the Company in accordance with the applicable Real Property Lease. The mechanical, electrical, plumbing, HVAC and other systems servicing the Real Property are in good working order and repair, ordinary wear and tear excepted, and there are no defects the roof or in such systems which would reasonably be expected to impair the conduct of the Business. There are no outstanding or, to the Company’s Knowledge, threatened requirements by any insurance company which has issued an insurance policy covering any of the Real Property, or by any board of fire underwriters or other body exercising similar functions, requiring any repairs or alterations to be done on any of the Real Property.

(j) To the Company’s Knowledge, there are no public improvements planned which may reasonably be expected to result in special assessments against or otherwise materially and adversely affect any of the Real Property. There is full and free vehicular access to and from each Real Property and improved public rights-of-way over all existing driveways and other means of access and all entities providing utility services to the Real Property have adequate rights of access to provide such services. The facilities located on the Real Property are supplied with utilities and other services necessary for the operation of such facilities as currently conducted, including gas, electricity, water, telephone, sanitary sewer and stormwater, and all entities providing utilities and other services to the Real Property have adequate rights of access to provide such utilities and services.

(k) The Company has delivered to Parent a true and complete list of all Real Property Leases (including all amendments, extensions, renewals, guaranties, consents, non-disturbance agreements and other Contracts with respect thereto).

Section 3.10 Intellectual Property.

(a) Section 3.10(a) of the Disclosure Schedule contains a correct, current, and complete list of: (i) all Company Intellectual Property that is subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), and current status and identifying information for each, as applicable, and all therefor due within 180 days of the Closing Date, (ii) all unregistered, material Trademarks included in Company Intellectual Property; and (iii) all Company Intellectual Property, other than Trade Secrets and Software, that is not otherwise identified in Section 3.10(a) of the Disclosure Schedule but that is material to the conduct of the business of the Company as currently conducted. All assignments and other instruments necessary to establish, record, and perfect the Company’s ownership interest in the Intellectual Property Registrations have been validly executed, delivered, and filed with the relevant Governmental Authority and authorized registrars. All required filings and fees related to the Intellectual Property Registrations, including all inventor declarations for any pending or issued Patents, have been timely submitted with and paid to the relevant Governmental Authority and authorized registrars. The Company has provided true and complete copies of all file histories, documents, certificates, office actions, correspondence, assignments, and other instruments relating to any non-United States Intellectual Property Registrations.

(b) The Company is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title, and interest in and to Company Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the business of the Company as currently conducted and as proposed to be conducted, in each case, free and clear of all Liens and Orders. No funding of any Governmental Authority and no Intellectual Property, facilities, personnel, or other resources of any university, college, or other academic institution, or research center were used in the creation or development of any Company Products and Services or any Intellectual Property Registrations, and no Company Products and Services or Intellectual Property Registrations were developed pursuant to the requirements of a Contract with any Governmental Authority.

(c) The Intellectual Property Registrations (i) are subsisting and in full force and effect, and have not expired, lapsed, been cancelled, or become abandoned; (ii) are valid and enforceable; (iii) include all Patents to which any Company Patents have been terminally disclaimed; (iii) have not been denied, rejected, or held invalid or unenforceable. With respect to Company Patents, the Company and its representatives have (x) complied with the duty of candor and disclosure to the United States Patent and Trademark Office and equivalent Governmental Authority anywhere in the world; (y) not misrepresented or failed to disclose any fact or circumstance (including the name of any inventor of subject matter claimed in any or the existence of any material prior art) in connection with the prosecution of any such Patent; and (z) not otherwise engaged in any conduct, or failed to perform any act, the result of which could reasonably be expected to adversely affect the validity or enforceability of any such Patent. To the Company’s Knowledge, no fact or circumstance exists that could reasonably be expected to adversely affect the validity or enforceability of any Company Patents. The Company, and to the Company’s Knowledge, all manufacturers, suppliers, distributors, resellers, and licensees have, complied with all applicable Laws relating to marking of Company Products and Services covered by Company Patents. Neither the Company nor, to the Company’s Knowledge, any inventor of any Company Patents is or has ever been a member of, participant in, or contributor to any patent pool or any organization, body, or group that is engaged in setting any industry or product standards or the terms under which any Company Patents are to be licensed (collectively, “Patent Licensing Bodies”). The Company does not have any commitment, obligation, or duty, nor is it bound by any Contract, to disclose, assign, or offer or grant any right or license under any Company Patents to any third Person as a result of any membership or participation in or contribution to any Patent Licensing Body.

(d) Section 3.10(d) of the Disclosure Schedule contains a correct, current, and complete list of all Company IP Agreements, separately identifying the Company IP Agreements: (i) under which the Company is a licensor or otherwise grants to any Person any right or interest relating to any Company Intellectual Property; (ii) under which the Company is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person, except for Open Source Software and non-customized, off-the-shelf Software that is commercially available pursuant to shrinkwrap, click-through, or other standard form agreements with an annual license fee or replacement value of less than $25,000; and (iii) which otherwise relate to the Company’s ownership or use of Intellectual Property. The Company has made available true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Company IP Agreements, including all modifications, amendments, and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company, nor, to the Company’s Knowledge, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement. Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the Consent of any other Person in respect of, the Company’ right to use any Licensed Intellectual Property.

(e) The Company has entered into binding, valid and enforceable, written Contracts with each current and former officer, employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with the Company whereby such officer, employee and independent contractor (i) acknowledges the Company’s exclusive ownership of all Intellectual Property invented, created, or developed by such officer, employee and independent contractor within the scope of his or her employment or engagement with the Company; (ii) grants to the Company a present, irrevocable assignment of any ownership interest such officer, employee and independent contractor may have in or to such Intellectual Property; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. Company has uploaded to the Data Room true and complete copies of all such Contracts, and in each case, Company does not owe any compensation or remuneration (other than the general compensation for employment or services) to any such current and former officer, employee and independent contractor for any such Intellectual Property. Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the Consent of any other Person in respect of, the Company’s right to own or use any Company Intellectual Property. The Company has taken all necessary steps to preserve the confidentiality of all Trade Secrets, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.

(f) The conduct of the Company’s business as currently and formerly conducted, its use of the Company’s Intellectual Property and the Company Products and Services (including the manufacturing, marketing, licensing, sale or distribution of products and services and the general conduct and operations of the Company’s business) have not and do not violate, infringe, misappropriate or misuse any Intellectual Property rights of any third party and, to the Company’s Knowledge, the Company’s business as proposed to be conducted throughout the United States and the Company Products and Services under development will not violate, infringe, misappropriate or misuse any Intellectual Property rights of any third party. The Company has not received notice alleging the conduct of the Company’s business, the use of the Company Intellectual Property, or the Company Products and Services infringes upon any Intellectual Property of another Person.

(g) There are no Proceedings (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending, or, to the Company’s Knowledge, threatened (including in the form of offers to obtain a license), (i) alleging any infringement, misappropriation, or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or the Company’s right, title, or interest in or to any Company Intellectual Property; or (iii) by the Company alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property. The Company is not aware of any facts or circumstances that could reasonably be expected to give rise to any such Proceeding. The Company is not subject to any outstanding or prospective Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the ownership or use of any Company Intellectual Property or Licensed Intellectual Property.

(h) Section 3.10(h) of the Disclosure Schedule contains a correct, current, and complete list of all Company Products and Services and all other material proprietary Software of the Company and with respect to each, all Licensed Intellectual Property (i) used in the development, maintenance, use, or support of such Company Products and Services; (ii) incorporated in or distributed or licensed with such Company Products and Services or otherwise provided by or on behalf of the Company in any manner for use in connection with such Company Products and Services; or (iii) used to deliver, host, or otherwise provide services with respect to such Company Products and Services, in each case except for non-customized, off-the-shelf Software that is commercially available pursuant to shrinkwrap, click-through, or other standard form agreements with an annual license fee or replacement value of less than $25,000, and for each identified item of Licensed Intellectual Property, the Company IP Agreement relating to the Company’s use of such Licensed Intellectual Property.

(i) The Company is in actual possession of and has exclusive control over a complete and correct copy of the source code for all proprietary components of the Company Products and Services, including all previous major releases and all other material proprietary Software of the Company. The Company has not disclosed, delivered, licensed, or otherwise made available, and does not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code for any Company Products and Services to any escrow agent or any other Person, other than (i) an employee, independent contractor, or consultant of the Company pursuant to a valid and enforceable written agreement prohibiting use or disclosure except in the performance of services for the Company. Without limiting the foregoing, neither the execution of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, or would reasonably be expected to, result in the release from escrow or other delivery to any Person of any source code for any Company Products and Services. To the Company’s Knowledge, as of the Closing Date, there has been no unauthorized theft, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to any source code for any Company Products and Services.

(j) Section 3.10(j) of the Disclosure Schedule sets forth a correct, current, and complete list of each item of Open Source Software that is or has been used by the Company in the conduct of its business or in the development of or incorporated into, combined with, linked with, distributed with, provided to any Person as a service, provided via a network as a service or application, or otherwise made available with, any Company Products and Services, and for each such item of Open Source Software, (i) the applicable Company Products and Services; and (ii) the name and version number of the applicable license agreement. The Company has complied with all notice, attribution, and other requirements of each license applicable to the Open Source Software. The Company has not used any Open Source Software in a manner that does, will, or would reasonably be expected to require the (x) disclosure or distribution of any Company Products and Services or any other proprietary Software in source code form; (y) license or other provision of any Company Products and Services or any other proprietary Software on a royalty-free basis; or (z) grant of any Patent license, non-assertion covenant, or other rights under any Company Intellectual Property or rights to modify, make derivative works based on, decompile, disassemble, or reverse engineer any Company Products and Services or any other proprietary Software.

(k) All Company Products and Services (i) comply in all material respects with all applicable Laws and industry standards, including with respect to security; and (ii) conform in all material respects to all applicable contractual commitments, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), representations and claims in packaging, labeling, advertising, and marketing materials, and applicable specifications, user manuals, training materials, and other documentation. The Company has provided a correct, current, and complete list of all known bugs, errors, and defects that adversely affect the value, functionality, or performance of such Company Products and Services.

(l) To the Company’s Knowledge, none of the Company Products and Services, and no other Software used in the operation of the business of the Company or provision of any Company Products and Services, contain any “time bomb,” “Trojan horse,” “back door,” “worm,” virus, malware, spyware, or other device or code (“Malicious Code”) designed or intended to, or that could reasonably be expected to, (i) disrupt, disable, harm, or otherwise impair the normal and authorized operation of, or provide unauthorized access to, any computer system, hardware, firmware, network, or device on which any Company Products and Services or such other Software is installed, stored, or used; or (ii) damage, destroy, or prevent the access to or use of any data or file without the user’s Consent, except, for the avoidance of doubt, license keys and other code intended to limit access to or use of such Company Products and Services or such other Software to an authorized user. The Company has taken reasonable steps to prevent the introduction of Malicious Code into the Company Products and Services.

Section 3.11 Material Contracts.

(a) Section 3.11(a) of the Disclosure Schedule sets forth a true, correct and complete list of the following Contracts to which the Company is a party, to which the Company or any of its properties is subject, or by which the Company is otherwise bound (the “Material Contracts”):

(i) all Contracts with suppliers or service providers under which the Company makes payments in excess of $100,000 on an annual basis;

(ii) all Contracts that involve payments to the Company in excess of $1,000,000 on an annual basis;

(iii) all Contracts for the employment or consultancy of any officer, individual employee or other Person on a full time, part-time or consulting basis or providing for the payment of any cash or other compensation or benefits upon the sale of all or a material portion of its assets or a change of control or otherwise restricting its ability to terminate the employment or services of any officer, individual employee or other Person at any time without penalty or Liability (other than at-will employment agreements with its employees which do not commit the Company to severance, termination or other similar payments and which are terminable without prior notice), profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, or other material plan or arrangement for the benefit of current or former directors, members, managers, officers, employees or other service providers;

(iv) all collective bargaining agreement or any other Contract with any labor union, or severance agreements, programs, policies or arrangements;

(v) all Contracts relating to the Leased Real Property or other leases or licenses involving any properties or assets (whether real, personal or mixed, tangible or intangible) and any sublease or assignments with respect to any of the foregoing.

(vi) all Contracts that provide for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement or the Closing in connection with the transactions contemplated by this Agreement or the other Transaction Agreements.

(vii) all Contracts pursuant to which any Indebtedness is outstanding or may be incurred, including any loan or credit agreement, note, bond, mortgage, indenture, letter of credit, interest rate or currency hedging arrangement or other similar agreement or instrument;

(viii) all Contracts containing covenants that in any way purport to restrict the right or freedom of the Company from (A) engaging in any business activity, (B) engaging in any line of business or competing with any Person, (C) conducting any activity in any geographic area, or (D) soliciting any Person to enter into a business or employment relationship, or enter into such a relationship with any Person;

(ix) all Contracts containing any obligation of confidentiality or nondisclosure by the Company;

(x) all Contracts entered into for the primary purpose of the Company providing indemnification or holding harmless any Person;

(xi) all power of attorney or other similar agreements or grant of agency;

(xii) all Contracts involving the settlement of any Proceeding or threatened Proceeding which will (i) involve payments after the date of the Company Financial Statements of consideration in excess of $100,000 or (ii) impose monitoring or reporting obligations to any other Person outside the Ordinary Course of Business;

(xiii) all Contracts relating to the acquisition or sale of any assets of the Company with a value of $200,000 or more in the three-year period immediately preceding the date of this Agreement;

(xiv) all Contracts that individually involve annual payments to or from the Company;

(xv) all Contracts that purport to bind or restrict, or to be enforceable against, any Affiliate of the Company or that would bind or restrict, or be enforceable against, Parent, or any of its Affiliates (other than the Company) after the Closing; and

(xvi) all other Contracts that are material to the Company and its business, whether or not entered into in the Ordinary Course of Business.

(b) All Material Contracts are valid, legal, binding and in full force and are currently enforceable against the Company, as applicable, and are and as of the Closing will be, if not previously terminated or expired in accordance with their respective terms, enforceable against the other party or parties thereto in accordance with the express terms thereof, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. The Company has properly conducted and paid all amounts to be paid by the Company and otherwise performed all material obligations required to be performed by them under such Material Contracts. No event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company under any such Material Contract and the Company has not received any notice of termination, cancellation, breach or default under any such Material Contract. To the Company’s Knowledge, (i) no other party to any such Material Contract is in breach thereof or default thereunder and (ii) there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any Material Contracts with any Person. No counterparty to a Material Contract has made any written demand for such renegotiation.

(c) A true, correct and complete copy of each written Material Contract and an accurate written description setting forth the terms and conditions of each oral Material Contract have been delivered to Parent.

Section 3.12 Taxes.

(a) The Company has timely and properly prepared and filed, or have caused to be timely and properly prepared and filed, with the appropriate domestic federal, state, local and foreign Governmental Authorities all income and material non-income Tax Returns required to be filed by the Company (taking into account any extension of time within which to file) and all such Tax Returns are true, complete and correct in all material respects and were prepared in material compliance with all applicable Laws.

(b) The Company has timely and fully paid all income and material non-income Taxes due (whether or not shown as due on such Tax Returns) to the appropriate Governmental Authorities. All Taxes of the Company not yet due and payable that have accrued with respect to the period ending on and including the date hereof are fully reflected on the books of the Company as of such date, and since such date the Company has not incurred any Taxes outside of the Ordinary Course of Business.

(c) The Company is not currently a beneficiary of any extension of time within which to file any Tax Return (other than automatic extensions obtained in the ordinary course) and no Governmental Authority has proposed formally in writing to make or has made any adjustment with respect to any such Tax Returns.

(d) The Company has properly withheld and remitted to the proper Governmental Authority all Taxes it is obligated to withhold from amounts owing to resident or non-resident parties, including any employee, equity interest holder, creditor, agent, independent contractor, nonresident, creditor, manager or third party or otherwise and the Company has complied with all associated reporting and recordkeeping requirements in all material respects.

(e) There is no Tax Proceeding in progress, pending, proposed or, to Company’s Knowledge, threatened or raised against with respect to the Company.

(f) The Company has not waived the statute of limitations with respect to Taxes, consented to extend the time, or been the beneficiary of any extension of time, in which any Tax may be imposed, assessed, or collected by any Governmental Authority (other than any extension that is no longer in effect or any automatic extension to file a Tax Return in the ordinary course).

(g) There is no Tax deficiency or adjustment outstanding, proposed, assessed or, to the Company’s Knowledge, threatened in writing by any Governmental Authority against the Company, all Tax deficiencies asserted and assessments resulting from any Tax Proceedings have been fully paid and there is no deficiency refund litigation, proposed adjustment or matter in controversy with respect to such Taxes that are due and owing by the Company. The Company has not initiated any voluntary disclosure proceeding with any Governmental Authority with respect to Taxes payable by the Company.

(h) No jurisdiction in which the Company does not currently file Tax Returns has made a claim in writing that the Company is required to file a Tax Return for such jurisdiction or that the Company is or may be subject to Taxation by or filing requirements with such jurisdiction.

(i) The Company (i) is not, and has never been, a member of an affiliated group or filed or been included in a combined, consolidated or unitary income Tax Return, (ii) does not have any Liability for Taxes of another Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), as a transferee or successor, or by Contract (other than any Contract entered into in the Ordinary Course of Business, no primary purpose of which is Tax) and (iii) has never been a partner, member, owner or beneficiary of any entity that has been a “passive foreign investment company” within the meaning of Section 1297 of the Code, “specified foreign corporation” within the meaning of Section 965 of the Code, partnership or a trust for Tax purposes.

(j) The Company is not a party to or bound by, or liable for any Taxes as a result of, any Tax Sharing Agreement.

(k) The Company has filed all required Tax Returns and other reports related to escheat or unclaimed property and the Company does not have any material Liability under Laws governing escheat and/or unclaimed property.

(l) The Company will not be required to include any item of income in, or exclude any item of deduction from Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a Taxable period ending on or prior to the Closing Date; (iii) Tax ruling or agreement entered with a Governmental Authority, including a “closing agreement” as defined in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed prior to Closing; (iv) intercompany transactions or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law); (v) installment sale or open transaction disposition made on or prior to the Closing; (vi) election prior to the Closing under Section 108(i) of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law); (vii) election prior to the Closing under Section 965 of the Code; (viii) prepaid amount or deferred revenue paid or received on or prior to the Closing Date; (ix) income inclusion pursuant to Section 951 or 951A of the Code with respect to a taxable period or portion thereof ending on or prior to the Closing Date; (x) use of a method of accounting other than the accrual method; (xi) interest held in a “controlled foreign corporation” (as defined in Section 957 of the Code) on or before the Closing Date; or (xii) any deferred amounts pursuant to Sections 451(c), 455, 456 or 460 of the Code or any corresponding provision of applicable Law.

(m) The Company has not requested or received a ruling from any Governmental Authority and no power of attorney granted by the Company with respect to any Taxes is currently in force.

(n) The Company has not participated in any “listed transaction” as contemplated in Treasury Regulations Section 1.6011-4.

(o) The Company does not have a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), in any foreign jurisdiction outside of the United States.

(p) Other than Liens imposed by Law for Taxes not yet due and payable or that are being contested in good faith by appropriate procedures as disclosed herein and in each case, reflected in the relevant financial statements, there are no Liens on the Shares, the equity interests of the Company, or any of the assets of the Company that have arisen in connection with any failure (or alleged failure) of the Company to pay any Tax.

(q) The Company has not been either a “distributing corporation” or a “controlled corporation,” within the meaning of Section 355 of the Code, in a distribution of stock intended to qualify for tax free treatment under Section 355 or 361 of the Code within the last two years.

(r) The Company is not and has never been within the last five years, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(s) Except as set forth on Section 3.12(s) of the Disclosure Schedule, the Company has not deferred any Taxes or other amounts pursuant to the CARES Act, the CAA or any other Law, executive order or Presidential Memorandum (including the Presidential Memorandum described in IRS Notice 2020-65) enacted in connection with related to COVID-19.

(t) The Company has not agreed to and is not required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law, which adjustments would not have been fully accounted for prior to the Closing.

(u) The Company is, and has been since September 1, 2006, a corporation properly classified as a S-corporation for U.S. federal and state income Tax purposes.

(v) Notwithstanding anything to the contrary in this Agreement, the representations and warranties provided in this Section 3.12 are not intended to serve as representations and warranties regarding, or a guarantee of, nor can they be relied upon with respect to (i) Taxes attributable, or any Tax position taken with respect, to any taxable period (or portion thereof) beginning after the Closing Date (other than those representations and warranties set forth in clauses (i), (j), (l), (m), (t) and (u) of this Section 3.12) or (ii) the amount of, or the absence of limitations on the use of, net operating losses, Tax credits, or any other Tax attributes of the Company in any Tax period (or portion thereof) beginning after the Closing Date.

Section 3.13 Benefit Plans.

(a) Section 3.13(a) of the Disclosure Schedule sets forth a true, correct and complete list of each Benefit Plan. The Company has made available to Parent true, correct and complete copies (or, if a plan or arrangement is not written, a written description) of all Benefit Plans and amendments thereto, and, to the extent applicable: (i) all related trust agreements, funding arrangements, insurance contracts, and service provider agreements now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (ii) the most recent determination letter received regarding the tax-qualified status of each Benefit Plan; (iii) the most recent financial statements for each Benefit Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the three (3) most recent plan years for each Benefit Plan and any summary of material modifications for such Benefit Plans; (v) the current summary plan description for each Benefit Plan; and (vi) all actuarial valuation reports related to any Benefit Plans.

(b) Except as set forth in Section 3.13(b) of the Disclosure Schedule, no Benefit Plan is or was, within the last five years, a “multiemployer pension plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA), a “multiple employer plan” described in Section 413(c) of the Code or a “multiple employer welfare arrangement” described in Section 3(40) of ERISA, and, the Company has not, within the last five years, contributed to, been required to contribute to, or otherwise had any obligation or Liability in connection with any such “multiemployer plan,” “multiple employer plan” or “multiple employer welfare arrangement.”

(c) The Company and any of its ERISA Affiliates have never maintained or contributed to, withdrawn from, terminated or incurred any material Liability in respect of an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA or Section 412 of the Code.

(d) Each Benefit Plan has been established and administered in all material respects in accordance with its terms and in compliance with applicable Laws, including ERISA and the Code and with respect to each Benefit Plan, all reports, returns, notices, and other documentation required under applicable Laws to have been filed with or furnished to the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or any other Governmental Authority or to the participants or beneficiaries of any such Benefit Plan have been filed or furnished on a timely basis. Neither the Company nor any fiduciary with respect to any Benefit Plan has incurred any material Liability with respect to any Benefit Plan, including any Liability, Tax, penalty or fee under ERISA or the Code (other than to pay premiums, contributions or benefits in the ordinary course). All Liabilities of the Company in respect of any Benefit Plan (including workers compensation) or any similar plan previously maintained by the Company which have not been paid, have been properly accrued on the Company’s most recent financial statements in compliance with GAAP. With respect to the Benefit Plans, no event has occurred and, to the Company’s Knowledge, there exists no condition or set of circumstances in connection with which the Company could reasonably expect to be subject to any material Liability (other than for routine benefit Liabilities) under the terms of, or with respect to, such Benefit Plans, ERISA, the Code or any other applicable Law, including (i) any failure to satisfy the health plan compliance requirements under the Affordable Care Act, including related information reporting requirements; (ii) any failure to comply with Section 601 et. seq. of ERISA and Section 4980B of the Code, regarding the health plan continuation coverage requirements under COBRA; (iii) any failure to comply with the privacy, security, and breach notification requirements under HIPAA; or (iv) any withdrawal Liability (including any contingent or secondary withdrawal Liability) within the meaning of Sections 4201 or 4204 of ERISA to any multiemployer plan and nothing has occurred that presents a risk of the occurrence of any withdrawal from or the partition, termination, reorganization, or insolvency of any such multiemployer plan which could result in any Liability of the Company or any ERISA Affiliate to any such multiemployer plan. No complete or partial termination of any Benefit Plan has occurred or is expected to occur.

(e) Each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code and the trusts maintained thereunder that are intended to be exempt from taxation under Section 501(a) of the Code has received a favorable determination letter from the IRS (or, with respect to any Benefit Plan that is a qualified “pre-approved” plan, as described in IRS Revenue Procedure 2005-16, the sponsor of such pre-approved plan has received an opinion letter or advisory letter from the IRS) or other letter indicating that it is (or, in the case of any such pre-approved plan adopted by the Company, that the Company may rely upon such opinion letter or advisory letter as evidence that such plan is) so qualified or is in the process of seeking such a letter. To the Company’s Knowledge, nothing has occurred prior to or since the issuance of such letters for any Benefit Plan to cause the loss of qualification under the Code of any such plans.

(f) Each Benefit Plan can be amended, terminated or otherwise discontinued in accordance with its terms, without Liability (other than (i) Liability for ordinary administrative expenses typically incurred in a termination event or (ii) if the Benefit Plan is a pension benefit plan subject to Part 2 of Title I of ERISA, Liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either there are sufficient assets set aside in a trust or insurance contract to satisfy such Liability or such Liability is reflected on the Company Financial Statements. Neither the Company, nor to the Company’s Knowledge, any other Person has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(g) To the Company’s Knowledge, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Employee Benefit Plan that would reasonably be expected to result in Liability to the Company or any ERISA Affiliate. No Benefit Plan provides post-termination or retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither the Company nor any Company ERISA Affiliate has any Liability to provide post-termination or retiree health benefits to any person or ever represented, promised, or contracted to any employee of the Company (either individually or as a group) or any other person that such employee or other person would be provided with post-termination or retiree health benefits, except to the extent required by COBRA or other applicable Law. Each Benefit Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including proposed regulations, notices, rulings, and final regulations).

(h) There is no pending or, to the Company’s Knowledge, threatened claim (other than a routine claim for benefits), Proceeding, examination, audit, investigation or other Proceeding with respect to any Benefit Plan. Neither the Company, nor any ERISA Affiliate has any Liability under Section 502 of ERISA. All contributions and payments to such Benefit Plan are deductible under Sections 162 or 404 of the Code. No excise Tax could reasonably be expected to be imposed upon the Company under Chapter 43 of the Code.

(i) The execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement and the other Transaction Agreements will not (i) entitle any Person to any additional benefits, including severance pay, unemployment compensation or any other payment, (ii) result in any payment becoming due, or increase the amount of any compensation due, to any Person; (iii) accelerate the time of payment or vesting of any benefits under any Benefit Plan, or increase the amount of compensation due any such individual; or (iv) result in triggering or imposition of any restriction or imposition on the rights of the Company to amend or terminate any Benefit Plan. Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. Except as set forth on Section 3.13(i) of the Disclosure Schedule, the Company has no obligation to provide or make available post-employment welfare benefits or welfare benefit coverage for any employee or former employee, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and at the expense of the employee or former employee.

(j) The Company does not have any obligation to indemnify or “gross up” the recipient of any payment for taxes imposed by Section 4999 of the Code or Section 409A of the Code. In addition, the Company is not a party to any agreement or arrangement that would result, either separately or in the aggregate, in the actual or deemed payment of any “excess parachute payments” within the meaning of Section 280G of the Code (or any comparable provision of foreign, state, or local Law).

(k) At all times during the last five years, the Company has complied, in all material respects, with the applicable requirements under the Affordable Care Act, the Code, ERISA, COBRA, HIPAA, and other federal requirements for employer-sponsored health plans, and any corresponding requirements under state statutes, with respect to each Benefit Plan that is a group health plan within the meaning of Section 733(a) of ERISA, Section 5000(b)(1) of the Code, or such state statute.

Section 3.14 Labor Relationships.

(a) Section 3.14(a)(i) of the Disclosure Schedule contains a list of all persons who are employees, consultants or contractors of the Company as of the date hereof, and sets forth for each such individual the following: (i) name, (ii) title or position (including whether full or part time), (iii) hire date, (iv) current annual or hourly base compensation rate, (v) commission, bonus or other incentive-based compensation, (vi) active or inactive status (including type of leave, if any), and (vii) for each employee, designation as either exempt or non-exempt from the minimum wage and overtime requirements of the Fair Labor Standards Act and applicable state Laws, which designation is in compliance and was properly determined in accordance with the Fair Labor Standards Act and applicable state wage and hour Laws. Section 3.14(a)(ii) of the Disclosure Schedule contains a copy of each commission, bonus or other incentive-based or performance-based compensation plan established for any employees, consultants or contractors of the Company as of the date hereof.

(b) The Company is not and has never been a party to or bound by any labor or collective bargaining agreement or other Contract or relationship with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Company’s Knowledge, attempting to represent any employee of the Company. There has never been any actual or, to the Company’s Knowledge, threatened strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, arbitration or other similar labor activity or dispute affecting the Company or any of its employees. No labor organization or group of employees of the Company has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or threated in writing or, to the Company’s Knowledge, threatened verbally, to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Company pending or, to the Company’s Knowledge, threatened by any labor organization or group of employees of the Company.

(c) There are no Proceedings against the Company pending or threatened in writing, or to the Company’s Knowledge, threatened verbally, based on, arising out of, in connection with, or otherwise relating to the application or recruitment for employment, hiring, resignation or termination of employment of any individual, class or group by the Company. To the Company’s Knowledge, no allegations of harassment (including sexual harassment) have been made against the Company or any officer, director or supervisor-level employee of the Company, and the Company has not entered into any settlement agreement related to allegations of harassment (including sexual harassment), bullying or violence by any officer, director or supervisor-level employee of the Company, in each case, within the past five years.

(d) The Company is, and for the past five years has been, in material compliance with all applicable Laws pertaining to employment and employment practices, including all Laws respecting background checks, drug testing, employee privacy, hiring requirements, restrictive covenants, Trade Secrets, labor relations, fair labor standards, equal employment opportunities, pay equity, unfair labor practices, labor-management relations, discrimination, harassment, retaliation, occupational safety and health, polygraph protection, family and medical leave, leaves of absence, sick, vacation and other paid time off, unemployment insurance, classification of exempt employees, reasonable accommodation, disability rights or benefits, immigration, wage and hours, meal and rest periods, minimum wage, overtime compensation, child labor, worker adjustment and retraining notification, workers’ compensation insurance, uniformed services employment and reemployment, whistleblowers, and tax withholding, to the extent they relate to the employees of the Company.

(e) To the Company’s Knowledge, no executive or employee currently has any plans to terminate employment with the Company independently of or as a result of the transactions contemplated by this Agreement. For the past five years, the Company has not furloughed or laid off any employees. The employment of each employee of the Company is terminable at the will of the Company, except as otherwise set forth in Section 3.14(d) of the Disclosure Schedule. Except as required by Law, upon termination of the employment of any employees of the Company, no severance or other payments will become due. The Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(f) All individuals characterized and treated by the Company as consultants or contractors are properly treated as independent contractors under all applicable Laws. Except as set forth in Section 3.14(d) of the Disclosure Schedule, the Company is not currently, and has not been in the past three (3) years, a party to any Contracts with any professional employer organization or temporary staffing agency pursuant to which such organization or agency co-employed or jointly employed employees of the Company.

(g) All employees of the Company are residing and/or working in the United States: (i) free of any restrictions or limitations on their ability to accept and maintain employment lawfully in the United States; and (ii) in compliance with all applicable Laws relating to immigration and naturalization. During the past five years, to the Company’s Knowledge, no Proceeding has been filed against the Company or any employees of the Company that: (i) alleges any failure so to comply with federal immigration Laws; or (ii) seeks removal, exclusion or other restrictions on (A) such employee’s ability to reside and/or accept employment lawfully in the United States and/or (B) the continued ability of the Company to sponsor employees for immigration benefits and, to the Company’s Knowledge, there is no reasonable basis for any of the foregoing. The Company maintains adequate internal systems and procedures to provide reasonable assurance that all employee hiring is conducted in compliance with all applicable Laws relating to immigration and naturalization. The Company maintains current files containing proof of eligibility to work in the United States for all current and former employees of the Company to the extent required by applicable Law.

(h) The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation or remuneration for any services performed for the Company prior to the Effective Time, or amounts required to be reimbursed to such employees, consultants or independent contractors. The Company has withheld and paid to the appropriate Governmental Authority, or is holding for payment not yet due to such Governmental Authority, all amounts required to be withheld from amounts paid or owing to employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(i) During the past five years, there have been no Proceedings filed, pending, threatened (to the Company’s Knowledge) or reasonably anticipated against the Company or any of its employees relating to any current or former employee, consultant, or independent contractor of the Company, any applicant for employment with the Company, or relating to any employment agreement, consulting agreement, or independent contractor agreement between the Company and any current or former employee, consultant, or independent contractor of the Company. There are no internal complaints or reports by any current or former employee of the Company alleging failure to pay minimum wage or overtime compensation, or misclassification of the current or former employee as exempt from minimum wage and overtime compensation requirements under applicable Law, that are currently pending or under investigation. The Company is not a party to a conciliation agreement, consent decree, settlement agreement, or other agreement or Order with any Governmental Authority with respect to employment practices. The Company has not received written notice during the past three years of the intent of any Governmental Authority responsible for the enforcement of labor, employment, occupational health and safety, insurance, immigration, or workers’ compensation Laws to conduct an investigation or audit of the Company and, to the Company’s Knowledge, no such investigation or audit is in progress.

(j) The Company has complied with the WARN Act. The Company has not taken, and has no plans to undertake, any plant closing, mass layoff or other action that would trigger the WARN Act.

Section 3.15 Litigation. There is no Proceeding pending or, to the Company’s Knowledge, threatened, against the Company or any of its respective properties or assets or, to Company’s Knowledge, any manager, director or officer the Company in their capacities as such nor is there any judgment outstanding against the Company. To the Company’s Knowledge, there is no basis on which any such Proceeding may be brought or threatened against the Company. None of the Company or any of its respective properties or assets is subject to any Order of a Governmental Authority or arbitrator, whether temporary, preliminary, or permanent.

Section 3.16 Compliance with Applicable Law; Regulatory Matters.

(a) During the last five years (i) the Company has been, in material compliance with all applicable Laws relating to the operation and conduct of their businesses or any of their properties or facilities; and (ii) the Company has not received (x) written notice of any violation, alleged violation or potential violation of any such Laws, (y) non-written notice of any violation, alleged violation or potential violation of any such Laws that would, individually or in the aggregate, reasonably be expected to be material to the business of the Company, or (z) any actual, alleged, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action that would, individually or in the aggregate, reasonably be expected to be material to the business of the Company.

(b) No event has occurred, and no condition exists, that could reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in (x) a material violation by the Company of, or a failure on the part of the Company to comply with, any Law relating to the operation and conduct of the their businesses or any of its properties or facilities or (y) any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action that would, individually or in the aggregate, reasonably be expected to be material to their businesses.

(c) Each of the Company Products and Services manufactured by or on behalf of the Company has been manufactured in accordance with (i) the product registration applicable to such product, (ii) the specifications under which the product is normally and has normally been manufactured, (iii) the applicable provisions of current “CE” or “UL” good manufacturing practices or other Governmental Authority and (iv) without limiting the generality of this Section 3.16, the provisions of all applicable Laws.

(d) The Company has obtained all registrations, waivers or submissions required for the sale of Company Products and Services and all amendments and supplements thereto, and all other Permits required by any Governmental Authority to conduct the business as it is currently conducted (the “Regulatory Approvals”). All of the Regulatory Approvals have been duly and validly issued and are in full force and effect, and the Company is in compliance with each such Regulatory Approval held by or issued to it. Except as listed on Section 3.16(d), the Company is the sole and exclusive owner of the Regulatory Approvals and holds all right, title and interest in and to all such Regulatory Approvals. The Company has not granted any third party any right or license to use, access or reference any of the Regulatory Approvals, including any of the know-how contained in any of the Regulatory Approvals or rights (including any regulatory exclusivities) associated with each such Regulatory Approvals.

(e) There is no Proceeding pending or, to the Company’s Knowledge, threatened seeking the recall of any of the Company Products and Services or the revocation or suspension of any Regulatory Approval. The Company has made available to Parent complete and correct copies of all Regulatory Approvals. In addition, (i) the Company has made available to Parent a complete and correct copy of the Product Data; (ii) to the Company’s Knowledge, all Laws applicable to the preparation and submission of the Regulatory Approvals to the relevant regulatory authorities have been complied with; and (iii) to the Company’s Knowledge, the Company has filed with the relevant regulatory authorities all required notices, supplemental applications, and annual or other reports, including adverse experience reports, with respect to the Regulatory Approvals.

(f) There exist no set of facts: (i) which could reasonably furnish a basis for the recall, withdrawal or suspension of any product registration, product license, manufacturing license, wholesale dealers license, waiver, export license or other license, or Consent of any Governmental Authority with respect to the Company or any of the Company Products and Services; or (ii) which could reasonably furnish a basis for the recall, withdrawal or suspension of any of the Company Products and Services from the market, the termination or suspension of any testing of any of the Company Products and Services, or the change in marketing classification of any of the Company Products and Services.

(g) Except as set forth in Section 3.16(g) of the Disclosure Schedule, all Company Products and Services which have been sold through the Company have been merchantable and free from material defects in material or workmanship for the term of any applicable warranties and under the conditions of any express or implied specifications and warranties arising under Law and as set forth in the specific order. Except as disclosed in Section 3.16(g) of the Disclosure Schedule hereto, the Company has not received any claims based on alleged failure to meet the specifications or breach of product warranty arising from any applicable manufacture or sale of their Company Products and Services.

(h) The Company is and has been in compliance with all Laws requiring the maintenance or submission of reports or records under requirements administered by any Governmental Authority. The Company, or any of its respective employees or agents, has not made an untrue or fraudulent statement to any applicable Governmental Authorities, or in any records and documentation prepared or maintained to comply with the applicable Laws, or failed to disclose a fact required to be disclosed to any Governmental Authorities.

(i) The Company and the equityholders of the Company have not been convicted of any crime or engaged in any conduct that could result or resulted in debarment, exclusion or disqualification by any Governmental Authority and there are no Proceedings pending or, to the Company’s Knowledge, threatened that reasonably might be expected to result in criminal or civil Liability or debarment, exclusion or disqualification by any Governmental Authority. The Company has not received written notice of or been subject to any other enforcement action involving any Governmental Authorities, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order or target or no-target letter, and none of the foregoing are pending or, to the Company’s Knowledge, threatened in writing against the Company.

Section 3.17 Environmental Matters. Except as set forth in Section 3.17 of the Disclosure Schedule:

(a) the Company holds and has complied in all material respects at all times with all Environmental Permits, and otherwise have complied with all Environmental Laws;

(b) the Company has conducted its business and has used and operated the Real Property at all times in compliance in all material respects with all applicable Environmental Laws;

(c) the Company has not received any written Environmental Claim and, to the Company’s Knowledge, there is no threatened Environmental Claim (i) against the Company or the Real Property or (ii) against any Person whose Liability for Environmental Claims the Company may have assumed contractually or by operation of law with respect to the Real Property, the Company or its business;

(d) there is no Environmental Condition at, under, in the vicinity of or emanating from, the Real Property;

(e) the Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any substance, including any Hazardous Materials, or owned or operated the Real Property in such manner as have given or would reasonably be expected to give rise to any Liabilities (contingent or otherwise) or investigative, corrective or remedial obligations, pursuant to CERCLA or any other Environmental Laws and no Environmental Lien has attached to the Real Property;

(f) the Company has not entered into any consent order or other similar agreement with any Governmental Authority, other than the Environmental Permits, that imposes obligations under Environmental Laws on the Company;

(g) the Company has not either expressly or by operation of Law, assumed or undertaken any Liability, including any obligation for corrective or Remedial Proceeding, of any other Person relating to Environmental Laws;

(h) the Real Property is not listed or proposed for listing on the National Priorities List pursuant to CERCLA, or listed on the Comprehensive Environmental Response Compensation Liability Information System List, or any similar state list of sites and no condition at such properties exists that, if known to a Governmental Authority, would reasonably be expected to qualify such property for inclusion on any such list; and

(i) the Company has made available to Parent all environmental investigation reports, including any Phase I or Phase II assessment reports, concerning the Real Property that concern any material Environmental Condition on, under or in the Real Property.

Section 3.18 Licenses and Permits. The Company holds all applicable and material Permits that are necessary for the Company to own, lease and operate their respective properties or to conduct their businesses consistent with past practice. All applications for or renewals of all Permits such have been timely filed and made and no such Permit will expire or be terminated as a result of the consummation of the transactions contemplated by the Transaction Agreements. All of such Permits are in full force and effect and will remain in full force and effect immediately following the Closing. The Company is and have been in compliance with the terms of all applicable Permits in all material respects. The Company has not received written notice that any such Permit has been, will or may be revoked, cancelled, suspended or materially adversely modified, or will not be renewed, and no Proceeding is pending or, to its Knowledge, threatened against it with respect to any such Permit.

Section 3.19 Brokers and Other Fees.

(a) Except as set forth on Section 3.19(a) of the Disclosure Schedule, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or its equity holders who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any other concurrent or similar transaction process. All fees, commissions or like payments to any Person listed on Section 3.19(a) of the Disclosure Schedule shall be paid at Closing, and following the Closing, neither Parent nor any of its respective Affiliates will have any obligation of any kind with respect to the matters or agreements listed on Section 3.19(a) of the Disclosure Schedule.

(b) Except as set forth in Section 3.19(b) of the Disclosure Schedule, there are no contracts, commitments, understandings or arrangements of any kind for payment of any incentive fees, bonuses, success fees, change in control payments and other similar compensation of any kind in connection with the transactions contemplated by this Agreement or any other concurrent or similar transaction process.

Section 3.20 Tangible Personal Property; Title; Sufficiency of Assets.

(a) Section 3.20(a) of the Disclosure Schedule lists all Contracts that relate to the leasing of personal property (“Personal Property Leases”) involving annual payments in excess of $25,000 to which the Company is a party or by which the properties of the Company are bound. The Company has delivered to Parent complete and correct copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(b) The Company (and not any Affiliate thereof) has a valid leasehold interest under each of the Personal Property Leases, and there is no default under any Personal Property Lease by the Company or, to the Company’s Knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder, and the Company, and to the Company’s Knowledge, each other party thereto is in compliance with all obligations of the Company or such other party, as the case may be, thereunder.

(c) Section 3.20(c) of the Disclosure Schedule lists all tangible personal property with a value of at least $25,000 owned by the Company, including all vehicles owned by the Company. All tangible personal property owned by the Company and all of the items of tangible personal property used by the Company under the Personal Property Leases or otherwise have been well maintained, are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such items of tangible personal property is in need of maintenance or repairs except for routine maintenance and repairs in the Ordinary Course of Business that are not material in nature or cost.

(d) The Company (and not any Affiliate thereof) has good and marketable title to all of its tangible personal property required to be identified on Section 3.20(c) of the Disclosure Schedule and all of its other assets, in each case, free and clear of any and all Liens, except for Permitted Liens. Such assets, together with the tangible personal property used under the Personal Property Leases, include all assets, rights and interests (i) reasonably required for the continued conduct of the Company’s business as currently conducted and (ii) used in connection with the achievement of the results reflected in the Company Financial Statements. Except as set forth on Section 3.20(d) of the Disclosure Schedule, no Affiliate of the Company owns or has owned any assets that have been used in the conduct of the Company’s in the past five years or in the achievement of the results reflected in the Company Financial Statements. For the past five years, the Company has not suffered theft, damage, destruction or casualty loss in excess of $10,000 to its assets, whether or not covered by insurance.

Section 3.21 Certain Business Practices; OFAC.

(a) None of (a) the Company, any director or officer or, to the Company’s Knowledge, no representative, agent or employee of the Company at the direction of or on behalf of the Company has directly or indirectly (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or for the business of the Company, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, (ii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters or (iii) otherwise participated in illegal activities.

(b) The Company (i) is currently and has been at all times in compliance with all Patriot Act Related Laws (defined below), and (ii) is not and has never been a Person: (A) that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (B) owned or controlled by, or acting for or on behalf of, any Person that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (C) with whom a party is prohibited from dealing or otherwise engaging in any transaction by any anti-money laundering Law; (D) who commits, threatens or conspires to commit or support “terrorism” as defined in the Executive Order; (E) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Department of the Treasury, Office of Foreign Assets Control, at its official website, http://www.ustreas.gov/offices/enforcement/ofac/ or at any replacement website or other replacement official publication of that list; or (F) who is an Affiliate of a Person referenced above.

Section 3.22 Insurance. The Company has maintained with financially sound and reputable insurers insurance against loss or damage of the kinds customarily insured against, including fire, liability, workers’ compensation or vehicular by reputable companies in the same or similar business, of such types and in such amounts (with such deductible amounts) as is customary for such companies under similar circumstances as the Company. Section 3.22 of the Disclosure Schedule sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by the Company or its Affiliates and relating to business of the Company, (collectively, the “Insurance Policies”), all of which are in full force and effect. Section 3.22 of the Disclosure Schedule specifically identifies which Insurance Policies of the Company and its respective Affiliates that pay only those claims that occur and are filed during the period covered by the policy. The Company is in compliance with all Insurance Policies. There are no claims pending under any such Insurance Policies as to which coverage has been questioned, denied, or disputed or in respect of which there is an outstanding reservation of rights. All premiums due on such Insurance Policies have been paid. All such Insurance Policies (x) are in full force and effect and enforceable in accordance with their terms; (y) are provided by carriers who are financially solvent; and (z) have not been subject to any lapse in coverage. None of the Company or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policies. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the businesses of the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound. All of the Insurance Policies will be continued in full force and effect up to and including the Closing Date. The Company has made available to Parent summary information regarding each of the Insurance Policies. The Company has given timely notice to the insurer under each of the Insurance Policies of all claims that may be insured thereby. Except as disclosed in Section 3.22 of the Disclosure Schedule, for the past five years, no insurer has denied the coverage of, or has delivered a notice of material limitation of coverage or a notice that a defense will be afforded with reservation of rights with respect to, any claim under any Insurance Policy of the Company, and except as disclosed in Section 3.22, no insurer has provided any notice of cancellation or any other indication. To the Company’s Knowledge, there is no reason to believe, that any insurer plans to cancel any Insurance Policy of the Company or materially raise the premiums or materially alter the coverage under any Insurance Policy of the Company in a manner adverse to the Company.

Section 3.23 Affiliate Transactions. Except as set forth on Section 3.23 of the Disclosure Schedule, no Related Party (a) is a party to any Contract with the Company; (b) has any direct or indirect financial interest in, or is an officer, director, manager, employee or consultant of, any franchisor, competitor, supplier, licensor, distributor, lessor, independent contractor or customer of the Company (it being agreed, however, that the passive ownership of securities listed on any national securities exchange representing no more than 5% of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person); (c) has any interest in any property, asset or right used by the Company or necessary for the their respective businesses; (d) has outstanding any Indebtedness owed to the Company; or (e) has received any funds from the Company since the date of the Company Financial Statements, or is the obligee or beneficiary of any Liability of the Company, in each case, except for employment-related compensation or Liabilities therefor received or payable in the Ordinary Course of Business.

Section 3.24 Customers, Suppliers and Key Relationships.

(a) Section 3.24(a) of the Disclosure Schedule sets forth a complete and correct list of the top ten customers of the Company based on revenue for each of the fiscal years ended December 31, 2024 and December 31, 2025 and the amount of sales to each such customer during such period. Except as set forth on Section 3.24(a) of the Disclosure Schedule, since December 31, 2024, no such customer has cancelled or otherwise terminated, reduced, or, to the Company’s Knowledge, threatened to cancel or terminate or reduce, its relationship with the Company, nor is there any dispute therewith. To the Company’s Knowledge, there is no reasonable basis to believe that the transactions contemplated in connection herewith will have an adverse impact on the relationship between the Company, on the one hand, and any customer listed in Section 3.24(a) of the Disclosure Schedule, on the other hand.

(b) Section 3.24(b) of the Disclosure Schedule sets forth a complete and correct list of the top ten suppliers of the Company based on aggregate purchases for each of the fiscal years ended December 31, 2024 and December 31, 2025 and the amount of purchases from each such supplier during such period. Except as set forth on Section 3.24(b) of the Disclosure Schedule, since December 31, 2024, no such supplier has cancelled or otherwise terminated, reduced, or, to the Company’s Knowledge, threatened to cancel or terminate or reduce, its relationship with the Company, nor is there any dispute therewith.

Section 3.25 Business Continuity. None of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, data processing, information technology and/or software systems and any other networks or systems and related services that are used by or relied on by the Company in the conduct of its business, including all software, hardware, networks, communications facilities, platforms and related systems and services in the custody or control of the Company (collectively, the “IT Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past 12 months that have caused any substantial disruption or interruption in or to the use of any such IT Systems by the Company. The Company is covered by business interruption insurance in scope and amount customary and reasonable to ensure the ongoing business operations of the Company’s business. The IT Systems are (i) free from all material defects in design, workmanship and materials, (ii) sufficient for the needs of the Company to conduct its business as currently conducted, including the performance of all computing, information technology and data processing operations necessary for the operation of the Company’s business, and (iii) in good working condition. All IT Systems, other than software that is duly and validly licensed to the Company pursuant to a valid and enforceable Contract, are owned and operated by and are under the control of the Company. From and after the Closing Date, the Company will have and be permitted to exercise the same rights with respect to the IT Systems as the Company would have had and been able to exercise had this Agreement not been entered into and the transactions contemplated hereby not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties, or payments which the Company would have otherwise been required to pay anyway.

Section 3.26 Information Security and Data Privacy Laws.

(a) The Company, and has been for the past five years in compliance, in all material respects, with the following Laws, to the extent applicable to the Company and solely to the extent related to the collection, use, disclosure, and protection of personal data: (i) the Fair Credit Reporting Act (FCRA) of 1970, as amended; (ii) the Controlling the Assault of Non-Solicited Pornography and Marketing Act (CAN-SPAM); (iii) the Privacy Act of 1974, as amended; (iv) the Right to Financial Privacy Act of 1978, as amended; (v) the Privacy Protection Act of 1980, as amended; (vi) the Electronic Communications Privacy Act (ECPA) of 1986, as amended; (vii) the Video Privacy Protection Act (VPPA) of 1988, as amended; (viii) the Telephone Consumer Protection Act (TCPA) of 1991, as amended; (ix) the Telecommunications Act of 1996, as amended; (x) HIPAA; (xi) the Children’s Online Privacy Protection Act (COPPA) of 1998, as amended; (xii) the Financial Modernization Act (Graham-Leach-Bliley Act (GLBA)) of 2000, as amended; (xiii) state Laws governing the use of electronic communications, e.g., email, text messaging, telephone, paging and faxing; (xiv) state Laws governing the use of information collected online, state Laws requiring privacy disclosures to consumers, state data breach notification Laws, state Laws investing individuals with rights in or regarding data about such individuals and the use of such data, and any state Laws regarding the safeguarding of data, including encryption; and (xv) any relevant Federal or state guidelines or recommended best practices for information security and data privacy, including the National Institute of Standards and Technology (NIST) Framework for Improving Critical Infrastructure Cybersecurity (Cybersecurity Framework) and Federal Trade Commission (FTC) privacy guidelines (collectively, “Information Security and Data Privacy Laws”).

(b) There are no pending or, to the Company’s Knowledge, threatened Proceedings against the Company that allege either (i) a material security breach of any information security, including a network intrusion, incident involving Personal Information, or data breach of the Company’s computer or other electronic systems; or (ii) a violation of any person’s privacy, personal or confidential rights under the Company’s information security or data privacy practices or any Information Security and Data Privacy Laws.

(c) To the Company’s Knowledge, there has been no breach of the Company computer or other electronic systems or failure to securely maintain any personally identifiable or confidential data, including any unauthorized access to, acquisition of, disclosure of, or loss of data possessed or controlled by the Company, including through any of its third-party vendors, and the Company has not received any written notices or complaints from any Person with respect thereto.

(d) Neither (i) the execution, delivery, or performance of this Agreement and the other Transaction Agreements by the Company, (ii) the consummation of any of the transactions contemplated hereby or thereby, or (iii) the Surviving Entity’s possession or use of the Personal Information or any data or information in the Company’s possession, will result in any material breach or violation of any internal privacy policy of the Company, Contract, or any Information Security and Data Privacy Laws pertaining to the collection, use, disclosure, or protection of Personal Information. Upon the Closing, the Surviving Entity will continue to have the right to use such Personal Information on identical terms and conditions as the Company enjoyed immediately prior to the Closing.

Section 3.27 Government Contracts.

(a) Each Government Contract with a value of $100,000 or more to which the Company is a party, and on which any continuing rights or obligations of any party exist, is listed in on Section 3.27(a) of the Disclosure Schedule and identified by (i) contract name, (ii) customer, (iii) customer’s contract or order number, (iv) date of award, (v) period of performance, (vi) the Company’s internal project code number (if applicable), (G) contract type (e.g., firm fixed price, cost reimbursable, time and material), and (vii) contract revenue from inception to the date hereof and the Closing Date (true and complete copies of which, including all modifications and amendments thereto, have been delivered by the Company to Parent).

(b) Section 3.27(b) of the Disclosure Schedule lists and identifies each outstanding bid, proposal, offer or quotation made by the Company or by a contractor team or joint venture in which the Company is participating (each, a “Bid”) that, if accepted, would lead to a Government Contract with a value of $100,000 or more, identified by (i) the Person to whom such Bid was made, (ii) the date submitted, (iii) the subject matter of such Bid, (iv) the anticipated award date, (v) the estimated period of performance, and (vi) the estimated value based upon such Bid (true and complete copies of which, including all modifications and amendments thereto, have been delivered by the Company to Parent).

(c) The Government Contracts were entered into in the Ordinary Course of Business based upon assumptions that the Company’s management believes to be reasonable. The Company has no Government Contract for which the most recent estimated total costs of completing, as estimated in good faith by the Company, indicates that such Government Contract will be completed at a loss (i.e., the Company’s total cost of performance as reasonably calculated by the Company exceeding the total payments by the customer). Listed on Section 3.27(c) of the Disclosure Schedule is each Government Contract under which the Company currently is experiencing, in any material respect, any cost, schedule, technical or quality problems.

(d) Section 3.27(d) of the Disclosure Schedule lists every Government Contract on which performance has been completed but final payment has not been received. The Company has not received any notice stating that the Company has any Liabilities under any such Government Contract.

(e) The Company has complied in all respects with all applicable statutory and regulatory requirements pertaining to the Government Contracts and to each of the Company’s Bids, including the Truth in Negotiations Act, the Armed Services Procurement Act, the Federal Procurement and Administrative Services Act, the Federal Acquisition Regulation (the “FAR”), the FAR cost principles, and the Cost Accounting Standards.

(f) Except as set forth on Section 3.27(f) of the Disclosure Schedule, (i) the Company has complied in all material respects with all terms and conditions, including all clauses, provisions, specifications, and quality assurance, testing and inspection requirements of its Government Contracts, whether incorporated expressly, by reference, or by operation of Law; (ii) the Company’s cost accounting, purchasing, inventory, and quality control systems are in compliance with all applicable government procurement statutes and regulations and with the requirements of its Government Contracts (or any of them); (iii) the cost accounting practices that the Company used or is using to estimate and record costs in connection with the submission of bids and performance of each Government Contract are (and have been) in compliance with applicable Law, including, to the extent applicable, the FAR Cost Principles (48 C.F.R. Part 31) and Cost Accounting Standards (48 C.F.R. Chap. 99), and have been properly disclosed to the U.S. government (if required to be disclosed by applicable Laws); (iv) the Company is in compliance with all applicable Laws with respect to the possession and maintenance of all government-furnished property (as defined in the FAR); and (v) no facts, events, or other circumstances exist that violate the covenant against contingent fees under any Government Contract or 10 U.S.C. § 1506, 41 U.S.C. § 254 or FAR 52.203-5.

(g) All facts set forth in or acknowledged by any representations, certifications, or disclosure statements made or submitted by or on behalf of the Company in connection with any Government Contract or Bid were current, accurate, and complete in all respects as of the date of their submission. The Company has complied in all material respects with all applicable representations, certifications, and disclosure requirements under its Government Contracts and each of its Bids. Section 3.27(g) of the Disclosure Schedule sets forth a list of the Company’s employees performing services related to a Government Contract. Each such employee possesses or possessed (during the time of such performance) all of the required credentials (e.g., education and experience) specified in or required by such Government Contract.

(h) The Company has developed and implemented a government contracts compliance program that includes corporate policies and procedures designed to ensure compliance with applicable U.S. government procurement statutes, regulations and contract requirements. To the Knowledge of the Company, no facts exist that could reasonably be expected to give rise to Liability to the Company under the False Claims Act. The Company has not made any payment, directly or indirectly, to any Person in violation of applicable Laws, including the Procurement Integrity Act (41 U.S.C. § 423) and other Laws relating to bribes, gratuities, kickbacks, lobbying expenditures, political contributions, and contingent fee payments. Attached to Section 3.27(h) of the Disclosure Schedule is a true and accurate copy of the Company’s “ethics compliance” policy describing how its employees are required to conduct themselves and perform work under Government Contracts. The Company has provided its employees a copy of its “ethics compliance” policy and instructed them to comply with such policy. The Company’s employees have conducted themselves in accordance with its “ethics compliance” policy. The Company has complied in all material respects with all import, export, International Traffic in Arms Regulations (ITAR), and related requirements, and if it has any related filings, permits or licenses (to include any DDTC licenses), or any non-U.S. equivalents of these requirements, they are provided at Section 3.27(h) of the Disclosure Schedule. No “foreign person” (as defined in 31 C.F.R. 800.224) owns, controls, or holds any direct or indirect interest equity or voting interest in the Company.

(i) Except as described on Section 3.27(i) of the Disclosure Schedule, the Company has not undergone, nor is undergoing, any audit, review, inspection, investigation, survey or examination of records relating to any of its Government Contracts (where such activity is either outside the Ordinary Course of Business or would reasonably be expected to result in a Liability). No audit, review, inspection, investigation, survey or examination of records described on Section 3.27(b) of the Disclosure Schedule has revealed any fact, occurrence, or practice that, to the Knowledge of the Company, could reasonably be expected to affect the assets or business of the Company or its continued eligibility to receive and perform Government Contracts.

(j) Except as described on Section 3.27(j) of the Disclosure Schedule, in connection with its Government Contracts, the Company has not received a rating below “Satisfactory” in any contractor performance assessment report, past performance questionnaire, or similar evaluation of past performance during the five-year period immediately preceding the date of this Agreement. To the Knowledge of the Company, there are no facts that would reasonably be expected to result in a rating below “Satisfactory” that would reasonably be expected to adversely affect the evaluation of any of the Company’s (or its successors’) bids or proposals for future Government Contracts.

(k) Except as described on Section 3.27(k) of the Disclosure Schedule, there are no outstanding claims or disputes against the Company relating to any Government Contract that have been communicated to the Company, nor, to the Knowledge of the Company, any facts or allegations that would reasonably be expected to give rise to such a claim or dispute in the future.

(l) The Company has not been, and is currently not under or identified in any administrative, civil or criminal investigation or indictment disclosed to the Company involving alleged false statements, false claims or other misconduct relating to any Government Contract or Bids, and there is no reasonable basis for any such investigation or indictment. The Company has not been, and currently is not, a party to any administrative, civil or criminal litigation involving alleged false statements, false claims, or other misconduct relating to any Government Contract or Bids, and, to the Knowledge of the Company, there is no reasonable basis for any such proceeding nor is any such litigation threatened or contemplated.

(m) Except as described on Section 3.27(m) of the Disclosure Schedule, neither the U.S. government nor any prime contractor or higher-tier subcontractor under a Government Contract has withheld or set-off, or attempted to withhold (other than the hold-backs pursuant to contracts in the Ordinary Course of Business) or set-off, material amounts of money otherwise acknowledged to be due to the Company under a Government Contract.

(n) Neither the U.S. government nor any prime contractor or higher-tier subcontractor under a Government Contract nor any other Person has notified the Company of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision, or specification except where such violation or breach would reasonably be expected to be immaterial. The Company has not received any show cause, cure, deficiency, default, or similar notice relating to any Government Contract. Neither the Company nor any director, officer, employee, consultant, or Affiliate of the Company has been or is currently suspended, debarred or proposed for suspension or debarment from government contracting, and no facts exist which could cause or give rise to such suspension or debarment or proposed suspension or debarment. No determination of non-responsibility has ever been issued against the Company with respect to any Bid. Except as set forth on Section 3.27(n) of the Disclosure Schedule, the Company has not received any notice in writing terminating or indicating an intent to terminate any Government Contract for default or convenience, nor has any Government Contract to which the Company is or was a party been terminated for default or convenience, and to the Knowledge of the Company, there is no reasonable basis for any termination for default.

(o) Except as set forth on Section 3.27(o) of the Disclosure Schedule:

(i) The Company is not a party, nor has it been a party, to any task order or delivery order, under a multiple award schedule contract or any other Government Contract, where the goods or services purchased, or identified to be purchased, by a Governmental Entity under such task order or delivery order, are not or were not materially within the scope of the statement of work contained in the multiple award schedule contract or other Government Contract under which the task order or delivery order was issued; and

(ii) there has been no allegation, charge, finding, investigation or report conducted or prepared internally by the Company or externally on behalf of the Company, to the effect that the Company has been, or may have been, a party to a task order or delivery order under the circumstances described in clause (i) above.

(iii) The Company has not made any assignment of any Government Contract or of any right, title, or interest in or to any Government Contract to any Person. The Company has not entered into any financing arrangements with respect to the performance of any Government Contract.

(iv) The Company and its respective employees hold such security clearances as are required to perform Government Contracts of the type currently being performed by the Company. Section 3.27(o)(iv) of the Disclosure Schedule sets forth the name of each of the Company’s employees who has a security clearance and the level of such security clearance. The Company is in compliance with all applicable requirements under each of its Government Contracts relating to the safeguarding of and access to classified information and all applicable Laws regarding national security, including those obligations specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (January 1995), and any supplements, amendments or revised editions thereof. Except to the extent prohibited by applicable Laws, Section 3.27(o)(iv) of the Disclosure Schedule sets forth all facility security clearances held by the Company. There is no existing information, fact, condition or circumstance that would cause the Company to lose its facility security clearances.

(p) Section 3.27(p) of the Disclosure Schedule lists each Government Contract that includes one or more provisions addressing actual or potential “organizational conflicts of interest,” as defined in FAR 2.101. Except as set forth Section 3.27(p) of the Disclosure Schedule, the Company has not had access to non-public information or provided systems engineering, technical direction, consultation, technical evaluation, source selection services, or services of any type, or prepared specifications or statements of work, or engaged in any other conduct, that creates an actual or potential organizational conflict of interest for the Company with respect to those Government Contracts to which the Company is a party. The Company has developed and implemented procedures designed to identify potential organizational conflicts of interest, which have been described to Parent.

(q) With respect to each multiple award schedule Government Contract, Section 3.27(q)(i) of the Disclosure Schedule identifies the basis of award customer (or category of customers) and the Government’s price or discount relationship to the identified basis of award customer (or category of customers) agreed to by the General Services Administration and the Company at time of award or pricing of such Government Contract. Section 3.27(q)(ii) of the Disclosure Schedule sets forth a description of the processes that the Company has implemented to track sales to the basis of award customer (or category of customer) to assure compliance with the Price Reductions clause in each multiple award schedule Government Contract. The Company has complied with the notice and pricing requirements of the Price Reduction clause in each multiple award schedule Government Contract, and there are no facts or circumstances that could reasonably be expected to result in a demand by the U.S. Government for a refund based upon the Company’s failure to comply with the Price Reductions clause. Except as set forth on Section 3.27(q)(iii) of the Disclosure Schedule, the Company has filed all reports related to, and paid all industrial funding fees required to be paid by it under, any multiple award schedule Government Contract. Section 3.27(q)(iv) of the Disclosure Schedule lists each pre-award and post-award audit or review conducted by General Services Administration of the Company’s multiple award schedule Government Contracts. A complete and accurate copy of the report of each such audit has been made available by the Company to Parent.

(r) Except as set forth on Section 3.27(r)(i) of the Disclosure Schedule, the Company has not been awarded any prime contract by any Governmental Entity with a term that expires after the Closing Date under which the Company certified or represented that the Company was a small business, veteran-owned small business, HUBZone small business, small disadvantaged business, service disabled veteran owned business, 8(a) certified business, or women-owned small business under the Small Business Act, as amended, or any other similar federal, state or local Law. Except as set forth on Section 3.27(r)(ii) of the Disclosure Schedule, the Company has not within the five year period prior to the date hereof certified or represented in writing to any prime contractor or any higher-tier subcontractor that the Company is a small business, veteran-owned small business, HUBZone small business, small disadvantaged business, service disabled veteran owned business, 8(a) certified business, or a women-owned small business under the Small Business Act, as amended, or any other similar federal, state or local Law. Except as set forth on Section 3.27(r)(iii) of the Disclosure Schedule, within the five year period prior to the date hereof, to the Company’s Knowledge, the Company has not been identified or otherwise included in any subcontracting plan or similar plan as a small business, veteran-owned small business, HUBZone small business, small disadvantaged business, service disabled veteran owned business, 8(a) certified business, or a women-owned small business under the Small Business Act, as amended, or any other similar federal, state or local Law by any prime contractor providing services to any Government Agency. With respect to Government Contracts, the Company’s status as a large business will not legally preclude the award of any subsequent task orders or options; provided, that the customer thereunder may, in its discretion, cease to award subsequent task orders and options as a result of the Company’s status as a large business. Except as set forth on Section 3.27(r)(iv) of the Disclosure Schedule, none of the Company’s current Government Contracts qualify as small business set-asides, HUB Zone small business set asides, veteran-owned small business set asides, service disabled veteran owned set asides, small disadvantaged set asides or any other similar federal, state or local government set aside, nor did the Company certify itself as such.

Section 3.28 No Additional Representations. Except for the representations and warranties made by the Stockholder and Company in this ARTICLE III, and any certificate delivered by or on behalf of the Company hereunder, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its business, operations, assets, Liabilities, conditions (financial or otherwise) or prospects, and the Company and the Stockholder hereby disclaim any such other representations or warranties.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in (i) the Parent SEC Reports, other than any information that is predictive or forward looking in nature or information contained under the captions “Risk Factors” or “Forward Looking Statements” or (ii) the disclosure schedule (or the applicable section or sections thereof noted below) delivered by Parent to the Stockholder prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent represents and warrants to the Company and the Stockholder as follows:

Section 4.01 Organization. Each of Parent and Merger Sub is a corporation, each duly incorporated, validly existing and in good standing under the Laws of its state of organization and has all power and authority to enable it to own, lease and operate its properties and to carry on its business in all material respects as conducted on the date hereof and to execute, deliver and perform its respective obligations under this Agreement and the other Transaction Agreements to which such Party is or will be a party and to consummate the transactions contemplated hereunder and thereunder. Each of Parent and the Merger Sub are duly qualified or registered as a foreign company to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure of such qualification or registration would not, individually or in the aggregate, have a material adverse effect on Parent. Neither Parent nor Merger Sub is a “foreign person” (as defined in 31 C.F.R. 800.224 or 22 C.F.R. 120.63).

Section 4.02 Subsidiaries. All of the shares of capital stock of each Subsidiary of Parent held by Parent or another Subsidiary of Parent are fully paid and nonassessable and are owned by Parent or a Subsidiary of Parent. Each Subsidiary of Parent is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation, and has all requisite power and authority to enable it to own, lease and operate its properties and to carry on its business in all material respects as conducted on the date hereof. Each Subsidiary of Parent is duly qualified or registered as a foreign corporation or limited liability company to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure of such qualification or registration would not, individually or in the aggregate, have a material adverse effect on Parent.

Section 4.03 Capital Structure.

(a) The authorized capital stock of Parent consists of 800,000,000 shares of Parent Common Stock, 10,000,000 shares of preferred stock, par value $0.0001 per share and 196,319,805 warrants. As of March 5, 2026, (i) 450,183,460 shares of Parent Common Stock were issued and outstanding, 24,182,876 shares of Parent Common Stock were reserved for issuance upon the payment of outstanding restricted stock units or other awards or pursuant to plans of Parent under which any award, grant or other form of compensation issuable in the form of, or based in whole or in part of the value of, Parent Common Stock has been conferred on any Person, and no Parent Common Stock is held by Parent in its treasury. All of the outstanding shares of Parent Common Stock are, and when shares of Parent Common Stock are issued in connection with the Merger such shares of Parent Common Stock will be duly authorized, validly issued, fully paid and nonassessable with the holders being entitled to all rights accorded to a holder of the Parent Common Stock, and the issuance thereof is not subject to any preemptive or other similar right. The authorized capital stock of Merger Sub consists of 5,000 shares of common stock $0.01 par value per shares. All of the issued and outstanding shares of common stock of Merger Sub is owned by Parent. Assuming the accuracy of the representations made by the Company in ARTICLE III, the offer and issuance by Parent of the Parent Common Stock to be issued as part of the Merger Consideration will be exempt from registration under the Securities Act.

(b) Except for this Agreement and agreements entered into and securities and other instruments issued after the date hereof or pursuant to any of Parent’s Employee Benefit Plans or other similar arrangements entered in the ordinary course and except as disclosed on Section 4.03(b) of the Parent Disclosure Schedules, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of Parent is authorized or outstanding, and (ii) there is no commitment by Parent to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of Parent or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of Parent Common Stock.

Section 4.04 Authority; Execution and Delivery, Enforceability. Each of Parent and the Merger Sub have all requisite power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which it is, or will be, a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and the Merger Sub of this Agreement and each of the other Transaction Agreements to which it is, or will be, a party, and the consummation by Parent and the Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of each of Parent and the Merger Sub. Each of Parent and the Merger Sub have duly executed and delivered this Agreement, and prior to or as of the Closing will have duly executed and delivered each other agreement and instrument contemplated hereby to which it is, or will be, a party, and (assuming the due authorization, execution and delivery by the Parties other than Parent and the Merger Sub) this Agreement constitutes, and each other agreement and instrument contemplated hereby to which it is, or will be, a party will after the Closing constitute, the legal, valid and binding obligation of Parent and the Merger Sub, as applicable, enforceable against each of Parent and the Merger Sub in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a Proceeding.

Section 4.05 No Conflicts; Consents. The execution and delivery by Parent and the Merger Sub of this Agreement and the other Transaction Agreements to which it is a party and the consummation by Parent and the Merger Sub of the transactions contemplated hereby and thereby will not: (a) contravene, conflict with or result in any violation or breach of any provision of the charter or organizational documents of Parent or the Merger Sub; (b) contravene, conflict with or result in a violation or breach of any applicable Law or Order by which any of Parent or any Merger Sub or any of their respective assets or properties is bound; (c) require any Consent of, or the giving of any notice to, or filing with, any Governmental Authority on or before the Closing Date; or (d) result in a violation or breach of, constitute a default under, or result in the creation of any encumbrance upon any of the properties or assets of Parent or any Merger Sub under, any of the terms, conditions or provisions of, or require the Consent of any Person that is a party to, any note, bond, mortgage, indenture, license, franchise, Permit, agreement, lease, franchise agreement or any other instrument or obligation to which Parent, Parent or any Merger Sub is a party, or by which it or any of its respective properties or assets may be bound, excluding from the foregoing clauses (c) and (d) those Consents and notices the absence of which, and those violations, breaches, defaults or encumbrances the existence of which, would not, individually or in the aggregate, be expected to have a material adverse effect on Parent.

Section 4.06 Litigation. There is no Proceeding (or, to the Knowledge of Parent, investigation) pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on Parent, nor is there any judgment outstanding against Parent that has had or could reasonably be expected to have a material adverse effect on Parent. To the Knowledge of Parent, there is no basis on which any such Proceeding may be brought or threatened against Parent or any of its Subsidiaries.

Section 4.07 SEC Filings. Since January 1, 2022, Parent has filed and furnished all forms, reports, statements (including registration statements), certifications and other documents required to be filed or furnished by it with or to the SEC including all audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Parent and its Subsidiaries on Form 10-K and unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Parent and its Subsidiaries on Form 10-Q, all of which have complied, as to form, as of their respective filing dates (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment and in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively), in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and, in each case, the rules and regulations of the SEC promulgated thereunder. None of such Parent SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Parent SEC Report. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff. To the Knowledge of Parent, none of the Parent SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. As of the date hereof, none of Parent’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. Parent is, and shall not take any action that would cause it to cease being, a “well-known seasoned issuer” as defined in Securities Act.

Section 4.08 Advisors. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any Subsidiary of Parent who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any other concurrent or similar transaction process.

Section 4.09 Tax Items. Merger Sub was formed solely for the purpose of facilitating the consummation of the transactions contemplated by this Agreement and, except as may be reasonably necessary to carry out such purpose, has no business operations, assets, or Liabilities. It is the present intention of Parent to continue at least one significant historic business line of the Company, or to use at least a significant portion of the Company’s historic business assets, in each case within the meaning of Treasury Regulations Section 1.368-1(d).

Section 4.10 No Disclosure of Material Non-Public Information. At the time of the issuance of the Parent Payment Shares, the Parent shall have publicly disclosed all material non-public information regarding the Parent that would reasonably be expected to be known by the Stockholder or Mr. Banai as a result of the transactions contemplated by this Agreement, such that the Stockholder shall not be restricted from selling Parent Common Stock received as consideration hereunder due to the possession of material non-public information concerning Parent if provided by Parent.

Section 4.11 No Additional Representations. Except for the representations and warranties made by Parent in this ARTICLE IV, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries, the Merger Sub or their respective businesses, operations, assets, Liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties.

ARTICLE V
CERTAIN PRE-CLOSING COVENANTS

Section 5.01 Conduct of the Business of the Company. Except for matters contemplated by this Agreement and the other Transaction Agreements, or as required by applicable Law, unless Parent otherwise agrees in writing, from the date of this Agreement until the earlier of (a) the Effective Time and (b) the termination of this Agreement in accordance with Section 9.01 (the “Interim Period”) the Company shall conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use reasonable best efforts to (i) preserve intact its corporate existence and current business organization; (ii) preserve the goodwill and present business relationships (contractual or otherwise) with customers, suppliers, distributors and others having business dealings with; (iii) keep available the services of its current officers, directors, managers, employees and consultants; (iv) preserve in all material respects its present properties and its tangible and intangible assets; (v) comply in all material respects with all applicable Laws and Material Contracts; (vi) pay all applicable Taxes as such Taxes become due and payable in accordance with the Company’s past practices, and (vii) maintain all existing licenses and Permits applicable to its operations and businesses. In addition, and without limiting the generality of the foregoing, except for matters permitted by this Agreement and the other Transaction Agreements, or required by applicable Law, during the Interim Period the Company shall not (directly or indirectly) do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a) authorize any amendments to its Charter Documents;

(b) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of the equity interests of the Company (including the Shares and the equity interests of the Company) or enter into any agreement with respect to the voting of the equity interests of the Company (including the Shares and the equity interests of the Company); (ii) split, combine or reclassify any of its equity interests (including the Shares and the equity interests of the Company); (iii) issue, sell, pledge, dispose of, encumber or transfer any other securities in respect of, in lieu of or in substitution for, any of its equity interests (including the Shares and the equity interests of the Company) or authorize any of the foregoing or (iv) purchase, redeem or otherwise acquire or issue or sell any of its equity interests (including the Shares and the equity interests of the Company) or any other securities thereof or any rights, options, warrants or calls to acquire or sell any such shares or other securities;

(c) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company, except purchases of inventory in the Ordinary Course of Business;

(d) (i) grant to any executive officer, director, manager, employee or consultant of the Company any increase in compensation, (ii) grant to any officer, director, manager or employee of the Company any increase in severance or termination pay, (iii) enter into, modify or amend any employment, consulting, indemnification, severance or termination agreement, or a waiver of any terms thereof, with any such executive officer, director, manager or employee of the Company, (iv) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Benefit Plan or (v) take any action to accelerate any rights or benefits, or make any material determinations not in the Ordinary Course of Business, under any collective bargaining agreement or Benefit Plan;

(e) make, change or rescind any material Tax election, change its method of Tax accounting, prepare or file any Tax Returns in a manner which is inconsistent with the past practices of the Company with respect to the treatment of items on such Tax Returns, incur any material Liability for Taxes other than in the Ordinary Course of Business, file an amended Tax Return or a claim for refund of Taxes with respect to the income, operations or property of the Company, compromise or settle any Tax Proceedings, consent to any extension or waiver of the limitation period applicable to any Tax Proceedings other than automatic extensions obtained in the Ordinary Course of Business, enter any agreement with any Governmental Authority including a “closing agreement” under Code Section 7121 or similar agreement under state or local Tax Laws with any Governmental Authority with respect to any Tax matter, apply for or requested any Tax ruling;

(f) make any material change in accounting methods, principles or practices;

(g) (i) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its material properties or other material assets or any interests therein (whether tangible or intangible and including any Company Intellectual Property), except for sales of inventory and used equipment in the Ordinary Course of Business, or (ii) enter into, modify or amend in a material respect any lease of material property, other than in the Ordinary Course of Business, or enter in any sublease or assignment thereof;

(h) (i) incur, assume or guarantee any Indebtedness or obligation of another Person or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the Ordinary Course of Business;

(i) enter into, modify, amend, accelerate, waive any right under or terminate any Material Contract;

(j) (i) pay, discharge or satisfy any Liabilities, other than the payment, discharge or satisfaction, in the Ordinary Course of Business or in accordance with their terms, of Liabilities reflected or reserved against in, or contemplated by, the Company Financial Statements or incurred in the Ordinary Course of Business after the date of the Company Financial Statements, (ii) cancel any Indebtedness or waive any claims or rights of substantial value or (iii) waive the benefits of, or agree to modify in any manner, any exclusivity, confidentiality, standstill or similar agreement benefiting the Company;

(k) allow any Permit that was issued to the Company that otherwise relates to its business as currently conducted or anticipated to be conducted to lapse or terminate;

(l) layoff or terminate employees that could result in a Liability under the WARN Act;

(m) fail to keep in force the Insurance Policies or replacement or revised provisions providing insurance coverage with respect to the assets, operations and activities of the Company as are currently in effect;

(n) adopt a plan or agreement of complete or partial liquidation, dissolution or reorganization;

(o) institute, settle, or agree to settle any material Proceeding pending or threatened;

(p) agree to any exclusivity, confidentiality, standstill or non-competition provision or covenant binding on the Company;

(q) grant, Permit or allow a Lien (other than a Permitted Lien) on any of its assets other than in connection with any renewals, amendments, or restatements of the existing Indebtedness of the Company and to repay and reborrow with respect to such Indebtedness in the ordinary course or in connection with any Indebtedness permitted under subsection (r);

(r) make (or fail to make) capital expenditures other than in the Ordinary Course of Business;

(s) incur any additional Indebtedness other than in the Ordinary Course of Business;

(t) make any changes in policies, procedures or practices with respect to credit, collection, payment, accounts receivable or accounts payable;

(u) take or omit to take any action that, individually or in the aggregate, could reasonably be expected to result in any representation or warranty of a the Company to be untrue, result in a breach of any covenant made by the Company in this Agreement, would require disclosure pursuant to Section 6.01, or could reasonably be expected to result in any condition set forth in Section 7.01, Section 7.02 not being satisfied; or

(v) authorize any of, or commit or agree to take any of, the foregoing actions.

Section 5.02 No Control. Nothing contained in this Agreement or the other Transaction Agreements shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.03 Regulatory Undertaking; Further Assurances.

(a) Each of the Company and Parent shall, and shall cause their Affiliates to, use their respective commercially reasonable efforts and cooperate with each other to take or cause to be taken all actions, and do or cause to be done, all things in each case necessary under applicable Law to consummate the transactions contemplated by this Agreement and the other Transaction Agreements as promptly as practicable, including (i) preparing and filing as promptly as practicable with any Governmental Authority or third-party (other than filings under the HSR Act, Competition Laws or Investment Laws) all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; (ii) preparing and filing as promptly as reasonably practicable all notices, reports, and other filings pursuant to the applicable Competition Laws and Investment Laws, including the Notification and Report Forms, pursuant to the HSR Act, within twenty (20) Business Days of the date hereof, it being understood that the Parties will not request early termination of the applicable HSR Act waiting period; and (iii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations, required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the other Transaction Agreements as promptly as practicable (it being understood that all fees, costs and expenses incurred in connection with the foregoing shall be shared equally by the Parent and the Stockholder).

(b) Except as otherwise permitted by this Agreement, each Party shall (i) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority, including under the HSR Act or in connection with any Competition Laws, Investment Laws or other applicable Laws applicable to the transactions contemplated hereby; (ii) supply as promptly as practicable any additional information and documentary material that may be requested by a Governmental Authority, including pursuant to the HSR Act; (iii) if any request for additional information and documents, including a “second request” under the HSR Act, is received from any Governmental Authority, then substantially comply with any such request at the earliest practicable date; (iv) not extend any waiting period or agree to refile under the HSR Act or under any other Competition Law or Investment Law or enter into any agreement with any other Governmental Authority not to consummate the transactions contemplated hereby, except with the prior written consent of the other parties hereto; and (v) take all other commercially reasonable actions necessary or desirable to cause the expiration or termination of the applicable waiting periods under the HSR Act, including requesting early termination for all HSR Act filings, and any other applicable Laws (including Competition Laws or Investment Laws), and obtain any other required consents, authorizations, Orders and approvals from Governmental Authorities, as promptly as practicable.

(c) Notwithstanding anything to the contrary in this Agreement, neither Parent nor any of its Affiliates shall be required to (i) propose, negotiate, commit to, agree to and effect, by consent decree, hold separate orders or otherwise, the sale, lease, divesture, disposition, or license (or holding separate pending such disposition) of any assets, operations, rights, product lines, licenses, properties, products, rights, services or businesses of Parent or any of its Affiliates (including the Company following the Closing), (ii) otherwise take or commit or agree to restrictions or actions that after the Effective Time would limit the Parent or any of its Affiliates’ (including the Company following the Closing) freedom of action or operations with respect to, or its or their ability to retain, any assets, operations, rights, product lines, licenses, properties, products, rights, services or businesses of the Parent or any of its Affiliates, (iii) otherwise agree to any other structural or conduct remedy with respect to the Parent or any of its Affiliates (including the Company following the Closing), or (iv) agree to enter into, modify or terminate existing contractual relationships, contractual rights or contractual obligations.

(d) Subject to applicable Law relating to the sharing of information, each party hereto shall (i) furnish the other party with copies of all substantive documents (except documents or portions thereof for which confidential treatment has been requested or given) and substantive correspondence (A) prepared by or on behalf of such party for any Governmental Authority and affording the other party the reasonable opportunity to comment and participate in responding, where appropriate; or (B) received by or on behalf of such party from any Governmental Authority, in each case in connection with the consents, authorizations, Orders or approvals contemplated by this Section 5.03 and (ii) use reasonable best efforts to consult with and keep the other party hereto informed as to the status of such matters provided that each of the Company and Parent may redact such information in connection with the foregoing (or designate as “outside counsel only”) as may be necessary to (x) ensure commercially sensitive information (including valuation related information) is not shared with the other party or (y) address any contractual arrangements or reasonable attorney-client or other privilege or confidentiality concerns prior to sharing with another party. Further, no party hereto shall, nor shall it permit any of its Representatives to, meet or engage in substantive conversations with any Governmental Authority or representative of such Governmental Authority in connection with obtaining any such consent, authorization, Order and approval unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent not precluded by applicable Law, offers the other party the reasonable opportunity to participate in such meeting or conversation.

Section 5.04 General Release. Effective both as of the date hereof and the Closing, the Stockholder, on behalf of the Stockholder and any Person claiming through or under the Stockholder, whether derivatively or otherwise, hereby releases and forever discharges Parent and its Subsidiaries (including the Company following the Closing) and successors and assigns, and all of their respective assets, tangible and intangible, real and personal, from all actions, causes of actions, suits, debts, sums of money, accounts, or other claims or demands whatsoever, in law, equity or otherwise, whether fixed or contingent, known or unknown, which the Stockholder ever had, now has or hereafter may have, upon or by reason of, or arising out of, any circumstance, agreement, event or matter occurring or existing on or prior to the Closing, but regardless of when asserted (each, a “Stockholder Released Claim”), provided that the rights, liabilities and obligations arising out of this Agreement and/or any other documents executed pursuant to this Agreement are not being released and will not be considered a Stockholder Released Claim. The Stockholder represents and warrants that it has not assigned any of its Stockholder Released Claims released by this Section 5.04 to any other Person on or prior to the date hereof, and the Stockholder will not assign any such claim. The Stockholder irrevocably agrees to refrain, and to cause any Person claiming through the Stockholder to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Action against any released party to the extent based upon a Stockholder Released Claim. The Stockholder hereby acknowledges and waives state or federal Law that relates to the waiver of unknown claims.

Section 5.05 280G.

(a) For purposes of this Agreement, “Section 280G Payments” means, with respect to any Person, any payment or provision of “parachute payments” (as defined in Section 280G(b)(2) of the Code) that may separately or in the aggregate constitute “excess parachute payments” within the meaning of Section 280G of the Code and the applicable rulings and final regulations promulgated thereunder. To the extent that Stockholder and Parent mutually agree, the Company shall use commercially reasonable efforts to solicit and obtain a waiver (a “Section 280G Waiver”) from each Person whom the Company reasonably believes is, with respect to the Company or any of its Affiliates, a “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite stockholder approval set forth in Section 5.05(b), and who might otherwise have, receive or have the right or entitlement to receive Section 280G Payments as a result of the transactions contemplated by this Agreement such that after giving effect to any such waiver, the Company and its Affiliates have not made or provided, and are not required to make or provide, any Section 280G Payments that would not be, or reasonably might not be, deductible under Section 280G of the Code or that would be, or reasonably might be, subject to an excise Tax under Section 4999 of the Code.

(b) Prior to the Closing Date and after the Company’s receipt of any waivers described in Section 5.05(a), the Company shall submit, accompanied by adequate disclosure, to its stockholders for approval all Section 280G Payments (in a manner that satisfies the applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder) in order to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all Section 280G Payments provided to those disqualified individuals who have executed a waiver pursuant to Section 5.05(a). The Company shall provide Parent with copies of the drafts of any Section 280G Waivers, disclosure documents, and stockholder consent documents relating to the actions described hereunder that are prepared by Company in connection herewith with reasonable time prior to Company obtaining the waivers and soliciting the vote for review by Parent and shall consider in good faith all reasonable comments made by Parent to such documents. Prior to the Closing Date, the Company shall deliver to Parent (i) evidence that a vote of the applicable stockholders was solicited with respect to each person who executes a Section 280G Waiver and that either (A) the requisite stockholder approval was obtained with respect to each person who executes a Section 280G Waiver (“Section 280G Stockholder Approval”), or (B) the requisite stockholder approval was not obtained and, as a consequence, the Section 280G Payments shall not be made to any person who executed a Section 280G Waiver, and (ii) a list of those disqualified persons for whom a Section 280G Waiver was not obtained.

(c) All documented, out-of-pocket legal costs (for one law firm mutually selected by the Parties) of the Company or Mistral Security, Inc. incurred after the date hereof that are directly related to the analysis of, compliance with or carrying out the covenants in this Section 5.05 shall be either directly paid by Parent or promptly reimbursed by Parent.

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.01 Certain Notices. During the Interim Period, the Company shall promptly notify Parent of (i) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of Parent to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, (ii) the failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement that would reasonably be expected to result in any condition to the obligations of Parent to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, (iii) any material inaccuracy or incompleteness of any representation or warranty made by the Company in this Agreement, and (iv) the occurrence of any development that has had or would reasonably be expected to have a Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 6.01 shall (A) not cure the inaccuracy of any representation or warranty, the failure to comply with any covenant, the failure to meet any condition or otherwise limit or affect the remedies available hereunder to the Party receiving such notice or (B) amend or supplement the Disclosure Schedule.

Section 6.02 Access to Information; Confidentiality. From the date hereof until the Effective Time and subject to applicable Law and the Confidentiality Agreement, the Company shall (a) give Parent, its counsel, financial advisors, auditors and other authorized representatives, and its financing sources and their representatives, reasonable access during normal business hours to the offices, properties, books and records of such Party, (b) furnish Parent, its counsel, financial advisors, auditors and other authorized representatives, and its financing sources and their representatives, such financial and operating data and other information as such Persons may reasonably request and (c) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Parent in its investigation. No information or knowledge obtained in any investigation pursuant to this Section 6.02 shall affect or be deemed to modify any representation or warranty made by any Party hereunder.

Section 6.03 Efforts to Consummate.

(a) Each of the Parties shall cooperate, and use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement and the other Transaction Agreements as promptly as practicable after the date hereof, including using its best efforts to obtain any Consent and to cause the conditions to the consummation of the transactions contemplated by this Agreement or the Transactions Agreement to be fulfilled (it being understood and agreed that Parent shall not be required to pay any fee or other consideration, or incur any Liability or expense in connection with obtaining any Consent).

(b) Each of Parent, on the one hand, and the Company on the other hand, shall cooperate regarding, and keep the other reasonably apprised of the status of, matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection (i) with obtaining all required Consents of any Governmental Authority and (ii) all other communications with any Governmental Authority with respect to the Merger. In that regard, each Party shall without limitation: (A) promptly notify the other of, and if in writing, furnish the other with copies of (or in the case of oral communications, advise the other orally of) any communications from or with any Governmental Authority with respect to the Merger and (B) not participate in any meeting with any such Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement and the other Transaction Agreements without giving, in the case of the Company, Parent, and in the case of Parent, the Company, prior notice of the meeting and, to the extent reasonably practicable and permitted by such Governmental Authority, gives the other the opportunity to attend and participate thereat.

Section 6.04 Preparation of Required SEC Filings. The Company shall, prior to the Closing Date deliver (a) audited financial statements for the Company for the calendar year 2025 prepared in accordance with GAAP and (b) reviewed financial statements for the Company for the interim period prepared in accordance with GAAP, as required under applicable U.S. securities laws and regulations, including the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder by the SEC, to the Parent’s satisfaction (collectively, the “SEC Financials”). The Company has secured the engagement of Rosenberg Rich Baker Berman, P.A., to assist in auditing and reviewing SEC Financials. The Company shall further furnish any other information as may be reasonably requested by Parent in connection with any filing with the SEC (collectively, the “Required SEC Filings”). The Required SEC Filings shall comply in all material respects with all applicable requirements of Law and the rules and regulations promulgated thereunder. Each of Parent and the Company shall ensure that information supplied by it for inclusion or incorporation in such Required SEC Filings does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If any information relating to Parent, the Merger Sub, or the Company, or any of their respective Affiliates, officers, directors, members or managers, is discovered by Parent, the Merger Sub or the Company that should be set forth in an amendment or supplement to the Required SEC Filings so that the Required SEC Filings would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party discovering such information shall promptly notify the other Parties and, to the extent required by Law, Parent and Parent shall cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by Law disseminated to the holders of shares of Parent Common Stock.

Section 6.05 Public Announcements.

(a) Parent shall provide Stockholder with the initial press release or other public statement regarding the Merger, this Agreement, or the transactions contemplated hereby, which shall be subject to Stockholder’s review. If Stockholder does not provide written comments on the press release or public statement within 72 hours after receipt, Parent may issue such press release or public announcement. Parent shall consider in good faith any comments received from Stockholder on the press release or public statement. Nothing in this Section shall be deemed to restrict Parent from making any disclosure required by Law, applicable Proceeding or NASDAQ.

(b) Each of the Company (prior to the Closing) and the Stockholder shall obtain the approval of Parent before issuing any press release or other public statement with respect to the Merger, this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such approval, except as may be required by applicable Law or Proceeding.

Section 6.06 Employee Matters.

(a) During the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, Parent shall provide each employee of the Company who is employed immediately prior to the Closing and will remain employed after the Closing Date (each a “Continuing Employee”) (i) an annual base salary or hourly wage, as applicable, no less favorable than the annual base salary provided to such employee of the Company as of immediately prior to the Closing, (ii) annual cash target incentive compensation opportunities that are, no less favorable than the annual cash incentive compensation opportunities provided to such Continuing Employee as of immediately prior to the Closing, and (iii) benefits that are, in the aggregate, no less favorable than the benefits provided to such Continuing Employee as of immediately prior to the Closing.

(b) Parent shall use commercially reasonable efforts to ensure that, as of the Closing Date, each Continuing Employee receives full credit (for purposes of eligibility to participate and vesting, but excluding benefit accrual), subject to any required approval of the applicable insurance provider, for service with the Company (or Predecessor employers to the extent the Company provides such past service credit under its employee benefit plans) under each of the comparable employee benefit plans, programs and policies of Parent, the Surviving Entity or the relevant Subsidiary, as applicable, in which such Continuing Employee becomes a participant (excluding any defined benefit pension plan or equity or equity-based incentives); provided, however, that no such service recognition shall result in any duplication of benefits. With respect to each health or welfare benefit plan maintained by Parent, the Surviving Entity or the relevant Subsidiary for the benefit of any Continuing Employees that Continuing Employees become newly eligible to participate in following the Closing Date, subject to any required approval of the applicable insurance provider, if any, Parent shall use commercially reasonable efforts to (1) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (2) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Benefit Plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Parent, the Surviving Entity or the relevant Subsidiary, as applicable, for the plan year in which the Closing Date occurs.

(c) Nothing contained herein, express or implied, (i) is intended to confer upon any Continuing Employee any right to employment, continued employment for any period or continued receipt of any specific employee benefit or other term or condition or employment, (ii) shall constitute an amendment to, waiver, creation, establishment of or any other modification of any Benefit Plan or any other compensation or benefit plan, policy, program, practice, Contract or other arrangement of Parent or any of its Subsidiaries, (iii) shall be construed to prohibit Parent, the Company or any of their Subsidiaries from amending or terminating any Benefit Plan at any time, (iv) shall give the Representative the power or right to enforce this Section 6.06 or (v) shall create any third party beneficiary or other rights in favor of any Continuing Employees or other Persons.

(d) Inducement Award. On the Closing Date, Parent shall issue restricted stock unit inducement awards (“Inducement Awards”) with an aggregate value of $13,125,000  to certain employees of the Company. The Inducement Awards shall vest in twelve (12) equal quarterly installments through the third anniversary of the Closing Date, subject to continued employment with the Company.

Section 6.07 Tax Matters.

(a) The Stockholder shall prepare and file, or cause to be prepared and filed, all income Tax Returns for the Company for taxable periods ending on or before the Closing Date. (“Stockholder Prepared Returns”). All Stockholder Prepared Returns shall be prepared in accordance with the existing procedures, practices, and accounting methods of the Company, except as otherwise required by applicable Tax Laws or this Agreement. Stockholder shall provide to the Parent each Stockholder Prepared Return at least thirty (30) days prior to the due date of such Stockholder Prepared Return (taking into account any valid extensions), or if such Stockholder Prepared Return is due within thirty (30) days prior to the due date of such Stockholder Prepared Return (taking into account any valid extensions), a reasonable time prior to such date. The Stockholder shall incorporate any reasonable comments made by the Parent that are received in writing within twenty (20) days of the Parent’s receipt of such Stockholder Prepared Return.

(b) Parent shall prepare and file, or cause to be prepared and filed, when due (taking into account any extensions of a required filing date), all Tax Returns of the Company required to be filed after the Closing Date other than Stockholder Prepared Returns (“Parent Prepared Returns”). All Parent Prepared Returns shall be prepared in accordance with the existing procedures, practices, and accounting methods of the Company, except as otherwise required by applicable Tax Laws or this Agreement. Parent shall provide to the Stockholder each Parent Prepared Return that reflects any amount for which the Stockholder may have an obligation hereunder, for review and comment, at least thirty (30) days prior to the due date of such Parent Prepared Return (taking into account any valid extensions). Parent shall incorporate any reasonable comments made by the Stockholder that are received in writing within twenty (20) days of the Stockholder’s receipt of such Parent Prepared Return.

(c) The Stockholder, on the one hand, and Parent, on the other hand, and their respective Affiliates shall cooperate in carrying out the provisions of this Agreement, including preparing and filing all Tax Returns or responding to Tax Proceedings with respect to the Company, for which one party could reasonably require the assistance of the other party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years’ Tax Returns or return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such party’s possession requested by the other party as is relevant to preparing and filing the Tax Returns, responding to Tax Proceedings or otherwise. Such cooperation and information also shall include promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Governmental Authority and providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Governmental Authority and records concerning the ownership of property, which the requested party may possess, in each case with respect to Pre-Closing Tax Periods. The Stockholder and Parent agree (1) to retain all books and records relating to any Tax period (or portion thereof) ending on or prior to the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Stockholder or Parent, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Governmental Authority, and (2) to give the other Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Stockholder or Parent, as the case may be, shall allow the other party to take possession of such books and records.

(d) Any and all existing Tax Sharing Agreements of the Company shall be terminated as of the Closing Date such that after such time the Company shall not have any further rights or Liabilities thereunder.

(e) Parent shall provide written notice to the Stockholder upon receipt by the Company, Parent, or any of Parent’s other Affiliates of any written notice involving the assertion of any claim or the commencement of any action in respect of which indemnity may be sought pursuant to this Agreement (a “Tax Claim”); provided, however, that failure to comply with this provision shall not affect Parent’s right to indemnification hereunder unless the Stockholder is materially prejudiced thereby. The Stockholder, at its election and expense, shall control the contest or resolution of any Tax Claim; provided, however, that if the Stockholder does not elect to control such contest or resolution, Parent shall have the right to do so at its expense. Notwithstanding the foregoing: (a) the Party controlling such contest or resolution shall keep the other Party (the “Non-Controlling Party”) reasonably informed of all material developments in any such Tax Claim; (b) the Non-Controlling Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, with all related fees and expenses related to such participation borne solely by the Non-Controlling Party; and (c) the Party controlling such contest or resolution shall not settle, compromise, or cease to defend any such Tax Claim without the prior written consent of the Non-Controlling Party (which consent shall not be unreasonably withheld, conditioned, or delayed).

(f) The Stockholder shall be entitled to all refunds and credits in lieu of refunds received or claimed by Parent, the Company, or their Affiliates after the Closing Date that relate to a Pre-Closing Tax Period, net of any reasonable costs or Taxes incurred by Parent, the Company, or their Affiliates in connection with receiving or claiming such refunds or credits (any such net amount, a “Tax Refund”). Parent shall pay, or cause to be paid, to the Stockholder any such Tax Refund promptly after receipt of the applicable Tax refund (or, in the case of a credit, promptly after the use of such credit to reduce Taxes otherwise payable), and shall take any actions reasonably requested by the Stockholder to obtain any such refund or credit. If any such Tax refund or credit is subsequently disallowed (including any and all penalties, interest, additions to Tax, and other associated costs), the Stockholder shall promptly reimburse Parent for any such amounts.

(g) All federal, state, local, non-U.S. transfer, excise, sales, use, value added, registration, stamp, recording, property and similar Taxes or fees applicable to, imposed upon, or arising out of the transfer of the shares in the Company or any other transaction contemplated by this Agreement and all related interest and penalties (collectively, “Transfer Taxes”) shall be paid 50% by Parent and 50% by the Stockholder.

(h) In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(i) in the case of Taxes (A) based upon, or related to, income, receipts, profits, wages, capital or net worth, (B) imposed in connection with the sale, transfer or assignment of property, or (C) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the day immediately prior to the Closing Date; and

(ii) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the total number of days in the entire period.

The remainder of the Taxes for the Straddle Period shall be allocated to the Post-Closing Tax Period.

(i) Without the prior written consent of the Stockholder (which consent shall not be unreasonably withheld, conditioned, or delayed), Parent shall not, and shall not cause the Company or any Affiliate to, unless required by applicable Law: (i) make or change any Tax election with respect to the Company that has retroactive effect to any taxable period or portion thereof ending on or prior to the Closing Date; (ii) refile, revoke, amend, or cause to be amended any Tax Return of any member of the Company for any taxable period or portion thereof ending on or prior to the Closing Date; (iii) extend or waive any statute of limitations or other period for the assessment of any Tax or deficiency related to a Tax Return of or with respect to the Company for any taxable period or portion thereof ending on or prior to the Closing Date; or (iv) initiate or otherwise approach any Governmental Authority regarding any voluntary disclosure (or similar) agreement or procedure with respect to Taxes payable by or with respect to the Company for any taxable period or portion thereof ending on or prior to the Closing Date; in each case, to the extent such action would reasonably be expected to result in a Tax liability of the Stockholder (whether pursuant to this Agreement or applicable Law).

(j) The Company will become a member of Parent’s consolidated group for U.S. federal income Tax purposes, such that the taxable year of the Company will close as of the date immediately prior to the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(2).

(k) Any Transaction Tax Deductions shall be reported as deductions of the Company in a Pre-Closing Tax Period to the maximum extent permitted under applicable Law.

(l) This Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). For federal income tax purposes, the Merger is intended to qualify as a reorganization pursuant to Section 368(a)(2)(E) of the Code to the extent permitted by applicable Law (a “Tax-Free Reorganization”). Neither Parent, Shareholder, Company nor Surviving Entity shall, directly or indirectly, take any action which would cause the Merger to be treated for tax-purposes as anything other than a Tax-Free Reorganization. Neither Parent, Shareholder, the Company nor the Surviving Entity has taken or agreed to take any action, and each is not aware of any fact or circumstance, that would prevent, or could reasonably be expected to prevent, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 6.08 Stockholder Approval. Within 24 hours following the execution and delivery of this Agreement, the Stockholder shall deliver a written consent in the form attached hereto as Exhibit B (the “Company Written Consent”) approving the Merger, this Agreement and the transactions contemplated hereby.

Section 6.09 No Solicitation; Other Offers. The Company shall not, and shall cause their officers, directors, managers, members, employees, stockholders, representatives, agents, investment bankers and any of their respective Affiliates not to, directly or indirectly, (a) discuss, pursue, solicit, initiate, consider, facilitate, encourage or otherwise enter into any discussions, negotiations, agreements or other arrangements regarding or which could lead to, a possible sale or other disposition (whether by merger, reorganization, recapitalization or otherwise) of all or any part of the membership interests or any substantial portion of the assets of the Company with any other Person other than Parent or its Affiliates (an “Acquisition Proposal”), (b) provide any information to any Person other than Parent or its Affiliates, other than information which is traditionally provided in the regular course of the Company’s business operations to third parties where the Company and its officers, directors and Affiliates have no reason to believe that such information may be utilized to evaluate any Acquisition Proposal, of (c) enter into a Contract with any third party that has submitted, or is seeking to submit, an Acquisition Proposal. For purposes of the preceding sentence, an “Acquisition Proposal” includes any request, solicitation or proposal to abandon, terminate or fail to consummate any of the transactions contemplated hereby. The Company shall, and shall cause its officers, directors, members, managers, employees, stockholders, representatives, agents, investment bankers and any of their respective Affiliates to, (i) immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal, (ii) promptly notify Parent if any Acquisition Proposal, or any inquiry or contact with any Person with respect thereto which has been made as of the date of this Agreement or is subsequently made, and the details of such contact (including the identity of the third party or third parties and copies of any proposals and the specific terms and conditions discussed or proposed); and (iii) keep Parent fully informed with respect to the status of the foregoing. Parent shall have the right and remedy to have the provisions of this Section 6.09 specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any breach or threatened breach thereof may cause irreparable injury to Parent and that money damages may not provide an adequate remedy to Parent, which right and remedy shall be independent of all others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Parent under law or in equity.

Section 6.10 Company Closing Deliveries. At the Closing, the Company shall deliver or cause to be delivered to Parent, all of which shall be in form and substance reasonably satisfactory to Parent:

(a) a certificate duly executed by the Chief Executive Officer of each of the Company dated as of the Closing, attesting to the satisfaction of the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c);

(b) one or more payoff letters, duly executed by the applicable lenders, with respect to all indebtedness of the Company (the “Existing Debt”), accompanied by UCC termination statements, releases and any other documentation reasonably requested by Parent to evidence the satisfaction in full of such indebtedness and the release of any and all Liens, other than Permitted Liens, relating to the assets, equity and property of the Company;

(c) a certificate from the Secretary of the Company certifying on the Closing Date that the following are true, correct and complete and attaching a copy thereof (i) copies of the resolutions duly adopted by the Board, authorizing the Company’s execution, delivery and performance of this Agreement and the other Transaction Agreements to which the Company is a party and the transactions contemplated by the Transaction Agreements to which the Company is a party, (ii) the certificate of incorporation of the Company as in effect immediately prior to the Closing, and (iii) a certificate of the Secretary of State of the State of Delaware, dated as of a recent date prior to the Closing Date, as to the good standing of the Company;

(d) duly executed copies of each of the Consents;

(e) copies of the restrictive covenant agreements, in each case in the form of Exhibit C (the “Restrictive Covenant Agreements”), for the Stockholder, duly executed by Stockholder;

(f) a copy of the registration rights agreement in the form of Exhibit D (the “Registration Rights Agreement”) duly executed by the Stockholder;

(g) copies of the employment agreements, in each case in the form of Exhibit E (each, an “Employment Agreement”), for Mr. Banai, duly executed by Mr. Banai and; prior to the Closing, Mr. Banai and the Parent shall use commercially reasonable efforts to provide employment agreements for employees mutually agreed upon by Mr. Banai and Parent;

(h) a copy of the escrow agreement in the form of Exhibit F (the “Escrow Agreement”), duly executed by the Stockholder;

(i) a copy of the general release in the form of Exhibit G, duly executed by the Company and the Stockholder;

(j) a fully completed IRS Form W-9, duly executed by the Stockholder;

(k) the SEC Financials;

(l) a license agreement between the Company and NABCO, in a form reasonably satisfactory to Parent, duly executed by NABCO (the “License Agreement”);

(m) if applicable, evidence that a vote was solicited with respect to each person who executes a Section 280G Waiver and that the requisite Section 280G Stockholder Approval was obtained; and

(n) such other certificates, instruments and documents, in form and substance reasonably satisfactory to Parent, as Parent may reasonably request.

Section 6.11 Parent Closing Deliverables. At the Closing, Parent shall deliver or cause to be delivered to the Stockholder, or to such other Person as the Stockholder may designate in accordance with the terms of this Agreement, the following:

(a) payment by wire transfer of immediately available funds of the Transaction Expenses in each case, in the amounts and pursuant to the wire instructions provided by the Company;

(b) the Closing Payment, in seven (7) equal installments as set forth on Schedule 6.11(b). In addition, the Parent shall deliver or cause to be delivered the Escrow Amount and the Deferred Payment Shares to the Escrow Agent in seven (7) equal installments as set forth on Schedule 6.11(b).

(c) a certificate duly executed by the Chief Executive Officer of Parent, dated as of the Closing Date, attesting to the satisfaction of the conditions set forth in Section 7.03(a) and Section 7.03(b);

(d) counterparts to each Registration Rights Agreement, duly executed by Parent;

(e) counterparts to each Employment Agreement, duly executed by the Company;

(f) counterparts to each Restrictive Covenant Agreement, duly executed by Parent;

(g) a counterpart to the Escrow Agreement;

(h) the Retention Plan;

(i) the License Agreement, duly executed by the Company; and

(j) a draft prospectus supplement to Parent’s Registration Statement on Form-3 (or such other form as may be appropriate) covering the resale of the Parent Payment Shares in form and substance reasonably satisfactory to the Stockholder.

ARTICLE VII
CONDITIONS PRECEDENT

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Requisite Regulatory Approvals. All authorizations, Consents, Orders or approvals of, or declarations or filings with, and all expirations or early terminations of waiting periods (including under the HSR Act) required from, or voluntarily entered into with, any Governmental Authority under applicable Laws shall have been filed, have occurred or been obtained (all such Permits, approvals, filings and Consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”), and all such Requisite Regulatory Approvals shall be in full force and effect.

(b) No Injunctions or Restraints. (i) No provision of any applicable Laws and no judgment, injunction, Order or decree (whether temporary, preliminary or permanent) shall be threatened by or pending before any Governmental Authority which seeks to prohibit the consummation of the transactions contemplated by the Merger or obtain damages in connection therewith and (ii) no such judgment, injunction, Order or decree has been entered and not subsequently dismissed or discharged with prejudice.

(c) Compliance with Laws. The consummation of the transactions contemplated by the Transaction Agreements shall not be prohibited by any Law or subject Parent or the Company to any other onerous condition arising under any Law or imposed by any Governmental Authority or otherwise adversely affect the right of Parent or its Subsidiaries, or the Company to own its assets and operate its respective businesses.

(d) Company Stockholder Vote. This Agreement shall have been duly adopted by the Company Stockholder Vote.

Section 7.02 Conditions to Obligations of Parent. The obligations of Parent to effect the Merger are further subject to the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in ARTICLE III (other than those set forth in subsection (ii) hereof) shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on and as of the date of this Agreement and at and as of the Closing Date (except to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all material respects on and as of such dates), and (ii) each of the representations and warranties of the Company set forth in Section 3.01, Section 3.02(a), Section 3.03(a), Section 3.04(a), and Section 3.19 shall be true and correct in all respects on and as of the date of this Agreement and at and as of the Closing Date (except for de minimis inaccuracies).

(b) Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with all agreements, covenants and conditions required under this Agreement to be performed or complied with by the Company at or prior to the Closing Date.

(c) Absence of Material Adverse Effect. Except as disclosed in the Disclosure Schedule, since the date of this Agreement there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(d) Consents. All Consents, including those set forth on Section 3.03 of the Disclosure Schedule, shall have been duly made or obtained and shall be in full force and effect as of the Closing, each in form and substance reasonably satisfactory to Parent.

(e) Other Closing Deliveries. The Company shall have delivered or caused to be delivered the documentation required to be delivered by them pursuant to Section 6.10.

Section 7.03 Conditions to Obligations of the Stockholder and Company. The obligations of the Stockholder and Company to effect the Merger are further subject to the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent set forth in ARTICLE IV (other than those set forth in subsection (ii) hereof) shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) on and as of the date of this Agreement and at and as of the Closing Date (except to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all material respects on and as of such dates), and (ii) each of the representations and warranties of Parent set forth in Section 4.01, Section 4.02, Section 4.03(a), Section 4.04, Section 4.05(a) Section 4.08 and Section 4.10 shall be true and correct in all respects on and as of the date of this Agreement and at and as of the Closing Date (except for de minimis inaccuracies).

(b) Performance of Obligations of Parent. Parent shall have performed and complied in all material respects with all agreements, covenants and conditions required under this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c) Other Closing Deliveries. Parent shall have delivered or caused to be delivered the documentation required to be delivered by it pursuant to terms set forth herein.

ARTICLE VIII
INDEMNIFICATION

Section 8.01 Indemnification by the Stockholder. From and after the Closing, the Stockholder shall indemnify each of Parent and its Affiliates (which, following the Closing, shall include the Company) and any of their respective officers, directors, managers, employees, agents, equity holders or the successors and assigns of the foregoing (collectively, the “Parent Indemnitees” and each, a “Parent Indemnitee”) from and against, and defend and hold them harmless from, any losses, penalties, fines, damages or liabilities, excluding any punitive damages, except to the extent payable to third parties in respect of a Third Party Claim (collectively, “Losses”), suffered, sustained or incurred by any such Parent Indemnitee arising from, based upon, attributable to:

(a) any breach or inaccuracy of any representation or warranty made by the Stockholder or the Company (including contained in ARTICLE III) or in any schedule or certificate delivered pursuant to this Agreement;

(b) Fraud;

(c) any breach or non-fulfillment by the Company of the covenants and agreements set forth in Section 5.01;

(d) any Transaction Expenses not discharged on or before Closing or otherwise paid in connection with Closing;

(e) any Company Debt not discharged on or before Closing or otherwise paid in connection with Closing;

(f) any Pre-Closing Taxes; and

(g) the items set forth on Schedule 8.01(g).

Parent Indemnitees’ right to indemnification or any other remedy under this Agreement shall not be diminished or limited by any knowledge that Parent or any of its Affiliates or Representatives may have acquired, or could have acquired, whether before or after the Closing Date, nor by any investigation or due diligence or investigation by Parent or its Affiliates or Representatives. The Stockholder hereby acknowledges that, regardless of any investigation made (or not made) by or on behalf of any of Parent or its Affiliates or Representatives, and regardless of the results of any such investigation, Parent has entered into this transaction in express reliance upon the representations and warranties of the Stockholder made in this Agreement

Section 8.02 Indemnification by Parent. Subject to the limitations and other provisions set forth in this ARTICLE VIII, from and after the Closing, Parent agrees to and shall, indemnify the Stockholder and the Stockholder’s Representatives, any of their respective officers, directors, managers, employees, agents, equity holders or the successors and assigns of the foregoing (collectively, the “Stockholder Indemnitees” and each, a “Stockholder Indemnitee”) from and against, and defend and hold them harmless from, any losses, penalties, fines, damages or liabilities, excluding any punitive damages, except to the extent payable to third parties in respect of a claim brought by a third-party: (a) any breach of any representation or warranty made by Parent in this Agreement (including contained in ARTICLE IV hereof) or in any Schedule or certificate delivered pursuant to this Agreement (collectively, the “Parent Representations”) and (b) any breach of any covenant or agreement by Parent contained in this Agreement.

Section 8.03 Survival.

(a) The representations and warranties of the Stockholder, on the one hand, and Parent, on the other hand, contained in this Agreement, shall survive as follows:

(i) the representations and warranties contained in (i) Section 3.01 (Organization), Section 3.02 (Authority; Enforceability), Section 3.03 (No Conflicts; Consents), Section 3.04 (Capital Structure), Section 3.05 (Subsidiaries), Section 3.12 (Taxes), Section 3.19 (Brokers and Other Fees), Section 3.23 (Affiliate Transactions) (collectively, the “Fundamental Reps”), and the representations and warranties set forth in Section 3.27 as applied to each UVision Contract, in each case, shall survive until thirty (30) days following the expiration of the statute of limitations for the Laws that are applicable to the subject matter of the representations and warranties thereof;

(ii) the representations and warranties contained in (i) Section 3.10 (Intellectual Property) (the “IP Representations”) shall survive until the date that is twenty-four (24) months after the Closing;

(iii) all representations and warranties contained in this Agreement (other than as set forth in Section 8.03(a)(i) and Section 8.03(a)(ii) shall survive until the date that is twelve (12) months after the Closing (the “General Representations”).

(b) Each covenant and other agreement of the Stockholder or of Parent hereunder (including their indemnification obligations hereunder) shall survive indefinitely. To the extent that a claim for indemnification hereunder is based upon facts or circumstances to which more than one survival period may be applicable, the longest of such survival periods shall apply. Claims based upon fraud shall survive for the longer of six (6) years or the statute of limitations with respect to Fraud.

Section 8.04 Limitations.

(a) Subject to the other provisions of this ARTICLE VIII, neither Parent, nor the Stockholder, as the case may be, shall be liable for breach of any representation or warranty pursuant to Section 8.01(a) or Section 8.02(a), as applicable, unless and until the aggregate amount of Losses which may be recovered from the Stockholder or Parent, as applicable, equals or exceeds $875,000 (the “Basket”), at which point the Stockholder or Parent, as applicable, shall only be liable for Losses in excess of the Basket; provided, however, that, except with respect to Fraud, in no event shall the aggregate liability of the Stockholder with respect to the General Representations or Parent in respect of the Parent Representations exceed $17,500,000 (the “Cap”). For clarity, the Basket and the Cap do not apply to Fraud or breaches of Fundamental Reps or the IP Representations. Furthermore, notwithstanding anything to the contrary contained herein, with respect to the representations and warranties set forth in Section 3.27 as applied to each UVision Contract, any such breach shall not be subject to the Cap.

(b) Except with respect to Fraud, the obligations of the Stockholder to indemnify the Parent Indemnitees pursuant to Section 8.01 shall not exceed the total consideration actually received by the Stockholder.

(c) The amount of Losses subject to indemnification pursuant to Section 8.01, shall be reduced by any insurance or other proceeds previously received by Parent or any Parent Indemnitee with respect to such Losses (net of any deductible or co-payment, actual increase in insurance premiums attributable to such recovery and the reasonable out-of-pocket costs incurred in connection with such recovery) from any insurance carrier pursuant to any insurance coverage held by or on behalf of Parent or its Affiliates (including, following the Closing, the Company) or any other third party under any other indemnity or contribution agreements, Contracts or otherwise with respect to such Losses. If any insurance or other proceeds are subsequently recovered by Parent or its Subsidiaries from an insurance carrier after payment has been made by the Stockholder to the Parent Indemnitees in accordance with this ARTICLE VIII with respect to the Losses to which such insurance or other third party recoveries relate, then Parent shall promptly remit to the Stockholder such insurance or other third party recoveries (net of any deductible or co-payment, actual increase in insurance premiums attributable to such recovery and all reasonable out-of-pocket costs incurred in connection with recovery) for further payment to the Stockholder; provided that in no event shall Parent have any obligation hereunder to remit to the Stockholder any portion of such insurance or other third party recoveries in excess of the indemnification payment or payments actually received from the Stockholder with respect to such Losses.

(d) Any Losses for which any Parent Indemnitee is entitled to indemnification under this ARTICLE VIII shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one (1) covenant or agreement.

Section 8.05 Claims Procedure.

(a) Notice of Claims. If any Parent Indemnitee believes that it has suffered or incurred any Loss for which it is entitled to indemnification under this ARTICLE VIII, the Parent Indemnitee shall promptly notify the Stockholder (“Notice of Claim”). If any Proceeding is instituted by or against a third party with respect to which any Parent Indemnitee intends to claim any Losses, the Parent Indemnitee shall notify the Stockholder of such Proceeding.

(b) Third Party Claims. If any Parent Indemnitee determines to seek indemnification under this ARTICLE VIII with respect to any Proceeding brought against it by a third party (a “Third Party Claim”), then the Parent Indemnitee shall notify the Stockholder thereof as promptly as practicable and in any event within thirty (30) days after receiving any written notice from a third party; provided that any failure to so notify or any delay in notifying the Stockholder shall not relieve the Stockholder of the Stockholder’s obligations hereunder except and only to the extent that the Stockholder is actually prejudiced by such failure or delay. Once the Parent Indemnitee has given notice of the matter to the Stockholder, the Stockholder may defend, at his sole and cost and expense, against the matter so long as (i) the Stockholder notifies the Parent Indemnitee in writing, within thirty (30) days after the Parent Indemnitee has given notice of the Third Party Claim that the Stockholder will indemnify the Parent Indemnitee from and against the entirety of any Losses the Parent Indemnitee may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim and (ii) the Stockholder possesses financial resources that would reasonably be expected to be sufficient to defend against the Third Party Claim and to fulfill the Stockholder’s indemnification obligations hereunder; provided, that the Stockholder shall not have the right to defend any such matter (A) that seeks to impose criminal liability on the Parent Indemnitee, (B) if the Stockholder has failed or is failing to actively and diligently defend in good faith such matter, and is provided written notice of such failure by the Parent Indemnitee and such failure is not reasonably cured within five (5) Business Days of receipt of such notice; (C) if such Third Party Claim includes a claim to obtain an injunction, restraining order, declaratory relief or other non-monetary relief or (D) if the Parent Indemnitee has been advised by counsel that there exists a conflict of interest between the Parent Indemnitee and the Stockholder in connection with the defense of the Third Party Claim that would make representation by the same counsel or the counsel selected by the Stockholder inappropriate. In the event the Stockholder is entitled to defend such Third Party Claim in accordance with this Section 8.05(b) and notifies the Parent Indemnitee in accordance herewith that the Stockholder is assuming the defense of such matter (I) the Stockholder shall defend the Parent Indemnitee against the matter with counsel reasonably acceptable to Parent, such consent not to be unreasonably withheld, conditioned or delayed, (II) the Parent Indemnitee may retain separate counsel at its sole cost and expense and (III) the Stockholder shall not consent to the entry of a judgment with respect to the matter or enter into any settlement without the written consent of the Parent Indemnitee; provided that the consent of the Parent Indemnitee shall not be required if such judgment or settlement (x) is for only money damages, (y) includes, as a condition thereof, an express, unconditional release of the Parent Indemnitees from any liability or obligation with respect to such Third Party Claim and (z) does not involve the admission of liability. If the Stockholder elects not to, or is not permitted by the terms of this Agreement to, assume the defense of and indemnification for such matter, then the Parent Indemnitee shall proceed diligently to defend such matter; provided, that the Parent Indemnitee shall not settle, adjust or compromise such matter, or admit any liability with respect to such matter, without the prior written consent of the Stockholder, which shall not be unreasonably withheld, conditioned or delayed.

Section 8.06 Exclusive Remedy. The rights of the Parent Indemnitees to indemnification by or on behalf of the Stockholder relating to this Agreement shall be limited to those contained in this ARTICLE VIII, and such indemnification rights shall be the sole and exclusive remedies of the Parent Indemnitees subsequent to the Effective Time with respect to any matter in any way relating to this Agreement or any other Transaction Agreement or arising in connection herewith. Notwithstanding the foregoing, nothing in this Section 8.06 shall limit (a) liability for any breach of any covenant or agreement of the Parties which by its terms contemplates performance after the Closing or (b) any indemnification matter contemplated by Section 8.01(b) through Section 8.01(g).

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Merger Consideration, unless otherwise required by Law.

ARTICLE IX
TERMINATION

Section 9.01 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the Merger and other transactions contemplated herein may be abandoned at any time before the Closing only as follows:

(a) Mutual Consent. by the mutual written agreement of Parent and the Stockholder;

(b) Breach of Representations, Warranties, Covenants or Agreements.

(i) by Parent upon delivery of written notice to the Stockholder, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Section 7.01 or Section 7.02 and (B) (x) such breach cannot be cured by the End Date or (y) if capable of being cured, shall not have been cured by the earlier of (1) 30 calendar days following receipt of written notice to the Stockholder from Parent of such breach or (2) the date that is three calendar days prior to the End Date; or

(ii) by the Stockholder upon delivery of written notice to Parent, if there has been a breach of any representation, warranty, covenant or agreement made by Parent in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Section 7.01 or Section 7.03 and (B) (x) such breach cannot be cured prior to the End Date or (y) if capable of being cured, shall not have been cured by the earlier of (1) 30 calendar days following receipt of written notice from the Stockholder of such breach or (2) the date that is three calendar days prior to the End Date;

(c) Failure to Deliver Requisite Target Company Vote. by Parent if within 24 hours following the execution and delivery of this Agreement by all of the Parties, the Company has not delivered to Parent a copy of the executed Company Written Consent;

(d) End Date. by the Company or Parent upon delivery of written notice to the other if the Closing has not occurred on before 5:00 p.m., New York time, on May 9, 2026 (the “End Date”); provided, that neither Parent nor the Company will be entitled to terminate this Agreement pursuant to this Section 9.01(d) if such Person’s material breach of, or material failure to fulfill any obligation under, this Agreement has been a material cause of the failure of the Closing to occur on or prior to such time on the End Date; provided further that the Company will not be entitled to terminate this Agreement pursuant to this Section 9.01(d) if the Company is in material breach of, or material failure to fulfill any obligation under, this Agreement has been a material cause of the failure of the Closing to occur on or prior to such time on the End Date; provided further, that in the event any inquiries or requests in respect of the HSR filing, the End Date shall be automatically extended an additional six (6) months;

(e) Orders; Laws. by either Parent or the Company upon delivery of written notice to the other if any Governmental Authority shall have issued or entered any judgment, Order or decree, enacted any Law or taken any other action which, in any such case, (i) permanently restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement, (ii) would prevent the Closing from occurring as contemplated by this Agreement on or prior to the applicable time on the End Date or (iii) has had or would reasonably be expected to have a Material Adverse Effect; provided, that neither Parent nor the Company will be entitled to terminate this Agreement pursuant to this Section 9.01(e) if such Person’s (or, in the case of the Company, any the Company’s) material breach of, or material failure to fulfill any obligation under, this Agreement is a significant cause of the issuance or entry of such judgment, Order or decree; or

(f) Material Adverse Effect. by Parent upon delivery of written notice to the Company if there shall have occurred a Material Adverse Effect.

Section 9.02 Effect of Termination.

(a) In the event this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect without Liability of any Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party) to the other Parties hereto; provided, that, the termination of this Agreement shall not relieve any Party from any Liability for a breach of a covenant, representation or warranty contained in this Agreement occurring prior to such termination, or limit the rights or remedies of any Party, hereunder or otherwise, in respect of such breach, or for Fraud. The provisions of ARTICLE X, this Section 9.02 and the Confidentiality Agreement shall survive any termination hereof.

Section 9.03 Extension; Waiver. At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties or (b) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 9.04 Remedies. Each of the Parties shall have and retain all rights and remedies, at law or in equity, including rights to specific performance and injunctive or other equitable relief, arising out of or relating to a breach or threatened breach of this Agreement, including in the event that this Agreement is terminated due to failure to satisfy a condition or otherwise. Without limiting the generality of the foregoing, each of the Parties acknowledges that money damages would not be a sufficient remedy for any breach or threatened breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights and obligations of the Parties shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and shall be granted in connection therewith, without the necessity of posting a bond or other security or proving irreparable harm and without regard to the adequacy of any remedy at Law. A Party’s right to specific performance and injunctive relief shall be in addition to all other legal or equitable remedies available to such Party. If Parent terminates pursuant to Section 9.01(b)(i) or if Stockholder terminates pursuant to Section 9.01(b)(ii), the terminating Party shall be entitled to recover from the non-terminating Party all reasonable out-of-pocket costs incurred in connection with enforcing its rights under this Agreement, including without limitation, reasonable attorneys’ fees.

ARTICLE X
GENERAL PROVISIONS

Section 10.01 Expenses. Except as otherwise provided elsewhere in the Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

Section 10.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to the Company (in each case, after the Closing), or Parent or the Merger Sub to:

Ondas Inc.
222 Lakeview Avenue,

Suite 800

West Palm Beach, Florida 33401

Attention: Neil Laird, Chief Financial Officer, and Patrick Huston,
Chief Operating Officer, General Counsel and Secretary

Email: [***]; [***]

with a copy (which shall not constitute notice) to:

Akerman LLP

Three Brickell City Centre

98 Southeast Seventh Street

Suite 1100

Miami, Florida 33131

Attention: Christina Russo; Martin Burkett

Email: [***]; [***]

(b)	if to the Company (in each case, prior to the Closing), or the Stockholder to

Eyal Banai

[***]

Email: [***]

with a copy (which shall not constitute notice) to:

Fluet & Associates, PLLC

1751 Pinnacle Drive

Suite 1000

Tysons, VA 22102

Attention: Allison Alexander; Eric Kronman

Email: [***]; [***]

Section 10.03 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section, Exhibit or Schedule of this Agreement unless otherwise indicated. The term “this Agreement” means this Agreement and Plan of Merger and Stock Purchase together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing or enforcing the provisions hereof, all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (vi) the word “or” is disjunctive but not necessarily exclusive; (vii) terms used herein that are not defined herein but are defined in GAAP have the meanings ascribed to them therein; (viii) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (ix) references to any Person include the successors and permitted assigns of that Person; (x) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; (xi) references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; (xii) the words “dollar” or “$” shall mean U.S. dollars; and (xiii) the word “day” means calendar day unless Business Day is expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. Any document uploaded to the online data room hosted on OneDrive to be utilized for the transactions contemplated hereby (the “Data Room”) and accessible to Parent at least one (1) Business Day prior to the date hereof and remains available and accessible through the Closing shall be considered “made available,” “furnished” or “provided” for purposes of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not in any way affect in any way the meaning or interpretation of this Agreement. The Recitals to this Agreement are incorporated by reference.

Section 10.04 Disclosure Schedules.

(a) The Stockholder and Company have set forth certain information in the Disclosure Schedule in a section thereof that corresponds to the Section or portion of a Section of this Agreement to which it relates. A matter set forth in one section of the Disclosure Schedule need not be set forth in any other section of the Disclosure Schedule so long as its relevance to such other section of the Disclosure Schedule or Section of this Agreement is readily apparent on the face of the information disclosed in such Disclosure Schedule. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself) and the provision of monetary or other quantitative thresholds for disclosure on the Disclosure Schedule does not and shall not be deemed to create or imply a standard of materiality hereunder.

(b) Parent has set forth certain information in the Parent Disclosure Schedule in a section thereof that corresponds to the Section or portion of a Section of this Agreement to which it relates. A matter set forth in one section of the Parent Disclosure Schedule need not be set forth in any other section of the Parent Disclosure Schedule so long as its relevance to such other section of the Parent Disclosure Schedule or Section of this Agreement is readily apparent on the face of the information disclosed in such Parent Disclosure Schedule. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself) and the provision of monetary or other quantitative thresholds for disclosure on the Parent Disclosure Schedule does not and shall not be deemed to create or imply a standard of materiality hereunder.

Section 10.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 10.06 Counterparts. This Agreement may be executed in one or more counterparts (including by means of DocuSign, by scanned portable document format image and other electronic means, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any Law), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 10.07 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other Transaction Agreements (including the documents and instruments referred to herein and therein, including the Disclosure Schedules) (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof, other than the Confidentiality Agreement which shall survive the execution and delivery of this Agreement in accordance with its terms and (b) except as provided in Section 6.05(b) (which are intended for the benefit of only the Persons specifically named therein) is not intended to confer upon any Person other than the Parties any rights or remedies.

Section 10.08 Governing Law. This Agreement is governed by the laws of the State of Delaware. Any dispute arising from this Agreement shall be resolved exclusively in the Court of Chancery of the State of Delaware or the federal courts within the District of Delaware. If any provision of this Agreement is found to be invalid, illegal, or unenforceable, the remaining provisions shall remain in full force and effect, and the parties shall negotiate in good faith to replace the invalid provision with a valid one that most closely reflects the Parties’ original intent.

Section 10.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by the Company or the Stockholder, without the prior written consent of Parent in its sole discretion, or by Parent or the Merger Sub, without the prior written consent of the Stockholder in its sole discretion. Any purported assignment without such required consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.10 Consent to Jurisdiction. Each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any federal court within the District of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or any federal court within the District of Delaware, (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or Proceeding in the Court of Chancery of the State of Delaware or such Federal court. Each Party agrees that (i) this Agreement involves at least $100,000.00 and (ii) this Agreement has been entered into by the Parties in express reliance upon 6 Del. C. § 2708. Each Party agrees that a final judgment in any such action or Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Any judgment from any such court described above may, however, be enforced by any Party in any other court in any other jurisdiction.

Section 10.11 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 10.11.

Section 10.12 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Laws.

Section 10.13 Representation by Counsel.

(a) This Agreement constitutes notice to Parent and the Surviving Entity that the Stockholder, Mr. Banai, and the Company have engaged Fluet & Associates PLLC (“Fluet”) as their legal counsel in connection with the transactions contemplated by this Agreement; and Parent and the Surviving Entity hereby (i) consent to the continued representation of the Stockholder and Mr. Banai in relation to the transactions contemplated by this Agreement notwithstanding the fact that Fluet may have represented, and may currently or in the future represent, Parent, the Surviving Entity, and/or any of their Affiliates with respect to unrelated matters and (ii) waive any actual or alleged conflict that may arise from Fluet’s representation of the Company and/or its Affiliates in connection with the transactions contemplated by this Agreement, including representing the Stockholder, Mr. Banai, or their Affiliates against Parent, the Surviving Entity and/or any of their Affiliates in litigation, arbitration or mediation in connection therewith. In addition, Parent and the Surviving Entity hereby acknowledge that their consent and waiver under this paragraph is voluntary and informed, and that Parent and the Surviving Entity have obtained independent legal advice with respect to this consent and waiver. The Parties agree that, notwithstanding the fact that Fluet may have jointly represented the Company, the Stockholder, and/or Mr. Banai in connection with this Agreement, Fluet will be permitted after the Closing to represent the Stockholder and Mr. Banai, including in connection with any dispute hereunder.

(b) Notwithstanding any legal requirement to the contrary, (i) all confidential communications between Fluet and the Stockholder, Mr. Banai, or the Company and/or their respective Affiliates or their respective equity holders, officers, directors, managers or trustees that occurred in the context of Fluet’s representation of the Company prior to the Closing with respect to matters that are not related to the negotiation, documentation and consummation of the transactions contemplated herein will remain privileged as between Fluet and the Surviving Entity after the Closing, and (ii) any attorney-client, work product or other applicable privilege relating to the negotiation, documentation and consummation of the transactions contemplated by this Agreement that otherwise would be available to the Stockholder, Mr. Banai, the Company and/or their respective Affiliates or their respective equity holders, officers, directors, managers or trustees (such communications described in clause (ii), the “Confidential Communications”) will remain privileged and the Company (following the Closing), Parent, and Surviving Entity agree that the privilege shall remain with the Stockholder and Mr. Banai and not with the Company or Surviving Entity following the Closing such that, without limiting the Stockholder’s or Mr. Banai’s right to such privilege, the Stockholder and Mr. Banai alone shall have and maintain the right to waive the privilege. Each of Parent, the Stockholder, the Surviving Entity, and the Company agrees that (i) if the Surviving Entity and its Affiliates or their respective equity holders, officers or managers leave any emails and other documents (both electronic or otherwise) that contain Confidential Communications on the Company’s or Surviving Entity’s servers or with the Company or Surviving Entity, such occurrence shall not, in and of itself, constitute a waiver of the attorney-client privilege or any other privilege applicable to such documents. Parent and the Surviving Entity hereby further agree that each of them will not seek disclosure of any Confidential Communications from Fluet, the Stockholder, Mr. Banai, the Company, the Surviving Entity, their respective Affiliates or their respective equity holders, officers, directors or managers after the Closing, in the context of litigation or otherwise.

ARTICLE XI
DEFINITIONS

Section 11.01 Definitions. For purposes of this Agreement:

“Accounting Principles” means the principles, practices, methodologies and procedures, classifications, assumptions, estimation techniques and judgments used in connection with the preparation of the Company Financial Statements, as further modified by Exhibit H.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, (including all directors and officers of such Person) controlled by, or under direct or indirect common control with, such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Affordable Care Act” means the Patient Protection and Affordable Care Act (PPACA), as amended by the Health Care and Education Reconciliation Act (HCERA).

“Benefit Plan” means each Employee Benefit Plan currently sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or ERISA Affiliates make, or have any obligation to make, any contributions or payments with respect to which the Company has any other Liabilities (actual or contingent).

“Business Day” means any day except Saturday, Sunday or any days on which banks are generally not open for business in New York, New York.

“CAA” means the Consolidated Appropriations Act, 2021.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as amended.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act.

“Charter Documents” means with respect to a Person, its certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents of such Person, as applicable.

“Chemical Substance” means any chemical substance, including any sort of pollutant, contaminants, chemicals, raw materials, intermediates, products, industrial, solid, toxic, or Hazardous Materials or any component thereof.

“Closing Amount” means the sum of (A) the Closing Net Working Capital Adjustment as set forth in the Closing Spreadsheet (the “Estimated Closing Net Working Capital Adjustment”), plus (B) the Company Cash as set forth in the Closing Spreadsheet (the “Estimated Company Cash”), less (C) the Company Debt as set forth in the Closing Spreadsheet (the “Estimated Company Debt”) less (D) the Transaction Expenses (expressed as a positive number) as set forth in the Closing Spreadsheet (the “Estimated Transaction Expenses”).

“Closing Net Working Capital Adjustment” means the amount equal to (a) the Closing Net Working Capital Target, less (b) the Company Net Working Capital (which amount may be a positive or negative number).

“Closing Net Working Capital Target” means $1,531,751.

“Closing Payment” means shares of Parent Common Stock with a value of $105,000,000.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Company Debt” means the Indebtedness of the Company, determined in accordance with the Accounting Principles, as of immediately prior to the Closing.

“Company Cash” means, without duplication, the aggregate unrestricted cash and cash equivalents of the Company, determined in accordance with Accounting Principles, as of immediately prior to the Closing, excluding for the avoidance of doubt, any Trapped Cash.

“Company Intellectual Property” means all Intellectual Property that is owned by or purported to be owned by, or exclusively licensed to, the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary, or otherwise bound.

“Company Net Working Capital” means, without duplication, as of immediately prior to the Closing, the current assets of the Company set forth on the Company Net Working Capital Schedule minus the current Liabilities of the Company set forth on the Company Net Working Capital Schedule (in each case, calculated in accordance with the Accounting Principles, and the methodologies applied in preparation of the Company Net Working Capital Schedule), and specifically including all Liabilities for deferred revenue (current and long-term), payroll obligations, accrued or accruable by or for the Company’s employees as of the Closing (unless included in Company Debt) and specifically excluding all Taxes. Company Net Working Capital shall exclude Company Cash, Transaction Expenses and Company Debt.

“Company Net Working Capital Schedule” means the non-binding, illustrative calculations of Company Net Working Capital as of the date of this Agreement, attached hereto as Exhibit J.

“Company Patents” means all Patents included in the Company Intellectual Property.

“Company Products and Services” means all proprietary products and services, including Software products and services (including software as a service), of the Company that are currently or at any time in the past five years have been offered, licensed, sold, distributed, hosted, maintained or supported, or otherwise provided or made available by or on behalf of the Company or otherwise used in the operation of the business of the Company, or are currently under development by or for the Company.

“Competition Laws” means any foreign, federal, or state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate (a) actions or transactions having the purpose or effect of monopolization, lessening of competition or restraint of trade (including the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended) or (b) foreign direct investments (including Section 721 of the U.S. Defense Production Act of 1950, as amended).

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated as of November 30, 2025, by and among Parent, the Company and Mr. Banai.

“Consent” means any Permit or any permit, novation, license, waiver, authorization, order, grant, franchise, concession, agreement, certificate, exemption, registration, declaration, filings with, report or notice to, consent and approval from any Person, including any Government Authorities.

“Contracts” means any agreement, contract, instrument, commitment, lease, guaranty, indenture, license, or other arrangement or understanding (and all amendments, side letters, modifications and supplements thereto) between Parties or by one party in favor of another party, whether written or oral.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or strains thereof.

“Employee Benefit Plan” means, with respect to any Person, each plan, fund, program, agreement, arrangement or scheme that is at any time sponsored or maintained by such Person or to which such Person makes, or has an obligation to make, contributions or to which such Person has any Liability providing for employee benefits or for the remuneration of the employees, former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including (a) each deferred compensation, bonus, incentive compensation, pension, retirement, profit sharing, 401(k), stock purchase, stock option and other equity compensation plan, (b) each “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (c) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA), (d) each severance plan or agreement, and (e) each health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, vision, dental, hospitalization, prescription drug, cafeteria, flexible benefits, short-term and long-term disability, accident and life insurance, legal and other employee benefit plan, fund, program, agreement, arrangement or scheme.

“Environmental Claim” means any claim, action, complaint, cause of action, citation, Order, investigation or notice by any Person or entity alleging potential Liability and/or responsibility (including potential Liability and/or responsibility for investigatory tests, cleanup costs, governmental response costs, natural resources damages, property damages, diminution in value, personal injuries, or penalties) arising out of, based on any Environmental Law or resulting from (a) the presence, or Release of any Hazardous Materials at any location, (b) any Environmental Condition, or (c) any other circumstance forming the basis of any violation, alleged violation, or basis of Liability under any Environmental Law, and including any claim, cause of action, citation, Order, investigation or notice alleging Environmental Exposure Claim Liability.

“Environmental Condition” means a condition of the soil, surface waters, groundwater, stream sediments, air and/or similar environmental media, including a condition resulting from any Release or threatened Release of Hazardous Materials, either on or off a property resulting from any activity, inactivity or operations occurring on such property, that, by virtue of Environmental Laws or otherwise, (a) requires notification, investigatory, corrective or remedial measures, and/or (b) comprises a basis for claims against, demands of and/or Liabilities of the Company, or in respect of either of its businesses, the Owned Real Property.

“Environmental Exposure Claim Liability” means Liabilities in respect of any claim made, asserted or prosecuted in writing by any third party (whether an entity or a natural person) alleging exposure (whether onside or offsite) of any natural person (including employees) to any Chemical Substance and resulting damages and arising from or relating to Company Products and Services or operations of the respective businesses of the Company.

“Environmental Laws” means any and all federal, state, local or municipal Laws, guidelines, policies or requirements of any Governmental Authority regulating or imposing standards of Liability or of conduct (including common law) concerning air, water, solid waste, Hazardous Materials, worker and community right-to-know, hazard communication, noise, resource protection, subdivision, inland wetlands and watercourses, health protection or other environmental, health, safety, building, and land use concerns as may now or at any time hereafter be in effect.

“Environmental Lien” means any Lien in favor of any Governmental Authority in connection with any Liability under any Environmental Laws, or damage arising from, or costs incurred by, such Governmental Authority in response to a Release or threatened Release.

“Environmental Permits” means Permits, licenses, registrations and other authorizations issued by any Governmental Authority that are required under Environmental Laws to conduct its business and its related operations as they are presently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person (whether incorporated or unincorporated) that together with the Company or the Company would be deemed a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Amount” means that number of shares of Parent Common Stock at the Parent Trading Price in an amount equal to $17,500,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder).

“Executive Order” means Executive Order No. 13224 –Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001, as amended from time to time.

“Final Adjustment” the Final Amount less the Closing Amount.

“Final Amount” means the sum of, without duplication, (i) Closing Net Working Capital Adjustment as finally determined pursuant to Section 2.07(b), Section 2.07(c) and/or Section 2.07(d), as the case may be, plus (ii) the Company Cash as finally determined pursuant to Section 2.07(b), Section 2.07(c) and/or Section 2.07(d), as the case may be, less (iii) the Company Debt as finally determined pursuant to Section 2.07(b), Section 2.07(c) and/or Section 2.07(d), less (iv) the Transaction Expenses as finally determined pursuant to Section 2.07(b), Section 2.07(c) and/or Section 2.07(d), as the case may be.

“Fraud” means Delaware common law fraud.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Government Contract” means any Contract including an individual task order, delivery order, purchase order, or blanket purchase agreement between the Company and any Governmental Entity, as well as any subcontract, teaming agreement, joint venture, basic ordering agreement, pricing agreement, letter contract or other arrangement by which (a) the Company has agreed to provide goods or services to a prime contractor, to the Governmental Entity or to a higher-tier subcontractor or (b) a subcontractor, vendor or other affiliate has agreed to provide goods or services to the Company, where, in either event, such goods or services ultimately will benefit or be used by the Governmental Entity, including any contract or subcontract as to which the right of the U.S. government or a higher-tier contractor to review, audit, or investigate has not expired.

“Governmental Authority” means any domestic (including federal, state or local) or foreign government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency.

“Hazardous Materials” means any petroleum, petroleum products, fuel oil, derivatives of petroleum products or fuel oil, explosives, reactive materials, ignitable materials, corrosive materials, pollutants, contaminants, hazardous chemicals, hazardous wastes, hazardous substances, extremely hazardous substances, toxic substances, toxic chemicals, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas, medical waste, biomedical waste, infectious materials and any other element, compound, mixture, solution or substance which may pose a present or potential hazard to human health or safety or to the environment, including any material regulated by or subject to regulation or standards of Liability under any Environmental Law.

“Headline Price” means $175,000,000.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication, at any specified time, any of the following indebtedness of any Person (whether or not contingent and including any and all principal, accrued and unpaid interest, prepayment premiums or penalties, related expenses, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and other amounts which would be payable in connection therewith): (a) any obligations of such Person for borrowed money or in respect of loans or advances (whether or not evidenced by bonds, debentures, notes, or other similar instruments or debt securities); (b) any obligations of such Person as lessee under any lease or similar arrangement required to be recorded as a capitalized or financing lease in accordance with GAAP (other than operating leases); (c) all Liabilities of such Person with respect to amounts drawn and unreimbursed under or in connection with letters of credit or bankers’ acceptances, performance bonds, sureties or similar obligations; (d) any obligations of such Person to pay the deferred purchase price of property, goods or services other than those trade payables incurred in the Ordinary Course of Business; (e) all Liabilities of such Person arising from cash/book overdrafts; (f) all Liabilities of such Person under conditional sale or other title retention agreements; (g) all obligations of such Person with respect to vendor advances or any other advances made to such person; (h) all Liabilities of such Person arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (i) any Liability or obligation of others guaranteed by, or secured by any Lien on the assets of, such Person; and (j) with respect to the Company, the net amount of any obligation or Liability of the Company to the Company or any Affiliate thereof. For clarity, any amounts that would be deemed “Indebtedness” but are included in the Company Net Working Capital shall not be treated as Indebtedness for purposes of this Agreement.

“Intellectual Property” means any and all intellectual property, industrial property, or proprietary rights arising in any jurisdiction throughout the world, including: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), and all improvements thereto, and all issued utility, design and plant patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, industrial designs and patent utility models), and any other patents or patent applications from which any Patents claim a benefit or priority or that claim a benefit or priority from any Patents, and all inventions disclosed in any of the foregoing (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) all works of authorship (whether copyrightable or not), all copyrights (registered and unregistered), and all applications, registrations and renewals in connection therewith (“Copyrights”); (d) internet domain names and social media accounts or user names, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights (e) Software; (f) Trade Secrets; (g) rights of publicity; (h) all other similar intellectual property rights; and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means (a) with respect to the Company, the actual knowledge of Mr. Banai, the Stockholder, Jeff Davis, Chris Escamilla, Yoav Banai, Mark Ott and Amit Morag, after reasonable inquiry; and (b) with respect to Parent, the actual knowledge of Gilad Yacubovich , after reasonable inquiry.

“Law” or “Laws” means any statutes, rules, codes, regulations, ordinances or Orders, of, or issued by, any Governmental Authority.

“Liability” means, with respect to any Person, any direct or indirect liability, indebtedness, claim, loss, damage, deficiency, assessment, fine, penalty, obligation or responsibility of such Person of any kind or nature, whether fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, insured or uninsured, asserted or unasserted, due or to become due, accrued or unaccrued, vested or unvested, executory, determined, determinable, absolute, known or unknown, contingent or otherwise, regardless of whether or not the same is required to be accrued on any financial statements of such Person.

“Lien” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance or other similar arrangement or interest in real or personal property.

“Licensed Intellectual Property” means all Intellectual Property in which the Company holds any rights or interests granted by other Persons, including the Stockholder or any equityholder of the Company.

“Material Adverse Effect” means any change, event, occurrence or circumstance, that, individually or in the aggregate with all other changes, events, occurrences and circumstances, results in, or could reasonably be expected to result in, a material adverse effect on the financial condition, business, results of operations, assets or Liabilities of the Company; except to the extent resulting from (a) changes in general local, domestic, foreign, or international economic conditions, (b) changes affecting generally the industry in which the Company operate, (c) acts of war, sabotage or terrorism, military actions or the escalation thereof, (d) any changes in applicable Law or accounting rules or principles, including changes in GAAP, (e) any other action required by this Agreement or the other Transaction Agreements, or (f) the announcement of the transactions contemplated by this Agreement and the other Transaction Agreements, provided, that in the case of (a) through (f), such change, event, occurrence or circumstance does not affect the Company, taken as a whole, in a substantially disproportionate manner.

“Merger Consideration” means, without duplication, the sum of (a) the Headline Price, less (b) the Estimated Closing Net Working Capital Adjustment, plus (c) the Estimated Company Cash, less (d) the Estimated Company Debt, less (e) the Estimated Transaction Expenses.

“NASDAQ” means the Nasdaq Capital Market and any successor stock exchange or inter-dealer quotation system operated by the Nasdaq Stock Market, LLC.

“Open Source Software” means any Software that is distributed as “free software,” “open source software,” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd) (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), MIT License (MIT), Apache License, Artistic License, and BSD Licenses).

“Order” means any writ, decree, order, judgment, injunction, rule, ruling, encumbrance, voting right, or Consent of or by a Governmental Authority.

“Ordinary Course of Business” means the Company’s ordinary course of business consistent with their past custom and practice (including with respect to quantity and frequency).

“Owned Real Property” means the parcels of real property owned in fee simple by the Company (together with all fixtures and improvements thereon), if any.

“Parent Common Stock” means the common stock, $0.0001 par value per share, of Parent.

“Parent Payment Shares” means that number of shares of Parent Common Stock at the Parent Trading Price in an amount equal to (a) the Merger Consideration, (b) any upward adjustment of the Final Amount pursuant to Section 2.07(f) or (c) the Deferred Payment Amount, if any, subject, in each case, to adjustment for any stock split, reverse stock split, or similar occurrence.

“Parent SEC Reports” shall mean all documents and other materials filed or furnished by Parent with the SEC since January 1, 2022, including those that Parent may file or furnish after the date of this Agreement until the Closing Date.

“Parent Trading Price” means the volume weighted average price per share of Parent Common Stock as reported on the NASDAQ (a) on the trading day immediately preceding the applicable date of issuance or (b) the trading day immediately preceding the release by the Escrow Agent to Parent pursuant to Section 2.07(e).

“Parent Sale Transaction” means any one or more of the following events: (a) the sale of all, or substantially all, of the Parent’s consolidated assets in any single transaction or series of related transactions to an independent third party; or (b) any merger or consolidation of the Parent with or into another corporation or other business entity (regardless of which entity is the surviving corporation) if, after giving effect to such merger or consolidation the holders of the Parent’s voting securities (on a fully diluted basis) immediately prior to the merger or consolidation own voting securities of the surviving or resulting corporation or other business entity representing less than a majority of the ordinary voting power to elect directors of the surviving or resulting corporation or other business entity (on a fully diluted basis).

“Parties” means Parent, Merger Sub, the Stockholder and the Company and “Party” means any one of them.

“Patriot Act” means Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107 56).

“Patriot Act Related Laws” means those Laws, regulations, orders and sanctions, state and federal, criminal and civil, that (a) limit the use and/or seek the forfeiture of proceeds from illegal transactions, (b) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotic dealers or otherwise engaged in activities contrary to the interests of the U.S., (c) require identification and documentation of the parties with whom a financial institution conducts business, or (d) are designed to disrupt the flow of funds to terrorist organizations. For purposes of clarification, Patriot Act Related Laws shall be deemed to include the Executive Order, the Patriot Act, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading with the Enemy Act (50 U.S.C. Appx. 1 et seq.), the Cuban Democracy Act (22 U.S.C.§§ 6001-10), the Cuban Liberty and Democratic Solidarity (LIBERTAD) Act (22 U.S.C. 6021-91), the Iraq Sanctions Act of 1990 (Pub. L. 101-513), the Terrorism Sanctions Regulations (31 C.F.R. Part 595), the Antiterrorism and Effective Death Penalty Act of 1996 (8 U.S.C. § 1189, 18 U.S.C. § 2332b and 18 U.S.C. § 2332d), the Terrorism List Governments Sanctions Regulations (31 C.F.R. Part 596), the Foreign Terrorist Organizations Sanctions Regulations (31 C.F.R. Part 597), the United Nations Participation Act (22 U.S.C. § 287c), and the International Security and Development Cooperation Act (22 U.S.C. §§ 2349 aa-9); each as amended, and the sanctions regulations promulgated pursuant to the foregoing by the Office of Foreign Assets Control of the U.S. Department of Treasury, as well as Laws relating to prevention and detection of money laundering in Sections 1956 and 1957 of Title 18 of the U.S. Code, as amended.

“Permit” means any approval, consent, variance, commission, franchise, exemption, order, approval, ratification, registration, waiver, authorization, license, permit, novation, certificate or clearance issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Permitted Liens” means (a) Liens imposed by Law for Taxes not yet due and payable or that are being contested in good faith by appropriate procedures as disclosed herein and in each case, reflected in the relevant financial statements, (b) statutory Liens of landlords, (c) Liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen, and other Liens imposed by Law or contract incurred in the ordinary course that are not overdue by more than 30 days or that are being properly contested, (d) pledges and deposits made in the ordinary course in compliance with workers’ compensation, unemployment insurance and other social security Law s or regulations, (e) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety, indemnity and appeal bonds, performance and return-of-money and fiduciary bonds and other obligations of a like nature, in each case in the ordinary course, (f) easements, zoning restrictions, rights-of-way, licenses, covenants, conditions, minor defects, encroachments or irregularities in title and similar encumbrances on or affecting any real property that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business at any real property subject to such Liens, (g) any (i) interest or title of a lessor or sublessor, or lessee or sublessee under any lease, (ii) restriction or encumbrance that the interest or title of such lessor or sublessor, or lessee or sublessee may be subject to or (iii) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (ii), (h) Liens on goods held by suppliers arising in the ordinary course for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor and as long as such Lien remains unperfected, (i) with respect to any real property in which the Company owns a leasehold estate, any defect or encumbrance caused by or arising out of the failure to record the lease or a memorandum thereof in the applicable real property records in the jurisdiction where such real property is located and (j) the effect of any moratorium, eminent domain or condemnation Proceedings.

“Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Authority or other entity.

“Personal Information” means any information that relates to an identified or identifiable individual, including name, address, telephone number, email address, username and password, photograph, government-issued identifier, persistent device identifier, or any other data used or intended to be used to precisely identify an individual.

“Pre-Closing Tax Period” means any Taxable period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such Taxable period ending on and including the Closing Date; provided that in respect to income Taxes, the Pre-Closing Tax Period shall mean any Taxable period ending on or before the date immediately prior to the Closing Date and, with respect to a Straddle Period, the portion of such Taxable period ending on and including the date immediately prior to the Closing Date.

“Pre-Closing Taxes” means (a) all Taxes of the Stockholder (including the Stockholder’s portion of any Transfer Taxes pursuant to Section 6.06(f)); (b) all Taxes of the Company attributable to all Pre-Closing Tax Periods including any Taxes payable by the Company as a result of a passthrough entity Tax (or similar) election made with respect to state or local Taxes attributable to a Pre-Closing Tax Period (taking into account the principles set forth in Section 6.06(g) in respect to Straddle Periods); (c) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date; and (d) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring prior to the Closing; provided, that Pre-Closing Taxes shall not include any Taxes attributable to a transaction outside the ordinary course of business and not contemplated by this Agreement that occurs on the Closing Date after the Closing at the direction of Parent or any of its Affiliates.

“Proceeding” means any action, arbitration, charge, claim, complaint, demand, dispute, governmental audit, grievance, hearing, inquiry, investigation, litigations, proceeding, qui tam action, suit (whether civil, criminal, administrative, judicial, or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator, whether at law or in equity.

“Product Data” means all manufacturing information and data, and all submissions and correspondence with or to any governmental or regulatory authority regarding any Company Products and Services, all as any of the above may be in the possession or control of the Company.

“Real Property” means all Leased Real Property together with any Owned Real Property.

“Related Party” means as to any Person, any Affiliate or Subsidiary of such Person including any director, officer, member, or employee of such Affiliate or Subsidiary thereof, any immediate family member of a director or officer, or member thereof, or any holder of 5% or more of the shares or ownership interest of such Person.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Remedial Proceeding” means all action to (a) clean up, remove, treat or handle in any other way Hazardous Materials in the environment, (b) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the environment, or (c) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder).

“Software” means all computer software programs, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human-readable form, including all comments and any procedural code.

“Straddle Period” means any Tax period that begins on or before and ends after the Closing Date.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax” or “Taxes” means any federal, state, local or foreign income, receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, unclaimed property or abandoned property or escheat (whether or not considered a tax under local law), value added, excise, natural resources, severance, stamp, occupation, windfall or other profits, environmental, customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee, withholding, premium, ad valorem, intangible, recording, proceeds, lease, goods and services, interest equalization, turnover, healthcare (whether or not considered a tax under applicable Law), or other tax, duty or other governmental charge or assessment in the nature of a tax, penalties, fines or additions to tax in respect of the foregoing, in each case whether disputed or not.

“Tax Return” means any return, declaration, notice, form, claim for refund, report, Tax election, information return, statements or other document, including schedules and attachments thereto and amendments thereof, in each case filed or required to be filed with any Governmental Authority, or maintained (or required to be maintained) by any Person, in connection with the determination, assessment, administration or collection of any Tax.

“Tax Proceeding” means a Proceeding, audit, claim, investigation, examination, dispute or controversy or any other controversy relating to Taxes, including any assessments, notices, demands, writs, suits, recovery proceedings, claims, assessment proceedings, tax deduction at source related proceedings, re-assessment proceedings, interest related proceedings, penalty related proceedings, prosecution related proceedings, rectification, stay of demand related proceedings, appeals (at any level) and any appellate proceedings in relation to any of the foregoing.

“Tax Sharing Agreement” means any agreement or arrangement (whether or not written and excluding this Agreement) entered into prior to the Closing that binds the Company and a primary purpose of which provides for the allocation, apportionment, sharing or assignment of any Tax Liability or benefit, or the transfer or assignment of income, revenues, receipts or gains for the purpose of determining any Person’s Tax Liability (other than the Company).

“Trade Secrets” means all trade secrets or other proprietary and confidential information, including, processes, unpatented inventions, invention disclosures, financial data, technical data, personal information, financial and marketing plans and information, customer lists, supplier lists, pricing and cost information, business plans, know-how, formulae, methods (whether or not patentable), specifications, designs, processes, procedures, source code, object code, and data collections.

“Transaction Agreements” means this Agreement, the Restrictive Covenant Agreements, the Registration Rights Agreements, the Employment Agreements, the Escrow Agreement, and any other agreement, Consent, certificate or other instrument executed or delivered in connection herewith.

“Transaction Expenses” means (a) all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred by the Company in connection with the negotiation and execution of this Agreement and the Transaction Agreements, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby (including any such amounts required to be paid to any third party in connection with obtaining any Consent required to be obtained in connection with the consummation of the transactions contemplated hereby or thereby), (b) any accrued bonuses, commissions and similar payments due to any employees or service providers of the Company (plus any associated employer payroll Taxes required to be paid by the Company with respect thereto), (c) all amounts (plus any associated employer payroll Taxes required to be paid by the Company with respect thereto) payable by the Company, whether immediately or in the future, under any “change of control,” retention, incentive, termination, compensation, severance or other similar arrangements as a result of the consummation of the transactions contemplated hereby (including any such amounts payable to any employee, director or consultant (as applicable) of the Company at the election of such employee, director or consultant (as applicable) pursuant to any such arrangements), (d) 50% of any transfer Taxes, in the case of each of clauses (a) through (c), to the extent unpaid prior to the Closing Date, and (e) any costs or expenses of Parent in excess of $200,000 in respect of the SEC Financials.

“Transaction Tax Deductions” means, without duplication, any income Tax deduction more likely than not deductible under applicable Tax Laws in a Pre-Closing Tax Period resulting from, without duplication, (i) the Transaction Expenses, (ii) the repayment of any Company Debt, and (iii) any fees, expenses, and interest (including amounts treated as interest for income Tax purposes) borne by the Stockholder that were incurred in connection with the Company Debt (or payment thereof) or included in the computation of the Company Debt. Transaction Tax Deductions shall be computed assuming that the safe harbor election provided for in IRS Revenue Procedure 2011-29 is made with respect to any Transaction Tax Deduction that constitutes a “success-based fee”.

“Trapped Cash” means cash or cash equivalents (a) of the Company which are not freely useable or available because it is subject to restrictions or limitations on use under Contract or applicable Laws by the Company, including collateral for customer agreements, lease agreements, collateral for debt, and hedge guarantees. or (b) in the form of deposits in transit and outstanding checks and drafts issued by the Company.

“Treasury Regulations” means the income Tax regulations promulgated under the Code.

“UVision Contracts” means any contract between the Company and UVision Air Ltd. (“UVision”), UVision USA Corporation (“UVision USA”) or any Affiliate of either UVision or UVision USA, including that certain Business Development Teaming Agreement, effective January 1, 2022, between UVision, UVision USA and the Company.

“WARN Act” means the Worker Adjustment Restraining Notification Act of 1988, as amended, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

Index of Defined Terms. The following is an index of all defined terms utilized in this Agreement other than the terms defined in Section 11.01:

Defined Term	Section
Accredited Investor	Section 3.04(j)
Acquisition Proposal	Section 6.09
Agreement	Preamble
Bid	Section 3.27(a)(ii)
Calculations	Section 2.11(a)
Certificate of Merger	Section 1.03
Certificates	Section 2.03(a)
Closing	Section 1.02
Closing Amount	Section 2.11(e)
Closing Date	Section 1.02
Closing Spreadsheet	Section 2.06
Company Financial Statements	Section 3.06(a)
Company Return	Section 6.06(a)
Company Stockholder Vote	Section 3.02
Consents	Section 7.02(d)
Copyrights	Section 11.01
Deferred Payment	Section 2.12
DGCL	Recitals
Disclosure Schedule	ARTICLE III

Defined Term	Section
Effective Time	Section 1.03
Employment Agreement	Section 6.08(g)
End Date	Section 9.01(d)
Escrow Account	Section 2.06(d)
Escrow Agreement	Section 6.09(j)
Estimated Closing Net Working Capital Adjustment	Section 2.12(e)
Estimated Company Cash	Section 2.12(e)
Estimated Company Debt	Section 2.12(e)
Estimated Transaction Expenses	Section 2.12(e)
Existing Debt	Section 6.08(b)
FAR	Section 3.27(b)(i)
Final Amount	Section 2.12(e)
Information Security and Data Privacy Laws	Section 3.26(a)
Insurance Policies	Section 3.22
Intellectual Property Registrations	Section 3.10(a)
Interim Period	Section 5.01
IT Systems	Section 3.25
Leased Real Property	Section 3.09(b)
Liquidating Merger	Recitals
Malicious Code	Section 3.10(l)
Material Contracts	Section 3.11(a)
Merger	Section 1.01
Merger Sub	Preamble
Notice of Objection	Section 2.11(b)
Owned Real Property	Section 3.09(a)

Defined Term	Section
Parent	Preamble
Parent Disclosure Schedule	ARTICLE IV
Parent Notice	Section 2.11(a)
Patent Licensing Bodies	Section 3.10(c)
Patents	Section 11.01
Personal Property Leases	Section 3.20(a)
Real Property	Section 3.09(b)
Real Property Leases	Section 3.09(e)
Registration Rights Agreement	Section 6.08(f)
Regulatory Approvals	Section 3.16(d)
Required SEC Filings	Section 6.04
Requisite Regulatory Approvals	Section 7.01(a)
Restrictive Covenant Agreements	Section 6.08(e)
Retention Plan	Section 6.06(d)
Reviewing Accountant	Section 2.11(d)
SEC Financials	Section 6.04
Shares	Section 2.03(a)
Stockholder	Recitals
Stockholder Expense Account	Section 9.13(b)
Stockholder Expense Amount	Section 9.13(b)
Surviving Entity	Section 1.01
Tangible Assets	Section 3.20
Trademarks	Section 11.01

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, all as of the date first written above.

ONDAS INC.

By:	/s/ Eric Brock
Name:	Eric Brock
Title:	Chief Executive Officer

Project Cyclone Merger Sub Inc.

By:	/s/ Eric Brock
Name:	Eric Brock
Title:	Chief Executive Officer

MISTRAL, INC.

By:	/s/ Eyal Banai
Name:	Eyal Banai
Title:	Chief Executive Officer
STOCKHOLDER
/s/ Shoshana Banai
Shoshana Banai

Exhibit A

CERTIFICATE OF MERGER

MERGING

PROJECT CYCLONE MERGER SUB INC.

WITH AND INTO

MISTRAL, INC.

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned Mistral, Inc., a Delaware corporation, executed the following Certificate of Merger and does hereby certify:

FIRST: The name and state of incorporation of each of the constituent entities to the Merger (as defined below) (the “Constituent Entities”) are as follows:

Name	State of Incorporation

Mistral, Inc.	Delaware

Project Cyclone Merger Sub Inc.	Delaware

SECOND: The name of the surviving Delaware corporation is Mistral, Inc. (the “Company”), and the name of the Delaware corporation being merged with and into the Company is Project Cyclone Merger Sub Inc., a Delaware corporation (“Merger Sub”).

THIRD: The Agreement and Plan of Merger dated as of March [__], 2026 (the “Merger Agreement”), setting forth, among other things, the terms and conditions of the merger of Merger Sub with and into the Company (the “Merger”), has been approved, adopted, certified, executed and acknowledged by the Constituent Entities in accordance with Section 251 of the Delaware General Corporation Law.

FOURTH: The company surviving the Merger shall be the Company (the “Surviving Company”) and the name of the Surviving Company shall remain Mistral, Inc.

FIFTH: Upon the effectiveness of the Merger, the Certificate of Incorporation of the Surviving Company shall be amended and restated in its entirety as set forth in Exhibit A attached hereto and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Company until thereafter amended pursuant to its terms and the Delaware General Corporation Law.

SIXTH: The Merger shall become effective in accordance with the Merger Agreement and upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

SEVENTH: An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Company at 222 Lakeview Avenue, Suite 800, West Palm Beach, Florida 33401.

EIGHTH: A copy of the Merger Agreement will be furnished by the Surviving Company on request, without cost, to any stockholder of either the Company or Merger Sub.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned surviving corporation has caused this Certificate of Merger to be signed by an authorized person on the ____ day of _______, 2026.

MISTRAL, INC.

By:
Name:	Eyal Banai
Title:	Chief Executive Officer

[SIGNATURE PAGE TO CERTIFICATE OF MERGER – PROJECT CYCLONE]

EXHIBIT A

Amended and Restated Certificate of Incorporation

[attached]

Exhibit B

WRITTEN CONSENT
OF THE STOCKHOLDER
OF Mistral, Inc.

March [  ], 2026

The undersigned, being the sole holder of all outstanding shares of capital stock entitled to vote (the “Stockholder”) of Mistral, Inc., a Delaware corporation (the “Company”), acting by written consent without a meeting pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”) and the Company’s Bylaws, does hereby consent to the adoption of the resolutions set forth herein. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

Merger Agreement

WHEREAS, the Company desires to enter into that certain Agreement and Plan of Merger, in substantially the form attached hereto as Exhibit A, by and among the Company and the other parties named therein (including all exhibits and schedules attached thereto, the “Merger Agreement”);

WHEREAS, the Board of Directors of the Company (the “Board”) has (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger (collectively, the “Transactions”), are fair to, and in the best interests of, the Company and the Stockholder, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in the Merger Agreement and the Transactions, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in the Merger Agreement be submitted to the Stockholder for adoption, and (iv) resolved to recommend that the Stockholder adopt the “agreement of merger” set forth in the Merger Agreement; and

WHEREAS, the Stockholder has reviewed the Merger Agreement, the terms and conditions thereof and the Transactions, and the Stockholder has reviewed and considered such matters as the Stockholder deems appropriate to enable the Stockholder to evaluate the Merger and reach an informed conclusion as to the Transactions.

NOW, THEREFORE, BE IT RESOLVED, that the form, terms, and provisions of the Merger Agreement be, and hereby are, determined to be fair, advisable, and in the best interest of the Company and the Stockholder, and that the Merger Agreement and the Transactions, including the Merger, be, and hereby are, approved and adopted in all respects;

RESOLVED, that the Merger Agreement constitutes the agreement of merger within the meaning of Section 251 of the DGCL, and that the form, terms, and provisions thereof, and the Transactions contemplated thereby, including the Merger, be, and hereby are, approved and adopted for all purposes under the DGCL, in all respects;

RESOLVED, that the execution, delivery and performance by the Company of the Merger Agreement and the other Transaction Agreements to which it is a party, and the consummation by the Company of the Transactions, be, and hereby are, approved and adopted in all respects; and

RESOLVED, that the officers of the Company be, and each of them hereby is, authorized to execute, deliver and perform the Merger Agreement and the other Transaction Agreements to which the Company is a party, with such changes and additions as such officers may deem necessary, proper, convenient, advisable or desirable, and to take all such further action as any such officer may deem necessary, proper, convenient or desirable in order to carry out each of the foregoing resolutions and fully to effectuate the purposes and intents thereof, including actions taken before or after the Effective Time of the Merger, and that all actions taken by the officers of the Company to date in connection with the foregoing resolutions, or otherwise, are hereby in all respects confirmed, ratified, and approved.

General

RESOLVED, that an executed copy of this Written Consent shall be filed with the records of the Company;

RESOLVED, that this Written Consent may be signed in two or more counterparts, each of which shall be deemed an original, and all of which shall be deemed one instrument.

(signature page follows)

IN WITNESS WHEREOF, the undersigned Stockholder has duly executed this Written Consent as of the date first set forth above.

Stockholder

Shoshana Banai

(Signature Page to Exhibit B - Company Written Consent)

EXHIBIT A

Agreement and Plan of Merger

(Omitted and Filed as Exhibit 2.1 to Form 8-K)

Exhibit C

Restrictive Covenant Agreement

This RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) is made as of [●], 2026 (the “Effective Date”), by and between Ondas Inc., a Nevada corporation (“Parent”) and Shoshana Banai (“Target Equityholder,” and together with Parent, the “Parties”). Defined terms used herein but not otherwise defined herein shall have the meaning ascribed to such term in the Merger Agreement (as defined herein).

WHEREAS, Parent has entered into an Agreement and Plan of Merger, dated as of March [●], 2026 (the “Merger Agreement”), with Project Cyclone Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent, Mistral, Inc., a Delaware corporation (the “Acquired Company”), and Target Equityholder, pursuant to which Parent acquired, directly and indirectly, all of the issued and outstanding equity interests of the Acquired Company; and

WHEREAS, Target Equityholder is the sole equityholder of the Acquired Company and accordingly, Target Equityholder will enjoy material and substantial financial benefits as a result of the consummation of the transactions contemplated by the Merger Agreement;

WHEREAS, as a condition and material inducement to Parent entering into the Merger Agreement, and in partial consideration for the financial benefits Target Equity holder will derive from the transaction, Target Equityholder desires to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of foregoing recitals, which are made a part hereof, and the promises and mutual agreements contained herein, the sufficiency and receipt of which are acknowledged, the Parties hereto agree as follows:

1. Competitive Activity; Non-Solicitation; Confidentiality.

(a) Non-Competition. During the period beginning on the date and ending sixty (60) months after the date hereof(the “Restricted Period”), the Target Equityholder agrees, not to, directly or indirectly (through Affiliates or otherwise), except on behalf of or for the Acquired Company (i) enter into, engage in, provide consulting services to, manage, or otherwise materially participate (including as an owner, equity holder, partner, financing source, director, manager, officer, employee, agent, representative, consultant, service provider or otherwise) in the operation of any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust or other entity (collectively, “Person”) or any division of such Person that engages in the Business (as defined herein) anywhere within the Restricted Territory (as defined herein); (ii) solicit customers, projects, vendors, business, patronage or orders for, or sell any products or services for or on behalf of, any Person that engages in the Business within the Restricted Territory; (iii) divert, solicit away or otherwise take away, or attempt to divert, solicit away, or otherwise take away, any (A) customers who purchased goods and/or services from the Acquired Company, or (B) any potential customers to whom the Acquired Company made a proposal for the purchase of goods and/or services, in either case, during the twelve (12)-month period immediately preceding the date hereof and with whom the Target Equityholder had direct, substantive business contact or about whom the Target Equityholder acquired, developed, or was privy to Confidential Information (as defined herein) (each a “Restricted Customer”); or (iv) promote or assist, financially or otherwise, any Person engaged in the Business within the Restricted Territory. Nothing contained in this Section 1 will prohibit the Target Equityholder from acquiring or holding at any one time a passive investment of less than 2% in the aggregate of the outstanding shares of capital stock of any publicly traded corporation, private equity fund or other similar investment vehicle that may engage in the Business within the Restricted Territory, provided that the Target Equityholder does not exercise operational control. For purposes of this Section 1, (1) “Restricted Territory” means the United States, which the Target Equityholder acknowledges is the geographic area in which the Acquired Company engages in the Business as of the date hereof, and (2) “Business” means (x) the business conducted by the Acquired Company as of the date hereof, including, without limitation, the delivery of high-technology-readiness engineering and manufacturing solutions that bridge defense and law enforcement operational requirements with advanced, mission-ready technologies through collaboration with government and industry partners, including specialties in survivability, transparent armor, C4ISR sensors, water generation and purification, blast management, components, explosive detection and identification, tactical sensors, underwater diver communications, navigation, and C4I, indirect fires, remote weapon stations, and communication shelter systems; and (y) any other business that is reflected in the financial statements of the Acquired Company as of December 31, 2025, December 31, 2024, or December 31, 2023.

(b) Non-Solicitation. During the Restricted Period, the Target Equityholder agrees, not to, directly or indirectly (through Affiliates or otherwise), except on behalf of or for the Acquired Company (i) solicit any Acquired Company’s employees, independent contractors, directors, managers, or officers, who are so employed or engaged by any Acquired Company as of the date hereof or at any time during the twelve (12) months prior to the date hereof, with whom the Target Equityholder had business contact or about whom the Target Equityholder acquired, developed, or was privy to Confidential Information, or (ii) induce, or attempt to induce any Restricted Customer, distributor, supplier, vendor, manufacturer, representative, agent or other Person who transacted business with any Acquired Company or to whom any Acquired Company made a proposal to transact business within two (2)-year period immediately preceding the date hereof and with whom the Target Equityholder had contact or about whom the Target Equityholder acquired Confidential Information (“Restricted Business Relation”) to reduce or cease doing business with the Acquired Company, or in any way to interfere with the relationship between any such Restricted Business Relation, on the one hand, and the Acquired Company, on the other hand. Notwithstanding the foregoing, this Section 2(b) shall not prohibit (i) general solicitations for employment not specifically targeted at Acquired Company’s employees, including public advertisements or general recruiting efforts or (ii) participating in industry or trade events, responding to unsolicited inbound inquiries, or engaging in general marketing or relationship-building activities not targeted specifically at Acquired Company’s clients or suppliers.

(c) Non-Disparagement. The Target Equityholder agrees that the Target Equityholder will not make any defamatory, disparaging, or negative statements publicly or privately, online or offline, orally or in writing, about the Acquired Company, Parent, or either of their directors, officers, management, employees, products, services or business practices. Parent agrees that it will not, and shall cause its directors and officers not to, make any defamatory, disparaging, or negative statements publicly or privately, online or offline, orally or in writing, about the Target Equityholder. Notwithstanding the foregoing, this Section 1(c) shall not prevent the Parties from making truthful statements required by Law or court order, in connection with a governmental investigations, or given under oath or otherwise in connection with any proceeding to defend or enforce either Party’s rights hereunder or under any agreement between or among the Target Equityholder and Parent or any Affiliate of Parent.

(d) Non-Disclosure.

(i) The Target Equityholder will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available or, except in the course of performing the Target Equityholder’s duties as employee or consultant of the Acquired Company (if applicable), use any Trade Secrets or confidential business and technical information of the Acquired Company or any of Restricted Business Relations (“Confidential Information”), whatever its nature and form and without limitation as to when or how the Target Equityholder may have acquired such information. Such Confidential Information includes, without limitation, the Acquired Company’s unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, proprietary software, promotional materials, training courses and other training and instructional materials, employee performance, compensation and other employee information, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information and know-how. The Target Equityholder specifically acknowledge that all such Confidential Information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of the Target Equityholder (if applicable) and whether compiled by the Acquired Company or the Target Equityholder, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Acquired Company to maintain the secrecy of such information, that such information is the sole property of the Acquired Company and that any retention and use of such information by the Target Equityholder (except in the course of performing the Target Equityholder’s duties and obligations to the Acquired Company, if applicable) is prohibited. The restrictions in this Section 1(d) shall survive until the earlier of sixty (60) months following the Effective Date, or such other time such Confidential Information otherwise becomes public through no fault of the Target Equityholder, except with respect to Trade Secrets, which shall be protected for so long as they remain Trade Secrets. Notwithstanding the foregoing, the Target Equityholder shall not have any obligation to keep confidential any such Confidential Information if and to the extent disclosure thereof is specifically required by law or any administrative or judicial decision, order, judgment, injunction, assessment, award, decree, ruling, charge, directive, writ or similar determination of any governmental authority; provided, however, that in the event disclosure by the Target Equityholder is required by applicable Law or Order, the Target Equityholder shall, to the extent reasonably possible or permissible, provide the Parent with prompt notice of such requirement prior to making any disclosure so that the Parent may seek an appropriate protective order. If a protective order or other remedy is not available, or if the Parent waives compliance with the provisions of this Section 1(d)(i), the Target Equityholder or their representatives, as the case may be, may disclose to the Person requiring disclosure only that portion of such Confidential Information which the Target Equityholder are, in their reasonable determination, legally required or permitted to disclose. For purposes of this Section 1, “Trade Secrets” means anything that would constitute a “trade secret” under applicable law and, without limitation, all other inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, specifications, technologies, processes, algorithms, architectures, layouts, look-and-feel, methodologies, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, processes, know-how, confidential information, proprietary information, research and development, compositions, manufacturing and production processes and techniques, customer lists, supplier lists, pricing and cost information, business and marketing plans and proposals.

(ii) Upon termination of the Target Equityholder’ employment, consulting or other service provider relationship with the Acquired Company (if applicable), for any reason, or at any time upon the request of the Acquired Company, the Target Equityholder will return to the Acquired Company, in good condition, all property of the Acquired Company, including the originals and all copies of any materials that contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in Section 1(e)(i). If such items are not so returned, then the Acquired Company will have the right to charge the Target Equityholder for all reasonable, documented damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

(e) Acknowledgment and Relief. The Target Equityholder acknowledges that the Target Equityholder’s obligations under this Section 1 (i) are reasonable in applicable geographic scope, temporal duration, and scope of restricted activity; (ii) advance a legitimate economic interest of the Parent in the goodwill of the Acquired Company, Trade Secrets, and Confidential Information purchased in the transactions contemplated by the Merger Agreement; (iii) do not impose an undue hardship on the Target Equityholder; and (iv) are adequately supported by consideration from the Parent for the benefit of the Target Equityholder on the date hereof. The Target Equityholder acknowledges and agrees that the remedy at law available to the Parent for breach of any of the Target Equityholder’ obligations under this Section 1 may be inadequate; therefore, in addition to any other rights or remedies that the Acquired Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in this Section 1, without the necessity of proof of actual damage.

(f) Revisions by the Court. If any court of competent jurisdiction shall at any time deem the term of any particular restrictive covenant contained in this Section 1 too lengthy, the geographic area covered too extensive or the scope too broad, the other provisions of this Section 1 shall nevertheless stand, the term shall be deemed to be the longest period permissible by law under the circumstances, the geographic area covered shall be deemed to comprise the largest territory permissible by law under the circumstances, and the scope shall be as broad as permissible by law under the circumstances. The court in each case shall modify the term, geographic area, and scope covered to the permissible duration, size or breadth, or shall otherwise blue pencil overly broad restrictions from the restrictive covenants of this Section 1, enforcing only the provisions permitted under applicable Law.

(g) Nothing contained in this Section 1 limits the Target Equityholder’ ability to file a charge or complaint with government agencies. Further, nothing in this Agreement shall be construed to prohibit the Target Equityholder from: (a) communicating or reporting possible violations of any law, rule, or regulation to any government agency, (b) making other disclosures that are protected under the whistleblower provisions of any law, rule or regulation, or (c) assisting a government agency investigation. This Agreement does not prevent the Target Equityholder from cooperating with or disclosing information to any government agency, participating in any investigation or litigation by any government agency regarding alleged violations of law, or testifying in any legislative, administrative, or judicial proceeding about criminal conduct or sexual harassment. This Section 1 does not interfere with the right to disclose information about unlawful acts in the workplace, including, but not limited to, sexual harassment and sexual assault.

(h) Other Agreements. The obligations and restrictions set forth in this Section 1 are in addition to the provisions of any employment, consulting or other agreement between the Parent or the Acquired Company, as applicable, and the Target Equityholder that may be entered into from time to time and addresses the same or similar subject matter covered by this Section 1.

2. Miscellaneous

(a) Governing Law; Jurisdiction and Venue.

(i) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

(ii) Each of the Parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or any federal court within the District of Delaware in the event any dispute arises out of or related to this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or any federal court within the District of Delaware, (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or Proceeding in the Court of Chancery of the State of Delaware or such Federal court. Each Party agrees that (i) this Agreement involves at least $100,000.00 and (ii) this Agreement has been entered into by the Parties hereto in express reliance upon 6 Del. C. § 2708. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Any judgment from any such court described above may, however, be enforced by any Party in any other court in any other jurisdiction.

(iii) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 2(a)(iii).

(b) Construction. There shall be no presumption that any ambiguity in this Agreement should be resolved in favor of one party hereto and against another party hereto. Any controversy concerning the construction of this Agreement shall be decided neutrally without regard to authorship.

(c) Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed will be deemed to be an original, and such counterparts will, when executed by the Parties hereto, together constitute but one agreement. Facsimile and electronic signatures (delivered in PDF or other similar format or via DocuSign or other similar application) shall be deemed to be the equivalent of manually signed originals.

(d) Successors and Assigns. The Parties may not assign their respective rights, interests or obligations hereunder without the prior written consent of the other party hereto. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and to their respective successors and permitted assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Target Equityholder, other than by will or the laws of descent or distribution.

(e) Severability. All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the validity or enforceability of any other provision of this Agreement. The Parties hereto further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court or arbitrator of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court or arbitrator may limit this Agreement to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.

(f) Modification. This Agreement may not be modified or amended except in writing signed by the Parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

(g) Tolling. In the event of any violation of the provisions of this Agreement by the Target Equityholder, as determined by a court of competent jurisdiction, the covenants contained in this Agreement will be extended by a period of time equal to the period of such violation, it being the intention of the Parties hereto that the running of the applicable restricted period shall be tolled during any period of such violation.

(h) Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered by hand (with written confirmation of receipt), (b) one day after deposit with an overnight delivery service (prepaid, return receipt requested), (c) three (3) days after being mailed if sent by registered or certified mail (postage prepaid, return receipt requested) or (d) upon receipt of electronic evidence of successful electronic mail transmission (which may include confirmation of receipt of, or response to, such communication from the intended recipient thereof), in each case, to the appropriate Party at the address specified below:

If to Target Equityholder:

Shoshana Banai

[***]

with a copy to:

Fluet & Associates, PLLC

1751 Pinnacle Drive

Suite 1000

Tysons, VA 22102

Email: Allison Alexander; Eric Kronman

Attention: [***]; [***]

If to Parent:

Ondas Holdings Inc.

222 Lakeview Avenue,

Suite 800,

West Palm Beach, Florida 33401

Attention: Neil Laird, Chief Financial Officer, and Patrick Huston,
Chief Operating Officer, General Counsel and Secretary

Email: [***]; [***]

with a copy to:

Akerman LLP

Three Brickell City Centre

98 Southeast Seventh Street

Suite 1100

Miami, Florida 33131

Email: [***]; [***]

Attention: Christina Russo; Martin Burkett

Any Person may change its, his or her contact information for the purposes of this Section 2(h) by giving notice in accordance with this Section 2(h).

THE UNDERSIGNED HAVE CAREFULLY READ THE FOREGOING AGREEMENT, KNOW THE CONTENTS THEREOF, FULLY UNDERSTAND IT, AND SIGN THE SAME AS HIS OR HER OR ITS OWN FREE ACT.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

Ondas Inc.

By:
Name:
Title:

[Signatures Continue on Next Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

Target Equityholder

Shoshana Banai

Execution Version

Exhibit D

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [ ], 2026, is made and entered into by and among (i) Ondas Inc., a Nevada corporation (the “Parent”), (ii) each of the Persons listed on Schedule A attached hereto (the “Schedule of Holders”) as of the date hereof, and (iii) each of the other Persons set forth from time to time on the Schedule of Holders who, at any time, own Registrable Securities and enter into a joinder to this Agreement agreeing to be bound by the terms hereof (each Person identified in the foregoing clauses (ii) and (iii), a “Holder” and, collectively, the “Holders”).

RECITALS

WHEREAS, the Parent has entered into an Agreement and Plan of Merger, dated as of [ ], 2026 (the “Merger Agreement”), with Project Cyclone Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent, Mistral, Inc., a Delaware corporation, and Shoshana Banai (the “Stockholder”); and

WHEREAS, in connection with the Merger Agreement, the Parent may issue Common Stock as consideration pursuant to the terms of the Merger Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Resale Shelf Registration Rights.

(a) Registration Statement Covering Resale of Registrable Securities. In accordance with Section 2, within one (1) Business day of the date of each issuance of Common Stock to the Holders, the Parent shall prepare and file, or cause to be prepared and filed, with the Commission a prospectus supplement pursuant to Rule 424(b)(7) promulgated under the Securities Act (each, a “Prosupp”) to its Current Resale Shelf Registration Statement, providing for the resale from time to time by the Holders of any and all Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect), and each such Prosupp shall further provide that such Registrable Securities may be sold pursuant to any method or combination of methods legally available to the Holders, including in customary market and brokerage trades through any national exchange or over the counter market. The Parent shall use its best efforts to maintain the Current Resale Shelf Registration Statement in accordance with the terms hereof and keep the Current Resale Shelf Registration Statement continuously effective and shall cause the Current Resale Shelf Registration Statement to be supplemented and amended (including post-effective amendments) to the extent necessary to ensure that such Registration Statement is available or, if not available, to ensure that another Registration Statement is available and effective under the Securities Act at all times until the first date on which there are no longer any Registrable Securities outstanding (the “Effectiveness Period”).

(b) Notification; Replacement Registration Statement on Form S-3; and Distribution of Materials. The Parent shall notify the Holders in writing of the filing of each Prosupp immediately following the filing thereof with the Commission, and the Parent shall notify the Holders in writing immediately following the Current Resale Shelf Registration Statement no longer being current or otherwise available to the Holders as provided by Section 1(a). If the Current Resale Shelf Registration Statement becomes unavailable for the use by the Holders because the Parent is no longer eligible to use an Automatic Shelf Registration Statement, then the Parent shall promptly (and in any event within five Business Days following the unavailability of such Registration Statement) file with the Commission a replacement Registration Statement on such form as it is then currently able to use (which shall be Form S-3 if the Parent is then able to use such form), and the Parent shall use its best efforts to have such replacement Registration Statement declared effective by the Commission as soon as possible after such filing, which replacement Registration Statement shall provide for the resale from time to time by the Holders of any and all Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect), and the Prospectus contained therein shall further provide that such Registrable Securities may be sold pursuant to any method or combination of methods legally available to the Holders, including in customary market and brokerage trades through any national exchange or over the counter market. The Parent shall notify the Holders of the effectiveness of such replacement Registration Statement as soon as practicable, and in any event within one (1) Business Day after the Registration Statement becomes effective, and shall furnish to them, without charge, such number of copies of such Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in such Shelf Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in such Registration Statement. The Parent shall use its best efforts to maintain such replacement Registration Statement in accordance with the terms hereof and keep such Registration Statement continuously effective and shall cause such Registration Statement to be supplemented and amended (including post-effective amendments) to the extent necessary to ensure that such Registration Statement is available or, if not available, to ensure that another Registration Statement is available and effective under the Securities Act at all times during the Effectiveness Period.

(c) Amendments and Supplements. Subject to the provisions of Section 1(a) above, the Parent shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Current Resale Shelf Registration Statement and Prospectus used in connection therewith as may be necessary to keep the Current Resale Shelf Registration Statement continuously effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities during the Effectiveness Period. If any Registration Statement filed pursuant to Section 1(b) is filed on Form S-3 and thereafter the Parent becomes ineligible to use Form S-3 for secondary sales, then the Parent shall promptly notify the Holders of such ineligibility and shall file with the Commission a shelf registration on Form S-1 or other appropriate form as promptly as practicable (but in all events no later than fifteen (15) days thereafter) to replace the shelf registration statement on Form S-3 and use its best efforts to have such replacement Registration Statement declared effective as promptly as practicable and to cause such replacement Registration Statement to remain effective, and shall cause the Registration Statement to be supplemented and amended to the extent necessary to ensure that such Registration Statement is continuously available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders during the Effectiveness Period; provided, however, that at any time the Parent once again becomes eligible to use Form S-3, the Parent shall, as promptly as practicable, cause such replacement Resale Shelf Registration Statement to be amended, or shall file a new replacement Registration Statement, such that the Registration Statement is once again on Form S-3.

(d) Notwithstanding the registration obligations set forth in this Section 1, in the event the Commission informs the Parent that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Parent agrees to promptly (i) inform each of the Holders thereof and shall file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the applicable Registration Statement and file a new registration statement (a “New Registration Statement”), on Form S-3, or if Form S-3 is not then available to the Parent for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Parent shall advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”), including without limitation, the Manual of Publicly Available Telephone Interpretations and successor guidance. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Parent used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities in accordance with the preceding sentence), unless otherwise directed in writing by a Holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders, subject to a determination by the Commission that certain Holders’ amount of Registrable Securities must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Parent amends the applicable Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Parent shall file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Parent or to registrants of securities in general, one or more Registration Statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the applicable Registration Statement, as amended, or the New Registration Statement. Notwithstanding anything to the contrary contained in this Agreement, the Parent shall not name any Holder as an underwriter (as defined in Section 2(a)(11) of the Securities Act) in any Registration Statement without such Holder’s written consent.

2. Registration Procedures. In connection with the Registration to be effected pursuant to Section 1, the Parent shall expeditiously as reasonably possible:

(a) without derogating from the Parent’s obligations contained in Section 1, prepare in accordance with the Securities Act and all applicable rules and regulations promulgated thereunder and file with the Commission a Registration Statement, and all amendments and supplements thereto and related prospectuses as may be necessary to comply with applicable securities laws, with respect to such Registrable Securities and use best efforts to cause such Registration Statement to become effective immediately upon filing with the Commission, or if not on Form S-3ASR to become effective as promptly as practicable upon filing of a Form S-3 (provided that at least two (2) Business Days before filing a Registration Statement or prospectus or any amendments or supplements thereto, the Parent shall furnish to counsel selected by the Applicable Approving Party draft copies of all such documents proposed to be filed);

(b) Immediately notify each Holder of Registrable Securities of (A) the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for that purpose, (B) the receipt by the Parent or its counsel of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (C) the effectiveness of each Registration Statement filed hereunder;

(c) prepare and file with the Commission such amendments and supplements to a Registration Statement, the prospectus and each Prosupp with respect to the Registrable Securities used in connection therewith as may be necessary to keep such Registration Statement effective during the Effectiveness Period and comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the Holders as set forth in such registration statement;

(d) furnish to each Holder such number of copies of such Registration Statement, each amendment and supplement thereto, the prospectus included in such Registration Statement (including each preliminary prospectus), each Prosupp, each Free-Writing Prospectus and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holder;

(e) during any period in which a prospectus is required to be delivered under the Securities Act, promptly and timely file all documents required to be filed with the Commission, including pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act;

(f) use its commercially reasonable efforts to register, qualify or secure an exemption from registration with respect to such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the Applicable Approving Party reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable the Holders to consummate the disposition in such jurisdictions of the Registrable Securities owned by the Holders (provided that the Parent shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 2(f), (ii) consent to general service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction);

(g) promptly notify in writing each seller of such Registrable Securities (i) after it receives notice thereof, of the date and time when such Registration Statement and each post-effective amendment thereto has become effective or a prospectus or supplement to any prospectus relating to a Registration Statement has been filed and when any registration or qualification has become effective under a state securities or blue sky law or any exemption thereunder has been obtained, (ii) after receipt thereof, of any request by the Commission for the amendment or supplementing of such Registration Statement or prospectus or for additional information, and (iii) at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, the Parent promptly (and in any event within one (1) Business Day) shall prepare, file with the Commission and furnish to each Holder (upon request) a reasonable number of copies of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(h) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Parent are then listed and, if not so listed, to be listed on a securities exchange and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with FINRA;

(i) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(j) make available for inspection by any Holder of Registrable Securities, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate and business documents and properties of the Parent as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Parent’s officers, managers, directors, employees, agents, representatives and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

(k) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission;

(l) in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related Prospectus or suspending the qualification of any Common Stock included in such Registration Statement for sale in any jurisdiction, the Parent shall use its best efforts promptly to obtain the withdrawal of such order;

(m) use its commercially reasonable efforts to cause such Registrable Securities covered by such Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities;

(n) cooperate with the Holders of Registrable Securities covered by the Registration Statement to facilitate the timely preparation and delivery of certificates or book entry statements representing securities to be sold under the Registration Statement;

(o) cooperate with each Holder of Registrable Securities covered by the Registration Statement and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(p) provide a legal opinion of the Parent’s outside counsel, dated as of the date of each Prosupp, or, in the event that Registration of the Registrable Securities is not effected pursuant to Section 1(a) and is instead effected pursuant to Section 1(b) or Section 1(c), dated as of the effective date of such Registration Statement (substantially in the form attached hereto as Exhibit A, the “Form of Opinion”), with respect to the Registration Statement, each amendment and supplement thereto, the prospectus included therein (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature;

(q) if the Parent files an Automatic Shelf Registration Statement covering any Registrable Securities, use its commercially reasonable efforts to remain a WKSI (and not become an ineligible issuer (as defined in Rule 405)) during the Effectiveness Period;

(r) if an Automatic Shelf Registration Statement has been outstanding for at least three (3) years, prior to the end of the third year, refile a new Automatic Shelf Registration Statement covering the Registrable Securities, and, if at any time when the Parent is required to re-evaluate its WKSI status the Parent determines that it is not a WKSI, use its commercially reasonable efforts to refile the registration statement on Form S-3 and keep such Registration Statement effective (including by filing a new Resale Shelf Registration Statement or replacement Resale Shelf Registration Statement, if necessary) at all times during the Effectiveness Period;

(s) (i) incorporate in a prospectus supplement or post-effective amendment such information as such Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; and (ii) make all required filings of such prospectus supplement or post-effective amendment with the Commission after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment.

3. Trade Limitations. In connection with resales by the Holders, each Holder severally, and not jointly with any other Holder, agrees to comply with the Trade Limitations and, if applicable to such Holder, the Parent Insider Trading Policy. Parent agrees that as of the Closing Date Holder shall not be designated as a member of “Senior Management” or “Designated Employee” of Parent as such terms are defined under the Parent Insider Trading Policy.

4. Registration Expenses. All fees and expenses incident to the Parent’s performance of or compliance with this Agreement, including, without limitation, all registration, qualification and filing fees, listing fees, fees and expenses of compliance with securities or blue sky laws, stock exchange rules and filings, all expenses in preparing or assisting in preparing, word processing, duplicating, printing, delivering and distributing any Registration Statement, any prospectus, any Prosupp, any amendments or supplements thereto, messenger and delivery expenses, certificates, opinions (including pursuant to Section 2(b)) and any other documents relating to the performance under and compliance with this Agreement, fees and disbursements of custodians, and fees and disbursements of counsel for the Parent and all independent certified public accountants, underwriters (excluding underwriting discounts and commissions) and other Persons retained by the Parent (all such expenses being herein called “Registration Expenses”), shall be borne by the Parent and, for the avoidance of doubt, the Parent also shall pay all of its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, and the expenses and fees for listing the Registrable Securities on each securities exchange on which similar securities issued by the Parent are then listed.

5. Indemnification.

(a) The Parent agrees to (i) indemnify and hold harmless, to the fullest extent permitted by law, each Holder and such Holder’s officers, directors, members, partners, agents, affiliates and employees and each Person who controls such Holder (within the meaning of the Securities Act or the Exchange Act) against all losses, claims, actions, damages, liabilities and expenses related to or arising out of (A) any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (B) any violation or alleged violation by the Parent of the Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to the Parent and relating to action or inaction required of the Parent in connection with any such registration, qualification or compliance, and (ii) pay to each Holder and such Holder’s officers, directors, members, partners, agents, affiliates and employees and each Person who controls such Holder (within the meaning of the Securities Act or the Exchange Act), as incurred, all legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, except insofar as the same are caused by or contained in any information furnished in writing to the Parent or any managing underwriter by such Holders expressly for use therein; provided, however, that the indemnity agreement contained in this Section 5 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Parent be liable in any such case for any such claim, loss, damage, liability or action to the extent that it solely arises out of or is based upon an untrue statement of any material fact contained in the Registration Statement or omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such Registration Statement; provided that the parties agree that such written information furnished by such Holder is expressly agreed to be limited to information provided in written by the Holders and included in the “Selling Stockholder” section of any Prosupp. In connection with an underwritten offering, the Parent shall indemnify any underwriters or deemed underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act or the Exchange Act) to the same extent as provided above with respect to the indemnification of the Holders of Registrable Securities.

(b) In connection with any Registration Statement in which a Holder of Registrable Securities is participating, (1) each such Holder shall furnish to the Parent in writing such information as the Parent reasonably requests for use in connection with any such registration statement or prospectus and, (2) to the extent permitted by law, shall indemnify the Parent, its officers, directors, employees, agents and representatives and each Person who controls the Parent (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information expressly furnished in writing by such Holder to the Parent for use in a Registration Statement; provided that the foregoing obligation to indemnify shall be individual to such Holder, and not joint and several among the Holders, and shall be limited to the net amount of proceeds actually received by such Holder from the sale of Registrable Securities pursuant to such registration statement and provided further that the parties agree that such written information furnished by such Holder is expressly agreed to be limited to information provided in written by the Holders and included in the “Selling Stockholder” section of any Prosupp.

(c) Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder except to the extent such failure has materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (as well as one local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicted indemnified parties shall have a right to retain one separate counsel, chosen by the holders of a majority of the Registrable Securities included in the registration, at the expense of the indemnifying party. No indemnifying party, in the defense of such claim or litigation, shall, except with the consent of each indemnified party, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) Each party hereto agrees that, if for any reason the indemnification provisions contemplated by Sections 5(a) or 5(b) are unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to therein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, relates to information supplied by such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 5(d) were determined by pro rata allocation (even if the holders or any underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 5(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or, except as provided in Section 5(c), defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 10(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The sellers’ obligations in this Section 5(d) to contribute shall be several in proportion to the amount of securities registered by them and not joint and shall be limited to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Securities effected pursuant to such registration.

(e) The indemnification and contribution provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of Registrable Securities and the termination or expiration of this Agreement.

6. Other Agreements; Certain Limitations on Registration Rights. The Parent shall file all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder and shall take such further action as the Holders may reasonably request, all to the extent required to enable such Persons to sell securities pursuant to (a) Rule 144 or (b) a Registration Statement. Upon request, the Parent shall promptly deliver to the Holders a written statement as to whether it has complied with such requirements. The Parent shall at all times use its commercially reasonable efforts to cause the securities registered or to be registered pursuant hereto to be listed, or continue to be listed, on one or more of the Nasdaq Stock Market, the New York Stock Exchange, or the NYSE American (each a “Trading Market”).

7. Definitions.

(a) “Applicable Approving Party” means the Holders of a majority of the Registrable Securities participating in the applicable offering.

(b) “Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 (or any successor rule then in effect) promulgated under the Securities Act.

(c) “Average Daily Trading Volume” means, with respect to the Common Stock, the average daily trading volume of such stock as reported on the principal Trading Market on which the Common Stock is listed, calculated based on the ten (10) consecutive Trading Days immediately preceding the relevant date of determination.

(d) “Business Day” means any day except Saturday, Sunday or any days on which banks are generally not open for business in New York, New York.

(e) “Commission” means the U.S. Securities and Exchange Commission.

(f) “Common Stock” means the Common Stock of the Parent, par value $0.0001 per share.

(g) “Current Resale Shelf Registration Statement” means Parent’s automatic shelf registration statement on Form S-3ASR filed by Parent with the Commission on September 9, 2025 (File No. 333-290121), including the prospectus, amendments and supplements (including each Prosupp) to such registration statement or prospectus (including post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such registration statement), or any replacement thereof (including, for the elimination of doubt, any replacement Registration Statement filed in accordance with Section 1(b)).

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

(i) “FINRA” means the Financial Industry Regulatory Authority, Inc.

(j) “Free-Writing Prospectus” means a free-writing prospectus, as defined in Rule 405.

(k) “Form S-3” means a registration statement on Form S-3 that has been or will be, as the case may be, filed with the Commission under the Securities Act.

(l) “Form S-3ASR” means a registration statement on Form S-3ASR that has been or will be, as the case may be, filed with the Commission under the Securities Act.

(m) “Permitted Transferee” means an Person who receives any Registrable Securities from a Holder pursuant to: (a) any gift or bequest or through inheritance to, or for the benefit of, any member or members of such Holder’s immediate family (which shall include any spouse, lineal ancestor or descendant or sibling) or to a trust, partnership or limited liability company for the exclusive benefit of such Holder’s immediate family; (b) any transfer to a trust in respect of which such Holder serves as a trustee; or (c) a distribution in respect of such Person’s equity ownership in such Holder (any transfer described in the immediately preceding clauses (a), (b) and (c), a “Permitted Transfer”); provided, that with respect to any Permitted Transfer, it shall be a condition precedent to such Permitted Transfer that the Permitted Transferee executes a counterpart signature page to this Agreement, pursuant to which such Permitted Transferee agrees to be bound hereby as a “Holder”.

(n) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(o) “Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

(p) “Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a Registration Statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

(q) “Registrable Securities” means, with respect to any Holder, (i) any shares of Common Stock issued to such Holder pursuant to the Merger Agreement, and (ii) any Common Stock issued or issuable with respect to the securities referred to in the clauses (i) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization; provided, however, that any Registrable Securities shall cease to be Registrable Securities when (i) a Registration Statement covering such Registrable Securities has been declared effective by the Commission and such Registrable Securities have been disposed of pursuant to such effective registration statement, (ii) such Registrable Securities have been resold to the public pursuant to Rule 144, (iii) such Registrable Securities may be sold without manner of sale, volume, current public information or other restrictions pursuant to Rule 144, or (iv) such Registrable Securities cease to be outstanding.

(r) “Registration Statement” means any registration statement filed by the Parent with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a sale of Common Stock or Registrable Securities, including but not limited to any registration statement filed on Form S-1, S-3, S-3ASR or similar registration form hereafter adopted by the Commission, and including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement (other than a registration statement on Form S-4 or Form S-8, or their successors).

(s) “Rule 144”, “Rule 405”, and “Rule 415” mean, in each case, such rule promulgated under the Securities Act (or any successor provision) by the Commission, as the same shall be amended from time to time, or any successor rule then in force.

(t) “Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

(u) “Trade Limitations” means that the Holders shall be subject to daily trading volume limitations, whereby all such Holders may not sell, in the aggregate, any Common Stock issued to such Holders pursuant to the Merger Agreement on any Trading Market in any single Trading Day to the extent such sales would exceed ten percent (10%) of the Average Daily Trading Volume of the Common Stock with respect to such Trading Day. For illustration, if a sale occurs on Tuesday, February 3, 2026, the Trade Limitation is determined based on the ten (10) consecutive Trading Days beginning on Tuesday, January 20, 2026 and ending on Monday, February 2, 2026. The Trade Limitation may be increased from ten percent (10%) to fifteen percent (15%) with the express prior written consent of Parent, strictly to enable the Holders to liquidate sufficient Common Stock to satisfy tax obligations on a timely basis.

(v) “WKSI” means a “well-known seasoned issuer” as defined under Rule 405.

(w) Capitalized terms used and not specifically defined hereunder shall have the respective meanings ascribed to such terms under the Merger Agreement.

8. Miscellaneous.

(a) Effectiveness. This Agreement shall become effective upon the Closing Date.

(b) No Inconsistent Agreements. The Parent shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates or in any way impairs the rights granted to the Holders in this Agreement.

(c) Parent Charter. The Parent hereby covenants and agrees to take all necessary action to ensure that the Parent’s charter and bylaws contain all provisions necessary and sufficient to give effect to the provisions of this Agreement.

(a) Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions among the parties hereto, written or oral, with respect to the subject matter hereof.

(b) Remedies. Any Person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that, in addition to any other rights and remedies existing in its favor, any party shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.

(c) Amendments and Waivers. Compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified, with the written consent of the Parent and the Holders of at least a majority in interest of the Registrable Securities at the time of such waiver, amendment or modification; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of Registrable Securities, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. Any amendment or waiver effected in accordance with this Section 8(e) shall be binding upon each Holder and the Parent. No course of dealing between any Holder or the Parent and any other party hereto or any failure or delay on the part of a Holder or the Parent in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Parent. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

(d) Adjustment for Stock Splits, etc. Wherever in this Agreement there is a reference to a specific number of shares, then upon the occurrence of any subdivision, combination or stock dividend of such shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

(e) Successors and Assigns; No Third-Party Beneficiaries. This Agreement and the rights, duties and obligations of the Parent hereunder may not be assigned or delegated by the Parent in whole or in part. A Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, to (a) a Permitted Transferee of such Holder or (b) any Person with the prior written consent of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed). This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and permitted assigns. This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in Section 5. Any transfer or assignment made other than as provided in this Section 8(f) shall be null and void.

(f) All covenants and agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

(g) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

(h) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties. Any such counterpart delivered by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail or by electronic signature delivered by electronic transmission (any such delivery, “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of Electronic Delivery to deliver a counterpart or signature, or the fact that any counterpart or signature was transmitted or communicated through the use of Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

(i) Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The use of the word “including” herein shall mean “including without limitation.”

(j) Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any federal court within the District of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or any federal court within the District of Delaware, (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware or such Federal court. Each party agrees that (i) this Agreement involves at least $100,000.00 and (ii) this Agreement has been entered into by the parties in express reliance upon 6 Del. C. § 2708. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Any judgment from any such court described above may, however, be enforced by any party in any other court in any other jurisdiction.

(k) Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or email or by registered or certified mail (postage prepaid, return receipt requested) to each Holder at the address indicated on the Schedule of Holders attached hereto and to the Parent at the address indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8(l)):

if to the Parent:

Ondas Inc.

222 Lakeview Avenue,

Suite 800,

West Palm Beach, Florida 33401

Attention: Eric Brock

Email: [***]

with a copy to (which shall not constitute notice):

Akerman LLP

Three Brickell City Centre

98 Southeast Seventh Street, Suite 1100

Miami, FL 33131

Attention: Christina Russo

Email: [***]

(l) Mutual Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8(m).

(m) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[signature pages follow]

ONDAS INC.

By:
	Name:	Eric Brock
	Title:	Chief Executive Officer

[Signature Page to Registration Rights Agreement]

[ ]

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

Schedule A

Schedule of Holders

Schedule A - 1

Exhibit A

Form of Opinion

[***]

Schedule A - 2

Exhibit E

[***]

E-1

Exhibit F

ESCROW AND DEPOSIT AGREEMENT

THIS ESCROW AND DEPOSIT AGREEMENT (this “Agreement”), dated as of [●], is by and among Ondas Inc., a Nevada corporation (“Depositor”), Shoshana Banai, an individual residing in Maryland (“Recipient”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as agent hereunder (“Agent”).

BACKGROUND

A. Depositor and Recipient have entered into an Agreement and Plan of Merger (the “Underlying Agreement”), dated as of [●], pursuant to which Depositor acquired, directly and indirectly, all of the issued and outstanding equity interests of Mistral, Inc., a Delaware corporation. The Underlying Agreement provides that Depositor shall deposit on behalf of Recipient the Escrow Amount (as defined below) in a segregated deposit account to be held by Agent for the purpose as described in Section 3(c) of this Agreement. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings assigned to them in the Underlying Agreement.

B. Agent has agreed to accept, hold, and disburse the Escrow Funds deposited with it in accordance with the terms of this Agreement.

C. Depositor and Recipient have appointed the Representatives (as defined below) to represent them for all purposes relating to the Escrow Funds to be deposited with Agent pursuant to this Agreement.

D. Depositor and Recipient acknowledge that (i) Agent is not a party to and has no duties or obligations under the Underlying Agreement, (ii) all references in this Agreement to the Underlying Agreement are solely for the convenience of Depositor and Recipient, and (iii) Agent shall have no implied duties beyond the express duties set forth in this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1. Definitions. The following terms shall have the following meanings when used herein:

“Business Day” shall mean any day, other than a Saturday, Sunday or legal holiday, on which Agent at its location identified in Section 15 is open to the public for general banking purposes.

“Deferred Payment Escrow Amount” means $52,500,000.

“Depositor Representative” shall mean each person so designated on Schedule B hereto or any other person so designated in a writing signed by Depositor and delivered to Agent and a Recipient Representative in accordance with Section 15.

“Deposit Account Period” shall mean the period commencing on the date hereof and ending at the close of Agent’s Business Day on or immediately after [●] unless earlier terminated pursuant to this Agreement.

“Depositor Common Stock” means the common stock, $0.0001 par value per share, of Depositor.

“Depositor Trading Price” means the volume weighted average price per share of Depositor’s common stock as reported on the NASDAQ (a) on the trading day immediately preceding the applicable date of issuance to Recipient or (b) the trading day immediately preceding the release by the Agent to Depositor.

“Escrow Account” shall have the meaning set forth in Section 3(a).

“Escrow Amount” means that number of shares of Depositor Common Stock at the Depositor Trading Price in an amount equal to the aggregate of the Indemnity Escrow Amount and the Deferred Payment Escrow Amount.

“Escrow Funds” means the shares of Depositor Common Stock deposited with Agent pursuant to Section 3 of this Agreement, and all interest, dividends, income, capital gains and other amounts earned thereon or derived therefrom, subject to adjustment for any stock split, reverse stock split, or similar occurrence.

“Final Order” shall mean a final and nonappealable order of a court of competent jurisdiction (an “Order”), which Order is delivered to Agent accompanied by a written instruction from Depositor or Recipient given to effectuate such Order and confirming that such Order is final, nonappealable and issued by a court of competent jurisdiction, and Agent shall be entitled to conclusively rely upon any such confirmation and instruction and shall have no responsibility to review the Order to which such confirmation and instruction refers.

“Indemnified Party” shall have the meaning set forth in Section 11.

“Indemnity Escrow Amount” means $17,500,000.

“Joint Written Direction” shall mean a written direction executed by a Depositor Representative and a Recipient Representative, delivered to Agent in accordance with Section 15 and directing Agent to disburse all or a portion of the Escrow Funds or to take or refrain from taking any other action pursuant to this Agreement.

“Representatives” shall mean the Depositor Representative and the Recipient Representative.

“Recipient Representative” shall mean each person so designated on Schedule B hereto or any other person so designated in a writing signed by Recipient and delivered to Agent and a Depositor Representative in accordance with the notice provisions of this Agreement.

“Transfer Agent” shall have the meaning set forth in Section 3(f).

2. Appointment of and Acceptance by Agent. Depositor and Recipient hereby appoint Agent to serve as agent hereunder. Agent hereby accepts such appointment subject to receipt of the Escrow Amount in accordance with Section 3 of this Agreement.

3. Deposit of Escrow Amount. Simultaneously with the execution and delivery of this Agreement, Depositor will deliver the Escrow Amount to an account designated by Agent.

(a) Establishment of Escrow Account. At the Closing (as defined in the Underlying Agreement), a portion of the Merger Consideration otherwise payable to Recipient, in an amount equal to the Escrow Amount, shall not be delivered to Recipient. Instead, Depositor shall deliver, or cause to be delivered, such Escrow Amount to Agent, and Agent shall deposit and hold such property in the escrow account (the “Escrow Account”) in accordance with the terms hereof.

(b) Form of Escrow Property. The Escrow Funds shall initially consist of the Escrow Amount.

(c) Purpose of Escrow. The Escrow Account shall be maintained solely for the purposes of: (i) with respect to the Indemnity Escrow Amount, securing the obligations of Recipient to satisfy (A) any Final Adjustment (as defined in the Underlying Agreement), if any, and (B) any indemnification obligations of Recipient pursuant to Section 8.01 of the Underlying Agreement; and, (ii) with respect to the Deferred Payment Escrow Amount, securing the obligations of Depositor to satisfy the Deferred Payments (as defined in the Underlying Agreement), if any. No portion of the Escrow Funds shall be released except as expressly provided in this Agreement.

(d) Liquidation of Depositor Common Stock; Cash Dividends. At any time and from time to time, Recipient may, in its sole and absolute discretion, direct Agent to liquidate any or all of the Depositor Common Stock held in the Escrow Account, including by means of market and limit orders, subject in all respects to the terms and conditions of the Registration Rights Agreement, dated as of [●], 2026, by and between the Depositor and Recipient. Such market and limit orders shall be executed without additional fees owed to Agent. Any cash proceeds resulting from such liquidation shall be deposited into the Escrow Account, along with any cash dividends distributed with respect to the shares of Depositor Common Stock in the Escrow Account, and shall thereafter be held (i) in substitution for the liquidated Depositor Common Stock or, (ii) in the case of cash dividends, in addition to the shares of Depositor Common Stock in the Escrow Account.

(e) Treatment of Substituted Cash. Any cash held in the Escrow Account pursuant to Section 3(d) shall be deemed “Escrow Funds” for all purposes of this Agreement and shall be subject to the same terms, conditions, restrictions, and disbursement provisions applicable to the Depositor Common Stock originally deposited.

(f) Voting Rights. To the extent permitted by law, in the event any matter is submitted to Depositor’s stockholders in which such stockholders are required or permitted to vote, the Agent shall vote (or cause to be voted) the shares of Depositor Common Stock in the Escrow Account at such time as directed in writing by Recipient. Depositor shall cause Broadridge Financial Solutions, Inc. (the “Transfer Agent”) to send all proxy materials to the Agent with respect to any matter submitted on which Depositor’s stockholders are required or permitted to vote. The Agent shall deliver any proxy materials relating to the shares of Depositor Common Stock in the Escrow Account to Recipient upon receipt of such proxy materials from the Transfer Agent.

4. Disbursements of Escrow Funds.

(a) Agent shall disburse the Escrow Funds as soon as reasonably practicable, but in any event within twenty-four (24) hours, following receipt of (i) a valid Joint Written Direction substantially in the form of Attachment 1 hereto or (ii) a Final Order received by Agent as set forth in Section 15. Such Joint Written Direction shall contain complete delivery instructions. Agent shall have no obligation to disburse the Escrow Funds based on unilateral instructions from either Depositor or Recipient. In no event shall Recipient or Depositor be entitled to receive any portion of the Escrow Funds except to the extent expressly authorized by a Joint Written Direction or Final Order.

(b) Prior to any disbursement of any portion of the Escrow Funds, Agent must receive reasonable identifying information regarding the recipient thereof so that Agent may comply with its regulatory obligations and reasonable business practices, including without limitation a completed United States Internal Revenue Service (“IRS”) Form W-9 or Form W-8, as applicable. All disbursements of Escrow Funds shall be subject to the fees and claims of Agent and the Indemnified Parties pursuant to Section 11 and Section 12.

(c) Depositor and Recipient may each deliver written notice to Agent in accordance with Section 15 changing their respective Escrow Funds delivery instructions, which notice shall be effective only upon receipt by Agent and after Agent has had a reasonable time to act upon such notice.

5. Suspension of Performance; Disbursement into Court. If, at any time, (a) a dispute exists with respect to any obligation of Agent hereunder, (b) Agent is unable to determine, to Agent’s sole satisfaction, Agent’s proper actions with respect to its obligations hereunder, or (c) the Representatives have not, within 10 days of receipt of a notice of resignation, appointed a successor Agent to act hereunder, then Agent may, in its sole discretion, take either or both of the following actions:

(a) suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Agent or until a successor Agent shall have been appointed.

(b) petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction, in any venue convenient to Agent, for instructions with respect to such dispute or uncertainty and, to the extent required or permitted by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all Escrow Funds, after deduction and payment to Agent of all fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by Agent in connection with the performance of its duties and the exercise of its rights hereunder.

Agent shall have no liability to Depositor or Recipient for suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise due to any delay in any other action required or requested of Agent. Any such suspension or interpleader shall not be deemed a breach of this Agreement, and neither Depositor nor Recipient shall have any liability for any delay resulting therefrom.

6. [reserved]

7. [reserved]

8. [reserved]

9. Resignation or Removal of Agent. Agent may resign and be discharged from the performance of its duties hereunder at any time by giving thirty (30) days’ prior written notice to Depositor and Recipient specifying a date when such resignation shall take effect and, after the date of such resignation notice, notwithstanding any other provision of this Agreement, Agent’s sole obligation will be to hold the Escrow Funds pending appointment of a successor Agent. Similarly, Agent may be removed at any time by Depositor and Recipient giving at least thirty (30) days’ prior written notice to Agent specifying the date when such removal shall take effect. If Depositor and Recipient fail to jointly appoint a successor Agent prior to the effective date of such resignation or removal, Agent may petition a court of competent jurisdiction to appoint a successor agent; provided that any successor Agent must be reasonably acceptable to Depositor and all costs and expenses related to such petition shall be paid jointly and severally by Depositor and Recipient. The retiring Agent shall transmit all records pertaining to the Escrow Account and shall pay all Escrow Funds to the successor Agent, after making copies of such records as the retiring Agent deems advisable and after deduction and payment to the retiring Agent of all fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by the retiring Agent in connection with the performance of its duties and the exercise of its rights hereunder. After any retiring Agent’s resignation or removal, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

10. Duties and Liability of Agent.

(a) Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied. Depositor shall be entitled to rely conclusively on Agent’s compliance with this Section, and no action taken by Agent in accordance herewith shall give rise to any claim by Recipient against Depositor. Agent has no fiduciary or discretionary duties of any kind. Agent’s permissive rights shall not be construed as duties. Agent shall have no liability under and no duty to inquire as to the provisions of any document other than this Agreement, including without limitation any other agreement between any of the parties hereto or any other persons even though reference thereto may be made herein and whether or not a copy of such document has been provided to Agent. Agent’s sole responsibility shall be for the safekeeping of the Escrow Funds in accordance with Agent’s customary practices and disbursement thereof in accordance with the terms of this Agreement. Agent shall not be responsible for or have any duty to make any calculations under this Agreement, or to determine when any calculation required under the provisions of this Agreement should be made, how it should be made or what it should be, or to confirm or verify any such calculation. Agent shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. This Agreement shall terminate upon the distribution of all the Escrow Funds pursuant to any applicable provision of this Agreement, and Agent shall thereafter have no further obligation or liability whatsoever with respect to this Agreement or the Escrow Funds. For the avoidance of doubt, Depositor hereby waives any claim against Recipient, and Recipient hereby waives any claim against Depositor, arising solely out of any action taken or omitted by Agent in accordance with the express terms of this Agreement.

(b) Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines, which determination is not subject to appeal, that Agent’s gross negligence or willful misconduct in connection with its material breach of this Agreement was the sole cause of any loss to Depositor or Recipient. Agent may retain and act hereunder through agents and shall not be responsible for or have any liability with respect to the acts of any such agent retained by Agent in good faith.

(c) Agent may rely upon any notice, instruction, request or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Agent believes to be genuine and to have been signed or presented by the person or parties purporting to sign the same. In no event shall Agent be liable for (i) acting in accordance with or conclusively relying upon any instruction, notice, demand, certificate or document believed by Agent to have been created by or on behalf of Depositor or Recipient, (ii) incidental, indirect, special, consequential or punitive damages or penalties of any kind (including, but not limited to lost profits), even if Agent has been advised of the likelihood of such damages or penalty and regardless of the form of action or (iii) any amount greater than the value of the Escrow Amount as valued upon deposit with Agent.

(d) Agent shall not be responsible for delays or failures in performance resulting from acts of God, strikes, lockouts, riots, acts of war or terror, epidemics, governmental regulations, fire, communication line failures, computer viruses, attacks or intrusions, power failures, earthquakes or any other circumstance beyond its control. Agent shall not be obligated to take any legal action relating to the Escrow Funds, this Agreement or the Underlying Agreement or to appear in, prosecute or defend any such legal action or to take any other action that in Agent’s sole judgment may expose it to potential expense or liability. Depositor and Recipient are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. Agent shall have no liability to Depositor or Recipient, their respective heirs, legal representatives, successors and assigns, or any other party, should any of the Escrow Funds escheat by operation of law.

(e) Agent may consult, at Depositor’s and Recipient’s cost, legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving this Agreement, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the advice of such counsel. Depositor and Recipient agree to perform or procure the performance of all further acts and things, and execute and deliver such further documents, as may be required by law or as Agent may reasonably request relating to its duties hereunder. When any action is provided for herein to be done on or by a specified date that falls on a day other than a Business Day, such action may be performed on the next ensuing Business Day.

(f) If any portion of the Escrow Funds is at any time attached, garnished or levied upon, or otherwise subject to any writ, order, decree or process of any court, or in case disbursement of the Escrow Funds is stayed or enjoined by any court order, Agent is authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders, decrees or process so entered or issued, including but not limited to those which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction; and if Agent relies upon or complies with any such writ, order, decree or process, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even if such order is reversed, modified, annulled, set aside or vacated.

(g) Agent and any stockholder, director, officer or employee of Agent may buy, sell and deal in any of the securities of any other party hereto and contract and lend money to any other party hereto and otherwise act as fully and freely as though it were not Agent under this Agreement. Nothing herein shall preclude Agent from acting in any other capacity for any other party hereto or for any other person or entity.

(h) In the event instructions, including Escrow Funds transfer instructions, address change or change in contact information are given to Agent (other than in writing at the time of execution of this Agreement), whether in writing, by facsimile or otherwise, Agent is authorized but shall not be required to seek confirmation of such instructions by telephone call-back to any person designated by the instructing party on Schedule B hereto, and Agent may rely upon the confirmation of anyone purporting to be a person so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by Agent and shall be effective only after Agent has a reasonable opportunity to act on such changes. If Agent is unable to contact any of the designated representatives identified in Schedule B, Agent is hereby authorized but shall be under no duty to seek confirmation of such instructions by telephone call-back to any one or more of Depositor’s or Recipient’s executive officers (“Executive Officers”), as the case may be, which shall include the titles of Chief Executive Officer, President and Vice President, as Agent may select. Such Executive Officer shall deliver to Agent a fully executed incumbency certificate, and Agent may rely upon the confirmation of anyone purporting to be any such officer. Depositor and Recipient agree that Agent may at its option record any telephone calls made pursuant to this Section. Agent in any transfer of Escrow Funds may rely solely upon any account numbers or similar identifying numbers provided by Depositor or Recipient to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank, even when its use may result in a person other than the beneficiary being paid, or the transfer of Escrow Funds to a bank other than the beneficiary’s bank or an intermediary bank so designated. Depositor and Recipient acknowledge that these optional security procedures are commercially reasonable.

11. Indemnification of Agent. Depositor and Recipient, jointly and severally, shall indemnify and hold harmless Agent and each director, officer, employee and affiliate of Agent (each, an “Indemnified Party”) upon demand against any and all claims (whether asserted by Depositor, Recipient or any other person or entity and whether or not valid), actions, proceedings, losses, damages, liabilities, penalties, costs and expenses of any kind or nature (including without limitation reasonable attorneys’ fees, costs and expenses) (collectively, “Losses”) arising from this Agreement or Agent’s actions hereunder, except to the extent such Losses are finally determined by a court of competent jurisdiction, which determination is not subject to appeal, to have been directly caused solely by the gross negligence or willful misconduct of such Indemnified Party in connection with Agent’s material breach of this Agreement. Depositor and Recipient further agree, jointly and severally, to indemnify each Indemnified Party for all costs, including without limitation reasonable attorneys’ fees, incurred by such Indemnified Party relating to the enforcement of Depositor’s and Recipient’s obligations hereunder. Each Indemnified Party shall, in its sole discretion, have the right to select and employ separate counsel with respect to any action or claim brought or asserted against it, and the reasonable fees of such counsel shall be paid upon demand by Depositor and Recipient jointly and severally. The obligations of Depositor and Recipient under this Section shall survive any termination of this Agreement and the resignation or removal of Agent. Recipient’s indemnification obligations under this Section are independent of and in addition to its obligations under the Underlying Agreement and shall not be limited by any release of Escrow Funds from the Escrow Account. Notwithstanding the foregoing, (a) Agent shall satisfy any such indemnification claim solely from the Escrow Account, (b) Recipient’s aggregate liability under this Section, solely to the extent arising from the Escrow Funds or Agent’s administration thereof and not from the Underlying Agreement, shall not exceed the Escrow Amount, and (c) Recipient shall have no further liability under this Section beyond the amount of the Escrow Funds.

12. Compensation of Agent.

(a) Fees and Expenses. Depositor and Recipient agree, jointly and severally, to compensate Agent upon demand for its services hereunder in accordance with Schedule A attached hereto. Depositor shall be solely responsible for payment of Agent’s fees; provided, however, that Depositor shall be entitled to recover such amounts from Recipient to the extent required under the Underlying Agreement. The obligations of Depositor and Recipient under this Section shall survive any termination of this Agreement and the resignation or removal of Agent.

13. Representations and Warranties. Depositor and Recipient each respectively make the following representations and warranties to Agent:

(a) it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and this Agreement has been duly approved by all necessary action and constitutes its valid and binding agreement enforceable in accordance with its terms.

(b) each of the applicable persons designated on Schedule B attached hereto has been duly appointed to act as its authorized representative hereunder and individually has full power and authority on its behalf to execute and deliver any instruction or direction, to amend, modify or waive any provision of this Agreement and to take any and all other actions as its authorized representative under this Agreement and no change in designation of such authorized representatives shall be effective until written notice of such change is delivered to each other party to this Agreement pursuant to Section 15 and Agent has had reasonable time to act upon it.

(c) the execution, delivery and performance of this Agreement by Agent does not and will not violate any applicable law or regulation and no printed or other material in any language, including any prospectus, notice, report, and promotional material that mentions “U.S. Bank” or any of its affiliates by name or the rights, powers, or duties of Agent under this Agreement shall be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of Agent.

(d) it will not claim any immunity from jurisdiction of any court, suit or legal process, whether from service of notice, injunction, attachment, execution or enforcement of any judgment or otherwise.

(e) there is no security interest in the cash fund or any part thereof; no financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Funds or any part thereof.

14. Identifying Information. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity, Agent requires documentation to verify its formation and existence as a legal entity. Agent may require financial statements, licenses or identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. Depositor and Recipient agree to provide all information requested by Agent relating to any legislation or regulation to which Agent is subject, in a timely manner. Agent’s appointment and acceptance of its duties under this Agreement is contingent upon verification of all regulatory requirements applicable to Depositor, Recipient and any of their permitted assigns, including successful completion of a final background check. These conditions include, without limitation, requirements under the USA PATRIOT Act, the USA FREEDOM Act, the Bank Secrecy Act, and the U.S. Department of the Treasury Office of Foreign Assets Control. If these conditions are not met, Agent may at its option promptly terminate this Agreement in whole or in part or refuse any otherwise permitted assignment by Depositor or Recipient, without any liability or incurring any additional costs.

15. Notices. All notices, approvals, consents, requests and other communications hereunder required to be sent in writing, in English and may only be delivered (a) by personal delivery, or (b) by national overnight courier service, or (c) by certified or registered mail, return receipt requested, or (d) by email. Notice shall be effective upon receipt except for notice via email, which shall be effective only when the recipient, by return email or notice delivered by other method provided for in this Section, acknowledges having received that email (with an automatically generated receipt or similar notice not constituting an acknowledgement of an email receipt for purposes of this Section). Such notices shall be sent to the applicable party or parties at the address specified below:

If to Depositor or Depositor Representative, at:

Ondas Inc.

222 Lakeview Avenue, Suite 800

West Palm Beach, FL 33401

Telephone: (816) 803-4444

Attn: Neil Laird and Patrick Huston

E-mail: [***]; [***]

with a copy to:

Akerman LLP

Three Brickell City Centre

98 Southeast Seventh Street

Suite 1100

Miami, Florida 33131

Attention: Christina Russo

Email: [***]

If to Recipient or Recipient Representative, at:

Eyal Banai

7910 Woodmont Avenue, Suite 820

Bethesda, Maryland 20814

Telephone: [***]

Facsimile: [***]

E-mail: [***]

with a copy to:

Fluet & Associates, PLLC

1751 Pinnacle Drive

Suite 1000

Tysons, VA 22102

Attention: Allison Alexander and Eric Kronman

Email: [***]; [***]

If to Agent, at:	U.S. Bank National Association
	ATTN:	Kathleen Connelly
Global Corporate Trust Services
	Address:	7459 S Lima St, Englewood CO 80112
	Telephone:	[***]
	E-mail:	[***]
	E-mail:	[***]

or to such other address as each party may designate for itself by like notice and unless otherwise provided herein shall be deemed to have been given on the date received. Agent shall not have any duty to confirm that the person sending any notice, instruction or other communication (a “Notice”) by electronic transmission (including by e-mail, facsimile transmission, web portal or other electronic methods) is, in fact, a person authorized to do so. Electronic signatures believed by Agent to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider acceptable to Agent) shall be deemed original signatures for all purposes. Notwithstanding the foregoing, Agent may in any instance and in its sole discretion require that an original document bearing a manual signature be delivered to Agent in lieu of, or in addition to, any such electronic Notice. Depositor and Recipient agree to assume all risks arising out of the use of digital signatures and electronic methods to submit instructions and directions to Agent, including without limitation the risk of Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties.

16. Tax Matters. Depositor and Recipient agree that, subject to the terms and conditions of this Escrow Agreement, the owner of the Escrow Funds is Recipient for all tax purposes and the Escrow Agent shall report to the Internal Revenue Service (“IRS”), as of each calendar year-end, all income earned from the investment of any sum held in the Escrow Account as the income of Recipient for purposes of the Internal Revenue Code of 1986, as amended and applicable state and local income tax law.  The Escrow Agent is authorized and directed to report all interest and other income earned on the Escrow Funds in accordance with the IRS Form W-9 or W-8 provided to the Escrow Agent by Recipient. Recipient shall report all interest or other income, if any, that is earned on the Escrow Funds as income of Recipient in the taxable year or years in which such income is properly includable in Recipient’s gross income and shall pay any and all taxes attributable thereto.

17. Amendment and Assignment. None of the terms or conditions of this Agreement may be changed, waived, modified, discharged, terminated or varied in any manner whatsoever unless in writing duly signed by each party to this Agreement. No course of conduct shall constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. No party may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other parties, provided that if Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including the account contemplated by this Agreement) to another entity, the successor or transferee entity without any further act shall be the successor Agent.

18. Governing Law, Jurisdiction and Venue. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware without giving effect to the conflict of laws principles thereof that would require the application of any other laws. Each of the parties hereto irrevocably (a) consents to the exclusive jurisdiction and venue of the state and federal courts in the State of Delaware in connection with any matter arising out of this Agreement, (b) waives any objection to such jurisdiction or venue (c) agrees not to commence any legal proceedings related hereto except in such courts, (d) consents to and agrees to accept service of process to vest personal jurisdiction over it in any such courts made as set forth in Section 15 and (e) waives any right to trial by jury in any action in connection with this Agreement.

19. No Waiver by Silence. No failure or delay by Depositor in exercising any right under this Agreement shall operate as a waiver thereof.

20. Entire Agreement, No Third-Party Beneficiaries. This Agreement constitutes the entire agreement between the signatory parties hereto relating to the holding and disbursement of the Escrow Funds and sets forth in their entirety the obligations and duties of Agent with respect to the Escrow Funds. This Agreement and any Joint Written Direction may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement or direction. To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. The section headings appearing in this instrument have been inserted for convenience only and shall be given no substantive meaning or significance whatsoever in construing the terms and conditions of this Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the signatory parties hereto and the Indemnified Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. For the avoidance of doubt, upon final satisfaction of the obligations secured by the Escrow Funds and the distribution of all Escrow Funds in accordance with this Agreement, this Agreement shall automatically terminate, except for provisions which by their express terms survive termination.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

DEPOSITOR

Ondas Inc.

By:
Name:
Title:

RECIPIENT

Shoshana Banai

U.S. BANK NATIONAL ASSOCIATION
as Agent

By:
Name:	Kathleen Connelly
Title:	Vice President

SCHEDULE A

Schedule of Fees for Services as Agent

01010

Acceptance Fee

The acceptance fee includes the administrative review of documents, initial set-up of the account, and other reasonably required services up to and including the closing. This is a one-time fee, payable at closing.

U.S. Bank Corporate Trust Services reserves the right to refer any or all documents for legal review before execution. Legal fees (billed on an hourly basis) and expenses for this service will be billed to, and paid by, the Depositor. If appropriate and upon request by the Depositor, U.S. Bank Corporate Trust Services will provide advance estimates of these legal fees.

Waived
04480	Agent, One-Time fee for the standard agent services associated with the administration of the account. Administration fees are payable in advance.	$7,500

Direct Out of Pocket Expenses

Reimbursement of expenses associated with the performance of our duties, including but not limited to publications, legal counsel after the initial close, travel expenses and filing fees.	At Cost

Extraordinary Services

Extraordinary services are duties or responsibilities of an unusual nature, including termination, but not provided for in the governing documents or otherwise set forth in this schedule. A reasonable charge will be assessed based on the nature of the service and the responsibility involved. At our option, these charges will be billed at a flat fee or at our hourly rate then in effect.

Account approval is subject to review and qualification. Fees are subject to change at our discretion and upon written notice. Fees paid in advance will not be prorated. The fees set forth above and any subsequent modifications thereof are part of your agreement. Finalization of the transaction constitutes agreement to the above fee schedule, including agreement to any subsequent changes upon proper written notice. In the event the transaction contemplated in the Underlying Agreement is not finalized, any related out-of-pocket expenses will be billed to Depositor directly. Absent Recipient’s written instructions otherwise, all cash sums in the Escrow Account will remain invested and accrued interest and other compensation thereon will be credited to the Escrow Account with respect to such cash sums. Payment of fees constitutes acceptance of the terms and conditions set forth.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT:

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account.

For a non-individual person such as a business entity, a charity, a Trust or other legal entity we will ask for documentation to verify its formation and existence as a legal entity. We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

SCHEDULE B

Mandatory – used to verify payment instructions

Each of the following person(s) is a Depositor Representative authorized to execute documents and direct Agent as to all matters, including fund transfers, address changes and contact information changes, on Depositor’s behalf (only one signature required):

Name	Specimen signature	Telephone No.

Name	Specimen signature	Telephone No.

Name	Specimen signature	Telephone No.

If only one person is identified above, the following person is authorized for call-back confirmations:

Name	Telephone Number

Each of the following person(s) is a Recipient Representative authorized to execute documents and direct Agent as to all matters, including fund transfers, address changes and contact information changes, on Recipient’s behalf (only one signature required):

Name	Specimen signature	Telephone No.

Name	Specimen signature	Telephone No.

Name	Specimen signature	Telephone No.

If only one person is identified above, the following person is authorized for call-back confirmations:

Name	Telephone Number

ATTACHMENT 1

FORM OF JOINT WRITTEN DIRECTION

U.S. Bank National Association, as Agent

ATTN: Global Corporate Trust Services

Address: TFMCorporateEscrowShared@usbank.com

RE: ESCROW AND DEPOSIT AGREEMENT made and entered into as of [   ] by and among [   ] (“Depositor”), [   ] (“Recipient”) and U.S. Bank National Association, in its capacity as agent (the “Agent”).

Pursuant to Section 4 of the above-referenced Agreement, Depositor and Recipient hereby instruct Agent to deliver the Escrow Funds from the Account to [Depositor][Recipient], as provided below:

[Depositor]

By:
Name:
Date:

[Recipient]

By:
Name:
Date:

Final Form

Exhibit G

RELEASE AGREEMENT

This RELEASE AGREEMENT (this “Agreement”) dated [●], 2026, is made and entered into by and among Mistral, Inc., a Delaware corporation (the “Company”) and Shoshana Banai, an individual residing in Maryland (the “Target Equityholder,” and together with the Company, the “Parties”).

WHEREAS, on [●], 2026, the Company, Ondas Inc., a Nevada corporation (“Parent”) and certain other parties thereto entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Parent acquired, directly and indirectly, all of the issued and outstanding equity interests of the Company (the “Merger”). Capitalized terms used but not defined herein shall have the meaning set forth in the Merger Agreement;

WHEREAS, Target Equityholder is an equityholder of the Company and accordingly, Target Equityholder will enjoy material financial benefits as a result of the consummation of the transactions contemplated by the Merger Agreement, and in exchange for such financial benefits, Target Equityholder desires to execute and deliver this Agreement; and

WHEREAS, as a material inducement to Parent and the Company to consummate the transactions contemplated by the Merger Agreement, the Target Equityholder and the Company desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, the sufficiency and receipt of which is hereby acknowledged, the Company and the Target Equityholder agree as follows:

3. General Release and Waiver of Claims.

(a) In consideration of Target Equityholder’s right to receive the applicable payments pursuant to the Merger Agreement, Target Equityholder, on behalf of himself or herself and his or her attorneys, heirs, executors, administrators, trustees, legal representatives, agents, successors and assigns, in each case solely in their capacities as such and not in their individual capacities or as parties under the Merger Agreement, (hereinafter collectively referred to for purposes of this Section 1 as “Target Equityholder Parties”), HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, GENERALLY RELEASES, AND FOREVER DISCHARGES the Company, and each of its respective past, present and future affiliates, related entities, parent companies, subsidiary companies, divisions, shareholders, members, predecessors, officers, directors, managers, employees, trustees, fiduciaries, administrators, executives, agents, representatives, principals, accountants, insurers, attorneys, successors and assigns (collectively, the “Target Company Released Parties”) from any and all claims, charges, demands, sums of money, actions, rights, promises, agreements, causes of action, obligations, losses, suits, costs, counsel fees, and liabilities of any kind or nature whatsoever, at law or in equity, WHETHER KNOWN OR UNKNOWN, existing or contingent, suspected or unsuspected, apparent or concealed, foreign or domestic which the Target Equityholder Parties have now or in the future may claim to have against any or all of the Target Company Released Parties based upon, arising out of, or in any way relating to any facts, acts, conduct, omissions, transactions, occurrences, contracts, claims, events, causes, matters or things of any conceivable kind or character existing or occurring or claimed to exist or to have occurred: (i) relating to the ownership or purported ownership by the Target Equityholder Parties of the equity interests in the Company (the “Shares”) surrendered in connection with the Merger, (ii) relating to any written or oral agreements or arrangements existing, occurring or entered into by the Target Equityholder Parties at any time up to the effective date of the Merger, and (iii) relating to any events, matters, causes, things, acts, omissions or conduct, occurring or existing at any time up to and including the Effective Time (hereinafter collectively referred to as the “Target Equityholder Released Claims”), whether pursuant to any contract or agreement, breach or alleged breach of fiduciary duty or otherwise. The Target Equityholder Released Claims include, without limitation, claims based on, arising under, or relating to the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., as amended; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended (including the Civil Rights Act of 1991); the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., as amended; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., as amended; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., as amended; the Equal Pay Act of 1963, 29 U.S.C. § 206(d), as amended; Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1681 et seq., as amended; the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq., as amended; the Labor Management Relations Act 29 U.S.C. §§ 141 et seq., as amended, the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., as amended; the Racketeer Influenced and Corrupt Organizations Act, 18 U.S.C. §§ 1961 et seq., as amended; the Sarbanes Oxley Act of 2002; the Sabine Pilot Doctrine or the American Jobs Creation Act of 2004; any other federal, state or local statutory laws relating to employment, discrimination in employment, termination of employment, wages, benefits, overtime, or otherwise; or any other federal, state or local constitution, statute, rule, or regulation, including, but not limited to, any ordinance addressing fair employment practices; any claims for employment or reemployment by the Target Company Released Parties; any common law claims, including but not limited to actions in tort, defamation, fraud (including fraudulent inducement into this Agreement), promissory estoppel, negligence, and breach of contract; any claims or damages for wrongful discharge or retaliatory discharge; and any claims arising under any common law theory or any federal, state or local statute or ordinance not expressly referenced above.

(b) In consideration of Target Equityholder’s execution and delivery of this Agreement and the Merger Agreement, the Company, on behalf of itself and its affiliates, related entities, parent companies, subsidiary companies, divisions, shareholders, members, predecessors, officers, directors, managers, employees, trustees, fiduciaries, administrators, executives, agents, representatives, principals, accountants, insurers, attorneys, successors and assigns (hereinafter collectively referred to for purposes of this Section 1 as collectively, the “Company Parties”), HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, GENERALLY RELEASES, AND FOREVER DISCHARGES the Target Equityholder, and each of its respective past, present and future affiliates, related entities, parent companies, subsidiary companies, divisions, shareholders, members, predecessors, officers, directors, managers, employees, trustees, fiduciaries, administrators, executives, agents, representatives, principals, accountants, insurers, attorneys, successors and assigns (collectively, the “Target Equityholder Released Parties”) from any and all claims, charges, demands, sums of money, actions, rights, promises, agreements, causes of action, obligations, losses, suits, costs, counsel fees, and liabilities of any kind or nature whatsoever, at law or in equity, WHETHER KNOWN OR UNKNOWN, existing or contingent, suspected or unsuspected, apparent or concealed, foreign or domestic which the Company Parties have now or in the future may claim to have against any or all of the Target Equityholder Released Parties based upon, arising out of, or in any way relating to any facts, acts, conduct, omissions, transactions, occurrences, contracts, claims, events, causes, matters or things of any conceivable kind or character existing or occurring or claimed to exist or to have occurred: (i) relating to the ownership or purported ownership by the Target Equityholder Released Parties of the Shares surrendered in connection with the Merger, (ii) relating to any written or oral agreements or arrangements existing, occurring or entered into by the Target Equityholder Released Parties at any time up to the effective date of the Merger, and (iii) relating to any events, matters, causes, things, acts, omissions or conduct, occurring or existing at any time up to and including the Effective Time (hereinafter collectively referred to as the “Company Released Claims”).

(c) To the fullest extent permitted by law, and subject to the provisions of Section 1(e) below, the Parties represent and affirm that they have not filed or caused to be filed on their behalf any complaint, action, lawsuit, arbitration, request for relief, claim or other proceeding (legal, equitable, administrative or of any other nature) against any of the Target Company Released Parties, or Target Equityholder Released Parties, related to the Company Released Claims or the Target Equityholder Released Claims, as applicable, and, to the best of the Parties’ knowledge and belief, there are no outstanding complaints, actions, lawsuits, arbitrations, requests for relief, claims or other proceedings (legal, equitable, administrative or of any other nature) asserted on behalf of such Party against any of the Target Company Released Parties or Target Equityholder Released Parties related to any of the Company Released Claims or the Target Equityholder Released Claims, as applicable.

(d) In waiving and releasing any and all claims whether or not now known, each Party understands that this means that, if such Party later discovers facts different from or in addition to those facts currently known by such Party, or believed by such Party to be true, the waivers and releases of this Agreement will remain effective in all respects despite such different or additional facts and his or her later discovery of such facts, even if such Party would not have agreed to this Agreement if he had prior knowledge of such facts.

(e) Nothing in this Section 1, or elsewhere in this Agreement, is intended as, or shall be deemed or operate as, a release by either Party of any claims such Party may not waive as a matter of law, or any claims arising from fraud, willful misconduct, or intentional misrepresentation. Furthermore, nothing in this Agreement, is intended to, or shall be deemed or operate to: (i) prohibit or restrict either Party’s rights, protected under law, to file a complaint or charge with, communicate with, provide relevant information to or otherwise cooperate with any governmental authority regarding a possible violation of law or respond to any inquiry from such authority, including an inquiry about the existence of this Agreement or its underlying facts, (ii) require either Party to notify the other Party of such communications or inquiry, (iii) limit either Party’s right to receive an award for information provided to any governmental authority, (iv) limit the rights of any Person under the Merger Agreement or any Transaction Agreement, including the right to enforce any payment, indemnification, or escrow obligation thereunder, or (v) limit or waive any rights of Target Equityholder under any directors’ and officers’ liability insurance policy or indemnification arrangement (under the Merger Agreement or otherwise).

4. Covenant Not to Sue. Except as otherwise provided in Section 1(e) above, the Parties hereby covenant forever not to, whether directly or indirectly or whether individually or collectively, initiate, assert, file, prosecute, maintain, commence, institute, sponsor, encourage, assist, volunteer, advise, represent, cooperate with, or facilitate any complaint, action, proceeding, investigation, arbitration, lawsuit, or claim or any legal, equitable or administrative proceeding of any nature, against any of the Target Company Released Parties or Target Equityholder Released Parties in connection with the Company Released Claims or Target Equityholder Released Claims, and represent and warrant that no other person or entity has initiated or, to the extent within his or her control, will initiate any such proceeding on their behalf.

5. No Admission of Liability. It is understood that nothing in this Agreement is to be construed as an admission on behalf of the Target Company Released Parties, or Target Equityholder Released Parties, of any wrongdoing with respect to either Party, any such wrongdoing being expressly denied.

6. Target Equityholder Acknowledgements.

(a) Target Equityholder acknowledges that,

(i) the consideration provided for herein and in connection with the Merger Agreement is good and valuable;

(ii) before entering into this Agreement, Target Equityholder has had the opportunity to consult with an attorney or other advisor of his or her choice, and has done so;

(iii) any and all questions regarding this Agreement have been asked and answered to complete satisfaction;

(iv) Target Equityholder has read this Agreement and understands all of its terms, including, without limitation, the waiver and release of claims set forth in Section 1(a) above;

(v) Target Equityholder has entered into this Agreement of Target Equityholder’s own free will;

(vi) in entering this Agreement, Target Equityholder has made Target Equityholder’s own investigation of the facts and is relying solely upon Target Equityholder’s own judgment, knowledge and the advice of Target Equityholder’s own attorney or other advisor that Target Equityholder has selected;

(vii) no promises, statements, understandings, or representations have been made to Target Equityholder by any person to induce Target Equityholder to enter into this Agreement other than the express terms set forth herein and Target Equityholder is not relying upon any promises, statements, understandings, or representations of the Target Company Released Parties other than those expressly set forth in the Agreement;

(viii) Target Equityholder has not relied on legal counsel for any of the Target Company Released Parties;

(ix) pursuant to Section 1(a) above, Target Equityholder is knowingly and voluntarily waiving and releasing any claims that this Agreement was induced by any misrepresentation, nondisclosure, or fraud and any right to rescind or avoid this Agreement based upon presently existing facts, known or unknown;

(x) pursuant to Section 1(a) above, Target Equityholder is waiving and releasing any rights Target Equityholder may have against the Target Company Released Parties under the Age Discrimination in Employment Act of 1967 (the “ADEA Waiver”), that this waiver and release is knowing and voluntary, and that the consideration given for this waiver and release is in addition to anything of value to which Target Equityholder was already entitled;

(xi) Target Equityholder has had at least twenty-one (21) days within which to consider and review this Agreement or has knowingly and voluntarily waived his or her right to do so, and that any changes to this Agreement, whether material or immaterial, do not operate to restart the twenty-one (21) day period; and

(xii) Target Equityholder may revoke his or her acceptance of the ADEA Waiver within seven (7) days after signing it by giving written notice of revocation to the Company by the end of the seven-day Revocation Period, and if Target Equityholder timely revokes this Agreement, then the ADEA Waiver shall automatically be deemed null and void.

7. Miscellaneous

(j) Governing Law; Jurisdiction and Venue.

(i) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

(ii) Each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any federal court within the District of Delaware in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or any federal court within the District of Delaware, (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or Proceeding in the Court of Chancery of the State of Delaware or such Federal court. Each Party agrees that (i) this Agreement involves at least $100,000.00 and (ii) this Agreement has been entered into by the Parties in express reliance upon 6 Del. C. § 2708. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Any judgment from any such court described above may, however, be enforced by any Party in any other court in any other jurisdiction.

(iii) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 5(a)(iii).

(k) Construction. There shall be no presumption that any ambiguity in this Agreement should be resolved in favor of one party hereto and against another party hereto. Any controversy concerning the construction of this Agreement shall be decided neutrally without regard to authorship.

(l) Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed will be deemed to be an original, and such counterparts will, when executed by the Parties hereto, together constitute but one agreement. Facsimile and electronic signatures (delivered in PDF or other similar format or via DocuSign or other similar application) shall be deemed to be the equivalent of manually signed originals.

(m) Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and to their respective successors and permitted assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by Target Equityholder without the prior written consent of Parent,.

(n) Severability. All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the validity or enforceability of any other provision of this Agreement. The Parties hereto further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court or arbitrator of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court or arbitrator may limit this Agreement to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.

(o) Modification. This Agreement may not be modified or amended except in writing signed by the Parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

(p) Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered by hand (with written confirmation of receipt), (b) one day after deposit with an overnight delivery service (prepaid, return receipt requested), (c) three (3) days after being mailed if sent by registered or certified mail (postage prepaid, return receipt requested) or (d) upon receipt of electronic evidence of successful electronic mail transmission (which may include confirmation of receipt of, or response to, such communication from the intended recipient thereof), in each case, to the appropriate Party at the address specified below:

If to Target Equityholder:

Shoshana Banai

[***]

If to Parent:

Ondas Holdings Inc.

222 Lakeview Avenue,

Suite 800,

West Palm Beach, Florida 33401

Attention: Neil Laird, Chief Financial Officer, and Patrick Huston, Chief Operating Officer, General Counsel and Secretary

Email: [***]; [***]

with a copy to:

Akerman LLP

Three Brickell City Centre

98 Southeast Seventh Street

Suite 1100

Miami, Florida 33131

Email: [***]; [***]

Attention: Christina Russo; Martin Burkett

Any Person may change its, his or her contact information for the purposes of this Section 5(h) by giving notice in accordance with this Section 5(h).

THE UNDERSIGNED HAVE CAREFULLY READ THE FOREGOING AGREEMENT, KNOW THE CONTENTS THEREOF, FULLY UNDERSTAND IT, AND SIGN THE SAME AS HIS OR HER OR ITS OWN FREE ACT.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first set forth above.

MISTRAL, INC.

By:
Name:	Eyal Banai
Title:	Chief Executive Officer

[Signatures Continue on Next Page]

Accepted and Agreed to:

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING RESTRICTIVE COVENANT AND RELEASE AGREEMENT, THAT I UNDERSTAND ALL OF ITS TERMS, AND THAT I AM ENTERING INTO IT VOLUNTARILY. I FURTHER ACKNOWLEDGE THAT I AM AWARE OF MY RIGHTS TO REVIEW AND CONSIDER THIS RELEASE FOR 21 DAYS AND TO CONSULT WITH AN ATTORNEY ABOUT IT, AND STATE THAT BEFORE SIGNING THIS AGREEMENT, I HAVE EXERCISED THESE RIGHTS TO THE FULL EXTENT THAT I DESIRED.

Target Equityholder

By:
Name:	Shoshana Banai

Date Signed:

March [●], 2026

Exhibit H

Accounting Principles

[***]

H-1

Exhibit I

Company Net Working Capital Schedule

[***]

I-1